As filed with the Securities and Exchange Commission on July 16, 2026

Registration No. 333-[_________]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

(Exact name of registrant as specified in its charter)

Nevada	3714	27-2343603
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10800 Galaxie Avenue, Ferndale, Michigan 48220

(877) 787-6268

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Steve Reinharz, Chief Executive Officer

Artificial Intelligence Technology Solutions Inc.

10800 Galaxie Avenue, Ferndale, Michigan 48220

(877) 787-6268

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Frederick M. Lehrer, P. A.

2108 Emil Jahna Road

Clermont, Florida 34117

(561) 706-7646

flehrer@securitiesattorney1.com

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. Large accelerated filer ☐ Accelerated filer ☐ Non-accelerated filer ☒ Smaller reporting company ☒ Emerging growth company ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The Selling Stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 16, 2026

PROSPECTUS

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

1,555,000,000 Shares of Common Stock

5,000,000 Commitment Shares

1,550,000,000 Maximum of Put Shares

This prospectus relates to the resale, from time to time, by Trillium Partners LP (the “Selling Stockholder” or “Trillium”) of up to 1,555,000,000 shares of our common stock, par value $0.0001 per share, consisting of (i) 5,000,000 shares issuable to Trillium as commitment shares (the “Commitment Shares”) under the Equity Purchase Agreement described in this prospectus, issuable in two equal tranches of 2,500,000 shares, and (ii) up to 1,550,000,000 shares (the “Put Shares”) that we may elect to issue and sell to Trillium from time to time under the Equity Purchase Agreement dated June 23, 2026 (the “Purchase Agreement”) between us and Trillium.

The Purchase Agreement establishes an “equity line of credit” or “ELOC.” Under the Purchase Agreement, we have the right, but not the obligation, to require Trillium to purchase up to $10,000,000 of our common stock over a 36-month commitment period, subject to the conditions and limitations described in this prospectus. We may direct purchases through either of two mechanisms that we elect in each put notice:

●	a “Regular Put,” for which the purchase price equals 85% of the average of the three (3) lowest daily closing bid prices of our common stock during the ten (10) consecutive trading days immediately preceding the put date (a “lookback” price with next-trading-day settlement, no floor price and no post-closing adjustment); and

●	an “Accelerated Put,” for which the purchase price equals 85% of the average of the three (3) lowest daily closing bid prices during a forward ten (10) trading day valuation period beginning the trading day after the put date, subject to a Floor Price and the knock-out mechanics described in this prospectus, and for which we deliver estimated shares equal to 125% of the applicable investment amount at the time of the put, followed by a true-up at the end of the valuation period.

We will not receive any proceeds from the resale of shares by the Selling Stockholder. We will, however, receive proceeds from our sale of Put Shares to Trillium under the Purchase Agreement. See “Use of Proceeds.”

Trillium is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”), in connection with the resale of our common stock under the Purchase Agreement. No other underwriter or person has been engaged to facilitate the sale of shares of our common stock in this offering.

Our common stock is quoted on the OTC Markets under the symbol “AITX.” On July 15, 2026, the last reported sale price of our common stock was $0.0086 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY REVIEW THE RISKS AND UNCERTAINTIES DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is July 16, 2026.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, including the “Risk Factors” section and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision. Unless the context otherwise requires, references to “AITX,” the “Company,” “we,” “us,” and “our” refer to Artificial Intelligence Technology Solutions Inc. and its subsidiaries. All dollar amounts are in U.S. dollars unless otherwise indicated.

Our Company

Artificial Intelligence Technology Solutions Inc. is a developer and operator of artificial intelligence-driven security and productivity solutions for enterprise clients. Through its family of companies—including Robotic Assistance Devices, Inc. (“RAD-I”), Robotic Assistance Devices Mobile (“RAD-M”), Robotic Assistance Devices Group (“RAD-G”), Robotic Assistance Devices Residential (“RAD-R”), and Robotic Assistance Devices Lanka (Private) Limited (“RAD Lanka”), the Company develops and delivers a range of AI-driven technologies and services designed to transform security, automation, and operational workflows across multiple industries.

Through its primary subsidiary, RAD-I, the Company markets an AI-driven “Solutions-as-a-Service” model to the security and guarding services industry, which the Company estimates to be an approximately $50 billion market in the United States. The Company’s solutions are designed to deliver cost savings of between 35% and 80% compared with traditional manned security and monitoring, using a suite of stationary and mobile devices together with the Company’s software and monitoring platforms.

The Company describes its operations across three principal pillars: (i) stationary security devices (RAD-I); (ii) mobile autonomous platforms (RAD-M), including the ROAMEO mobile security unit, early commercial deployment of which began in May 2026; and (iii) the Company’s SARA agentic artificial intelligence platform (RAD-G). RAD Lanka, a wholly owned subsidiary located in Sri Lanka and operating under Port City Colombo status, supports software development, artificial intelligence initiatives, and technical operations across the Company’s subsidiaries. Internally, the Company refers to the long-term outcome of this strategy as “RAD Town,” an integrated autonomous-security deployment across a campus, community, or jurisdiction.

Recent Financial Results

For the fiscal year ended February 28, 2026, we reported revenue of $7,745,336, an increase of $1,614,450, or 26%, over the prior fiscal year. Gross profit increased 48% to $5,533,700 and gross margin expanded to approximately 71% from approximately 61%. Operating expenses were essentially flat at approximately $17,477,097, and our loss from operations improved by approximately $2.0 million to $(11,943,397). We reported a net loss of approximately $14.5 million for the fiscal year ended February 28, 2026 and had an accumulated deficit of approximately $171 million as of that date.

Our independent registered public accounting firm has included an explanatory paragraph in its report on our consolidated financial statements expressing substantial doubt about our ability to continue as a going concern. For the year ended February 28, 2026, the Company had negative cash flow from operating activities of $9,344,534. As of February 28, 2026 the Company has an accumulated deficit of $171,121,742 and negative working capital of $17,017,745. Management does not anticipate having positive cash flow from operations in the near future. These factors raise substantial doubt about the Company’s ability to continue as a going concern for the twelve months following the issuance of these financial statements.

We have funded our operations principally through the issuance of equity and debt securities, including variable-priced instruments, and we expect to continue to rely on external financing, including the equity line established by the Purchase Agreement described in this prospectus. See “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Corporate Information

We are a Nevada corporation. Our principal executive offices are located at 10800 Galaxie Avenue, Ferndale, Michigan 48220, and our telephone number is. Our common stock is quoted on the OTC Markets under the symbol “AITX.” Our website address is www.aitx.ai. Information contained on, or accessible through, our website is not incorporated by reference into, and does not constitute a part of, this prospectus.

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THE OFFERING

Common stock offered by the Selling Stockholder	Up to 1,555,000,000 common stock shares, consisting of 5,000,000 Commitment Shares and up to 1,550,000,000 Put Shares issuable under the Purchase Agreement.

Common stock outstanding before this offering	419,371,776 shares as of July 15, 2026.

Common stock to be outstanding after this offering	Up to 1,974,371,776 shares, assuming issuance of all Commitment Shares and all Put Shares registered hereby. This number will change as Put Shares are issued at then-current prices.

Commitment period	36 months, commencing on the Effective Date of the registration statement of which this prospectus forms a part.

Use of proceeds	We will not receive any proceeds from the resale of shares by the Selling Stockholder. We may receive up to $10,000,000 in aggregate gross proceeds from sales of Put Shares to Trillium under the Purchase Agreement, which we intend to use for working capital and general corporate purposes. See “Use of Proceeds.”

Beneficial ownership limitation	We may not issue shares to the extent that, after giving effect to the issuance, Trillium together with its affiliates would beneficially own more than 4.99% of our outstanding common stock. See “Description of the Equity Purchase Agreement and Registration Rights Agreement.”

Risk factors	An investment in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 5.

OTC Markets symbol	AITX

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ABOUT THIS OFFERING

On June 23, 2026, we entered into an Equity Purchase Agreement (the “Purchase Agreement”) and a related Registration Rights Agreement (the “Registration Rights Agreement”) with Trillium Partners LP. This offering relates to the resale by Trillium of the Commitment Shares and the Put Shares. The following is a summary of the material terms of the equity line established by the Purchase Agreement and is qualified in its entirety by reference to the full text of the Purchase Agreement and the Registration Rights Agreement, which are filed as exhibits to the registration statement of which this prospectus forms a part. For a description of our registration obligations to Trillium and the liquidated damages that may become payable if we fail to satisfy specified registration deadlines, see “Risk Factors” and “Description of the Equity Purchase Agreement and Registration Rights Agreement.” In addition, because our common stock is quoted on the OTC Markets and Trillium is an underwriter with respect to the resale of the shares, Trillium must resell the Commitment Shares and the Put Shares registered in this offering at a fixed price for the duration of the offering rather than at prevailing market prices; see “Plan of Distribution.”

The Equity Line; Put Right

Under the Purchase Agreement, we have the right, but not the obligation, to require Trillium to purchase up to $10,000,000 of our common stock during the 36-month commitment period, subject to the satisfaction of the conditions described below and in the Purchase Agreement. To exercise a put, we deliver a written put notice to Trillium specifying the dollar amount we elect to draw (the “Investment Amount”) and electing the applicable put type. If no put type is specified, the put is deemed a Regular Put. At least five (5) trading days must elapse between put notices.

Regular Puts

For a Regular Put, the purchase price per share equals 85% of the average of the three (3) lowest daily closing bid prices of our common stock during the ten (10) consecutive trading days immediately preceding (but not including) the put date. The number of Put Shares equals the Investment Amount divided by that purchase price. A Regular Put is not subject to a valuation period, a floor price, or any post-closing adjustment, and no estimated shares are delivered. The closing of a Regular Put occurs no later than one (1) trading day following the put date.

Accelerated Puts

For an Accelerated Put, the purchase price per share equals 85% of the average of the three (3) lowest daily closing bid prices of our common stock during a forward valuation period of ten (10) consecutive trading days beginning on the first trading day after the put date, subject to the Floor Price described below. Concurrently with an Accelerated Put notice, we deliver to Trillium’s brokerage account, via DWAC, “Estimated Shares” equal to 125% of the Investment Amount divided by the closing bid price on the trading day immediately prior to the put notice date. At the end of the valuation period, the parties “true up”: if the Estimated Shares exceed the number of Put Shares actually issuable, Trillium returns the excess to us via DWAC; if the Estimated Shares are fewer than the number issuable, we issue the shortfall to Trillium.

Floor Price and Knock-Out Mechanic (Accelerated Puts Only)

Each Accelerated Put is subject to a minimum price (the “Floor Price”) equal to the greater of (i) 75% of the closing bid price of our common stock on the put date or (ii) any higher minimum price we specify in the applicable Accelerated Put notice. If, on any trading day during the valuation period, the closing bid price is less than the Floor Price (a “Low Price Day”), then for each such Low Price Day neither party has the right or obligation to sell or purchase one-tenth (1/10th) of the Investment Amount, and the Investment Amount is reduced accordingly. If three (3) Low Price Days occur during a valuation period, the balance of the parties’ rights and obligations under that put terminate on the third Low Price Day, and the Investment Amount is adjusted to include only one-tenth (1/10th) of the initial Investment Amount for each trading day during the valuation period prior to termination on which the closing bid price equaled or exceeded the Floor Price.

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Limitations on Puts

Our ability to require Trillium to purchase shares is subject to limitations, including that: (i) the aggregate of all Investment Amounts may not exceed $10,000,000; (ii) the Investment Amount for any single put may not exceed 250% of the average daily trading volume of our common stock for the ten (10) trading days preceding the put notice date, multiplied by the applicable purchase price; (iii) we may not deliver a put notice during an active valuation period for a prior put; (iv) at least five (5) trading days must have elapsed since the immediately preceding put notice; and (v) we may not deliver an Accelerated Put notice if, after giving effect to the issuance of the Estimated Shares, Trillium together with its affiliates would beneficially own more than 4.99% of our outstanding common stock (the “Beneficial Ownership Cap”). The 4.99% Beneficial Ownership Cap applies to all puts, whether Regular Puts or Accelerated Puts; on each closing date we may not issue, and Trillium is not required to purchase, Put Shares to the extent Trillium and its affiliates would beneficially own more than 4.99% of our outstanding common stock following the issuance.

Commitment Shares

As partial consideration for Trillium’s purchase commitment, we agreed to issue Trillium an aggregate of 5,000,000 Commitment Shares in two equal tranches: 2,500,000 shares upon the date the registration statement is declared effective by the SEC, and 2,500,000 shares on the date that is ninety (90) days following such effectiveness. The Commitment Shares are deemed fully earned upon execution of the Purchase Agreement. Both tranches are being registered for resale under this prospectus.

Conditions to Puts

Our right to deliver a put notice and Trillium’s obligation to purchase are subject to specified conditions, including that the registration statement of which this prospectus forms a part remains effective and available for the resale of the shares subject to the put, the accuracy of our representations and warranties, the absence of a material adverse effect, the continued quotation of our common stock without suspension or delisting, our continued DTC and DWAC eligibility, satisfaction of the Beneficial Ownership Cap, and delivery of a closing certificate. In addition, we may not issue Put Shares to the extent the issuance would exceed any applicable exchange cap or require stockholder approval under the rules of our principal market; because our common stock is quoted on the OTC Markets and is not listed on a national securities exchange, we do not currently expect these limitations to apply. There is no assurance that we will satisfy these conditions or be able to access the full amount available under the Purchase Agreement.

No Short Selling

Trillium has agreed that neither it nor its affiliates will engage in short sales of our common stock during the term of the Purchase Agreement, subject to customary exceptions, including sales after delivery of a put notice of a number of shares not exceeding the number reasonably expected to be issued under that put notice, sales of shares already held in Trillium’s brokerage account (including Estimated Shares previously delivered), and certain hedging transactions that do not involve the direct sale or transfer of our common stock.

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RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information contained in this prospectus, before deciding to invest in our common stock. If any of the following risks actually occurs, our business, financial condition, results of operations, and prospects could be materially and adversely affected, the trading price of our common stock could decline, and you could lose all or part of your investment. The risks described below are not the only risks we face.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Form S-1 contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical fact contained in this report — including statements regarding our future results of operations and financial condition, revenue and gross margin expectations, business strategy, product development and commercialization plans, planned international expansion, characterizations of our markets and industry, and the plans and objectives of management for future operations — are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “could,” or “continue,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these identifying words.

Forward-looking statements are based on our current expectations, estimates, and assumptions regarding our business, the economy, and other future conditions, and reflect management’s beliefs only as of the date of this report. Because forward-looking statements relate to matters that have not yet occurred, they are inherently subject to risks, uncertainties, and changes in circumstances that are difficult to predict and many of which are outside our control. Our actual results, performance, and financial condition may differ materially from those expressed or implied by these statements. Factors that could cause actual results to differ materially include, among others, those described under “Risk Factors” in this Item 1A and elsewhere in this report. Accordingly, you should not place undue reliance on any forward-looking statement.

The forward-looking statements include, but are not limited to, statements concerning the matters described in the categories set forth below. These categories and the examples within them are illustrative only and do not constitute an exhaustive list of the forward-looking statements contained in this report, and the cautionary statements and risk factors set forth herein qualify all forward-looking statements wherever they appear. Except as required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

FORWARD LOOKING STATEMENTS

1. Revenue and Financial Projections.

Statements that RAD-I’s recurring revenue and gross margin could, on a standalone basis, support positive cash flow operations and management’s characterization that RAD-I has “achieved a point” at which it could support positive cash flow operations today; that RAD-M will surpass RAD-I’s monthly recurring revenue contribution at some future point; that subscription gross margin will exceed 75% and outright-sale gross margin will exceed 50% based on average bill of materials costs and pricing that the market “has appeared to accept,” each of which is a forward-looking characterization dependent on assumptions about continued pricing acceptance, stable input costs, and manufacturing scale that may not be realized; that RAD-G will generate substantial revenue from SARA platform licensing; that RAD-M represents a higher revenue ceiling than stationary solutions; and that penetration of any covered industry would produce sufficient revenue to support profitability.

2. Product Development and Commercialization.

Statements regarding the planned introduction of additional stationary solutions during fiscal year 2027; the establishment of RAD Europe during fiscal 2027 and the anticipated benefits thereof; all statements regarding ROAMEO’s commercial viability, autonomous operation without on-site human pilots, production ramp, and revenue trajectory following commencement of commercial billing in May 2026; statements regarding planned RAD-I product introductions, including their timing, features, and market acceptance; and statements regarding expansion of the authorized dealer network and anticipated contributions from the dealer channel.

3. Market and Industry Characterizations.

All characterizations of the physical security industry as undergoing a structural transition analogous to Industry 4.0; assertions that the human-guard labor model is experiencing unsustainable cost pressures; characterizations of the total addressable market for AI-driven and autonomous security solutions; any implication that competitive dynamics will favor the Company; and the “RAD Town” concept in its entirety, which is a conceptual design target and strategic roadmap, not a contracted project, existing deployment, or assured business outcome.

4. SARA Platform and Agentic AI.

All characterizations of SARA as an agentic AI platform enabling autonomous real-time action without continuous human intervention, including the Item 1 description that SARA enables devices to “perceive, decide, communicate, and act autonomously in real time, without continuous human intervention,” which states this as a present operational characteristic rather than design intent and should be read in light of the actual performance qualifications in this Item 1A; statements regarding SARA licensing and commercialization with third-party hardware manufacturers and monitoring platforms (including the Immix integration); anticipated expansion of the dealer network and platform ecosystem; statements regarding SARA’s performance in detection, escalation, and response workflows; the characterization in Item 1 that the firearm detection analytic “identifies visible handguns and long guns in real time,” which omits the design-intent and environmental-conditions qualifications that investors should consider when evaluating this statement; and all characterizations of RAD-G’s sales funnel as “substantial” or of management’s expectations for RAD-G revenue as “high.” Industry award recognitions do not constitute validation of product safety, efficacy, or commercial viability.

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5. Management Estimates and Unaudited Financial Characterizations.

The approximate $20 million cumulative ROAMEO development figure is a management estimate not audited or reviewed by the Company’s independent registered public accounting firm. Segment-level profitability and cash flow characterizations for RAD-I—including management’s characterization in Item 1 that RAD-I “has achieved a point” at which its recurring revenue and gross margin could support positive cash flow operations today—are based on internal analysis for which no separately audited financial statements are published. This characterization excludes all expenses not directly attributable to the stationary solutions business, including shared corporate overhead, interest expense, and investment in RAD-M and RAD-G, and does not indicate that the Company as a whole operates at or near positive cash flow. No financial characterization of any individual subsidiary should be treated as audited data. Characterizations of gross margin expectations are based on average bill of materials costs and market pricing over limited historical periods, as well as pricing that the market “has appeared to accept,” and may not be representative of future results.

6. International Expansion.

Statements regarding the anticipated establishment of RAD Europe during fiscal 2027; expected benefits of RAD Lanka’s Port City Colombo status, including cost efficiency and tax benefits; and anticipated GDPR-compliant service capabilities to be provided through RAD Europe. All such forward-looking statements are subject to regulatory, legal, and operational risks inherent in international expansion.

RISK FACTORS

In addition to the forward-looking statement categories described above, investors should carefully consider the following material risk factors. Each could cause actual results, financial condition, or business performance to differ materially from those described in this Form S-1. This list is not exhaustive, and additional risks not currently anticipated by management may emerge.

I. FINANCIAL AND GOING CONCERN RISKS

Substantial Doubt About the Company’s Ability to Continue as a Going Concern.

The Company’s independent registered public accounting firm has included an explanatory paragraph in its audit reports expressing substantial doubt about the Company’s ability to continue as a going concern. The Company has incurred recurring net losses, has a history of negative operating cash flows, and carries an accumulated deficit that, as of recent reporting periods, has exceeded $176 million. The Company’s total liabilities substantially exceed its total assets, and it maintains negative stockholders’ equity. These conditions raise material uncertainty as to whether the Company will be able to meet its obligations as they come due. The Company’s financial statements do not include any adjustments to reflect the possible effects on the classification or carrying value of assets and liabilities that might result from the outcome of this uncertainty. There can be no assurance that the Company will be able to generate sufficient revenue, raise adequate capital, or otherwise secure the resources necessary to continue operations beyond the near term.

The Company Requires Continued External Financing and May Be Unable to Obtain It on Acceptable Terms or at All.

The Company’s operations are not yet self-funding. The Company has relied, and expects to continue to rely, on external debt and equity financing to fund operations, capital expenditures, product development, and the planned production ramp of ROAMEO and other new products. A significant portion of the Company’s debt has historically been owed to entities controlled by a single individual, creating concentrated lender risk and potential conflicts of interest. The Company has also utilized equity financing arrangements, including agreements providing for the issuance of common shares at variable prices, to access capital. If the Company is unable to obtain financing on acceptable terms—or if existing financing arrangements are not renewed or are terminated—the Company may be required to curtail or cease operations, defer planned capital expenditures (including the ROAMEO production ramp and RAD Europe establishment), reduce headcount, or otherwise alter its operating plans in ways that could materially harm its business and prospects.

The Company’s Common Stock Is Subject to Substantial Dilution Risk.

The Company has issued, and may continue to issue, substantial numbers of shares of common stock in connection with financing transactions, employee and director compensation, debt conversions, and other purposes. As of February 28, 2026, total common shares outstanding exceeded 267 million (post-reverse-split). In March 2026, FINRA processed a 100-for-1 reverse stock split; however, the authorized share count remains at approximately 12 billion shares, preserving the structural capacity for future dilutive issuances. Variable-price equity financing arrangements and debt conversion rights may result in issuances at prices below the then-current market price of the Company’s common stock, causing material dilution to existing shareholders. The reverse stock split does not alter the underlying financial condition of the Company or reduce the potential for future dilutive issuances. The Company does not provide assurance that future equity issuances will not substantially reduce the proportionate ownership or economic interest of existing stockholders.

The Company Has a History of Net Losses and Cannot Assure Future Profitability.

The Company has not achieved profitability in any fiscal year. Net losses for the three months ended May 31, 2026 and the fiscal year ended February 28, 2026 were approximately $5.7 million and $14.5 million, respectively. Operating expenses—including research and development, sales and marketing, and general and administrative costs—have consistently exceeded gross profit, and interest expense on the Company’s debt obligations represents an additional recurring charge. While gross margin on deployed subscription units has improved and the Company’s Solutions-as-a-Service model is designed to produce improving margins at scale, the Company’s operating cost structure, investment in ROAMEO commercialization, RAD-G platform development, and debt service obligations may prevent it from achieving profitability even as revenues increase. No assurance can be given as to whether or when the Company will achieve or sustain profitability.

Gross Margin Expectations May Not Be Achieved.

Item 1 of this Report states that subscription gross margin “will exceed” 75% and outright-sale gross margin “will exceed” 50% over deployment lifecycles, based on average bill of materials costs and pricing that the market “has appeared to accept”—language that reflects observed pricing acceptance rather than contracted or assured revenue, and that is itself a forward-looking characterization. These expectations assume continued pricing acceptance, no material input cost increases, manufacturing cost improvements associated with scale, and the absence of significant warranty, maintenance, or retrieval costs on churned units. To date, hardware gross margins have been achieved under small-batch production conditions. None of these assumptions are guaranteed, and actual gross margins may differ materially, particularly during the ROAMEO production ramp period when per-unit manufacturing costs may be higher than at scale.

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II. OPERATIONAL AND PRODUCT RISKS

ROAMEO Commercial Deployment and Production Ramp Involve Significant Execution Risk.

The Company commenced commercial billing on ROAMEO units in May 2026 following what management estimates to be approximately $20 million in cumulative development investment. ROAMEO is a fully autonomous, outdoor mobile security vehicle operating without on-site human pilots, and its commercial viability depends on the continued reliable performance of its autonomous navigation stack, on-board sensor systems, cellular and 5G connectivity, and full integration with the SARA agentic AI platform in real-world field conditions. Initial commercial deployments are at a limited number of enterprise customer sites. Scaling ROAMEO to meet broader commercial demand will require significant expansion of the Company’s production capacity and manufacturing operations, neither of which has been demonstrated at commercial scale. Mechanical failures, software defects, connectivity disruptions, navigation errors, environmental limitations, or other operational issues experienced by deployed ROAMEO units could damage the Company’s reputation, result in contract terminations, expose the Company to liability, and materially impair the Company’s ability to achieve the revenue projections attributed to the RAD-M business. Management’s statements that RAD-M will surpass RAD-I’s revenue contribution are forward-looking and dependent on successful execution of each of these steps.

The Company’s Revenue Is Highly Concentrated and Dependent on Subscription Renewals.

Substantially all of the Company’s revenue is derived from recurring monthly subscription contracts, typically with initial terms of twelve months. Customer retention and subscription renewal are critical to the Company’s revenue stability and growth. A single customer has at times represented a disproportionate share of the Company’s revenue—one customer has previously accounted for approximately 47% of six-month revenue. The loss of one or more significant customers, a material reduction in subscription renewal rates, a failure to maintain service quality levels that support renewals, or disruption to services provided to the Fortune Top 10 enterprise customer or any large enterprise account could materially and adversely affect the Company’s revenue, cash flow, and operating results. The Company retains ownership of hardware deployed under subscription contracts; accordingly, subscriber churn results not only in revenue loss but also in costs associated with device retrieval, redeployment, or write-down.

The Company’s Hardware Manufacturing Operations Are Subject to Supply Chain, Capacity, and Quality Risks.

The Company performs final assembly, system integration, software loading, and quality assurance at its facility in Ferndale, Michigan, and sources sub-components—including machined metal and plastic components, printed circuit boards, and selected sub-assemblies—from domestic and international suppliers. The Company’s hardware gross margins to date have been produced under small-batch production conditions, and the ability to achieve projected margin improvements depends on production volume increases that have not yet been demonstrated. A disruption affecting one or more key suppliers, an inability to secure critical components at acceptable prices, quality defects, or a failure to scale manufacturing capacity to meet demand could delay product deployments, increase costs, reduce gross margins, and impair the Company’s ability to fulfill customer commitments. International supply chain disruptions, tariff changes, or export control regulations affecting components sourced from outside the United States could have a material adverse effect on component availability and cost. These risks are heightened during the ROAMEO production ramp, when any manufacturing bottleneck would directly constrain the Company’s ability to generate revenue from its highest-anticipated growth segment.

The RAD-R Residential Business Has Underperformed and Presents Ongoing Uncertainty.

The Company’s RAD-R subsidiary, which operates the RADCam residential security product, generated an immaterial amount of consolidated revenue during fiscal 2026, substantially below the Company’s expectations. The Company attributes this underperformance primarily to the structural differences between its B2B-oriented sales model and the consumer marketing investment required to compete in the B2C residential channel. The Company has no immediate plans to discontinue the RADCam product but has not committed to the additional consumer marketing spend management believes would be required to compete effectively. Although the Company has modified the residential software for deployment into small-and-medium business and enterprise markets through RAD-I, there can be no assurance that this repositioning will generate material revenue. The RAD-R segment may continue to generate losses, and the Company’s assessment of the segment’s strategic value may change in ways that result in impairment charges, operational restructuring, or reallocation of capital.

New Product Introductions and RAD Europe Establishment Are Subject to Execution Risk.

The Company has stated its intention to introduce additional stationary solutions during fiscal year 2027 and to establish RAD Europe during the same period. Both initiatives involve engineering, regulatory, operational, and commercial risks that could delay or prevent their realization. New product introductions may be delayed by supply chain constraints, manufacturing challenges, software development setbacks, or unfavorable customer reception. The establishment of RAD Europe will require legal entity formation, regulatory compliance infrastructure, staffing, and local market development in a new geography. There can be no assurance that either initiative will proceed on the stated timeline or will produce the anticipated revenue contribution.

III. TECHNOLOGY AND INTELLECTUAL PROPERTY RISKS

The Company’s AI and Autonomous Technology May Not Perform as Described or Expected.

The SARA platform and the Company’s suite of AI-driven security products rely on large language model architecture, machine learning models, computer vision analytics, autonomous decision-making systems, and voice interaction capabilities. AI systems of this nature are subject to known limitations, including errors in detection or classification, failure to perform reliably across varied environmental conditions, susceptibility to adversarial inputs, and performance degradation as the threat landscape or deployment environment changes. Item 1 of this Report states that SARA enables devices to “perceive, decide, communicate, and act autonomously in real time, without continuous human intervention” — describing this as a present operational characteristic. Investors should understand that this characterization reflects design intent under supported field conditions; deployed systems may require more human oversight than described in certain situations and may not consistently deliver the autonomous escalation, voice intervention, and first-responder coordination described in this Report. Item 1 also states that the Company’s firearm detection analytic “identifies visible handguns and long guns in real time”—an unqualified performance claim. Actual detection accuracy and response performance are subject to environmental conditions, image quality, and system configuration; the Company does not represent that the analytic will detect all firearms in all conditions, and the ASTORS award recognition does not constitute independent validation of detection accuracy rates or performance specifications. Failures of the Company’s AI systems to detect threats, correctly identify individuals or vehicles, or appropriately escalate or de-escalate situations could result in harm to persons or property, exposure to liability, and damage to the Company’s reputation and customer relationships. Industry award recognitions referenced in this Report do not constitute validation of the safety, accuracy, or commercial efficacy of any product.

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The Company Relies on Trade Secrets and Confidentiality Protections Rather Than Patents and May Be Unable to Adequately Protect Its Intellectual Property.

The Company does not currently rely materially on patent protection for its hardware designs, software, firmware, AI models, the SARA platform, autonomous navigation stack, or related technology. Instead, the Company relies on trade secret protection, confidentiality and invention-assignment agreements with employees and contractors, copyrights, and trademark registrations. These protections may be insufficient to prevent misappropriation, reverse engineering, or independent development of competing technologies by third parties. Confidentiality agreements may be breached; trade secret protections may prove difficult to enforce, particularly across international jurisdictions; and employees or contractors with access to the Company’s proprietary systems, code, or AI models may depart and join competitors or establish competing businesses. The Company’s Sri Lanka operations at RAD Lanka introduce additional jurisdictional complexity with respect to IP enforcement. If the Company’s intellectual property is misappropriated or independently replicated, the Company may lose the technological differentiation that underpins its competitive positioning.

Cybersecurity Incidents Could Compromise the Company’s Products, Customer Data, and Operations.

The Company’s products are connected to the internet and to customer networks, and the SARA platform and related cloud services process and transmit data from deployed devices—including video, audio, and access-control information—across an expanding footprint of connected devices. Although the Company has achieved and maintained SOC 2 Type 2 status since February 2025, cybersecurity certifications do not guarantee the absence of vulnerabilities or the prevention of successful attacks. A breach of the Company’s systems, a compromise of deployed customer devices, or a successful attack on the SARA platform could result in unauthorized access to sensitive data, disruption of device functionality at customer sites, customer contract terminations, regulatory scrutiny, litigation, and significant reputational damage. The Company’s cybersecurity posture will require ongoing investment as threats evolve, as ROAMEO deployments expand the number of connected autonomous vehicles in the field, and as RAD Europe operations increase the Company’s exposure to GDPR and other international data protection regimes.

The SARA Platform May Not Achieve the Commercial Adoption Anticipated by RAD-G.

RAD-G’s business model depends substantially on expanding the SARA ecosystem through licensing and integration arrangements with third-party hardware manufacturers, monitoring platforms (including central station platforms such as Immix), dealers, and enterprise end users. The commercial success of RAD-G depends on third parties choosing to integrate SARA into their products, platforms, and workflows—decisions that are outside the Company’s control and that may not materialize on the timeline or at the scale management anticipates. The RAD-G sales funnel, characterized by management as substantial for an early-stage AI platform business, has not yet produced revenue commensurate with management’s expectations. Competition from large, well-funded AI technology companies with greater distribution and integration resources could impair RAD-G’s ability to establish SARA as a platform-of-choice in the physical security ecosystem.

IV. MARKET, COMPETITIVE, AND REGULATORY RISKS

The Company Operates in a Competitive Market and Faces Competition from Larger, Better-Capitalized Companies.

The Company competes across three distinct but related markets: traditional guard services and manned monitoring; legacy passive security hardware (cameras, access control devices, alarm systems); and an emerging set of AI-driven and autonomous security technology companies. Many of the Company’s actual and potential competitors have substantially greater financial resources, brand recognition, established distribution networks, and installed customer bases than the Company. Large security integrators and major technology companies may develop, license, or acquire AI and autonomous security capabilities that compete directly with the Company’s products and platform. The market characterizations, including statements that incumbent competitors are “structurally disadvantaged” or that legacy vendors “typically lack” agentic AI capability, reflect management’s view and are not statements of established fact. Competitive dynamics may develop in ways unfavorable to the Company, including through technological advances by competitors, price compression across the autonomous security category, or the market entry of well-capitalized technology companies.

Deployment of Autonomous Security Devices Is Subject to Evolving Legal, Regulatory, and Privacy Constraints.

The Company’s products deploy autonomous devices—including outdoor mobile robotic vehicles (ROAMEO), vehicle access management systems (AVA), visitor management systems (TOM), and AI-enabled cameras (ROSA, RIO, RAM, RADCam)—that collect audio, video, biometric, and identification data in commercial, residential, industrial, and potentially public-access environments. The legal framework governing the collection and processing of such data is complex, rapidly evolving, and varies significantly across jurisdictions. Applicable regulations include state biometric privacy statutes (such as the Illinois Biometric Information Privacy Act), the California Consumer Privacy Act, GDPR as applicable to the Company’s anticipated European operations through RAD Europe, and various other federal, state, and local privacy and data protection laws. Autonomous vehicles and robotic platforms operating in public or semi-public spaces may be subject to licensing, permitting, insurance, or operational requirements that vary by municipality, state, or country. The Company’s anticipated establishment of RAD Europe during fiscal 2027 will directly increase its exposure to GDPR compliance obligations. Failure to comply with applicable laws and regulations could result in regulatory enforcement actions, fines, litigation, mandatory product modifications, or constraints on the Company’s ability to operate or deploy products in affected markets.

Market Adoption of AI-Driven and Autonomous Security Solutions May Be Slower Than Management Anticipates.

The Company’s business plan assumes that customers in the physical security market will adopt AI-driven and autonomous solutions at a pace and scale consistent with management’s view of the industry’s structural transition. This assumption may not prove correct. Customers may be slower than expected to replace human guard labor or legacy surveillance systems with automated alternatives, whether due to risk aversion, labor union obligations, insurance requirements, regulatory constraints, concerns about AI reliability, or other factors. The “RAD Town” concept—in which the Company’s portfolio of stationary and mobile products operates as an integrated autonomous-security fabric across a campus or jurisdiction—is a long-term design target, not an existing deployment or contracted commercial arrangement. The analogies drawn in this Report to Industry 4.0 transitions in other sectors are management’s narrative framework and may not accurately predict the pace or trajectory of adoption in the physical security industry. Slower-than-anticipated adoption would adversely affect the Company’s ability to achieve its revenue projections and extend the period during which the Company requires external financing.

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Government and Municipal Markets Present Additional Regulatory and Procurement Risks.

The Company’s end-user base includes government entities, and the Company has identified government as a target vertical market. Government procurement cycles are typically longer and more complex than commercial sales cycles, are subject to appropriations risk and political change, and may require certifications, clearances, or compliance with specific regulatory frameworks (including federal cybersecurity standards) that the Company may not currently hold or may be unable to obtain. Autonomous security devices deployed in public or government-managed spaces may attract heightened public and regulatory scrutiny regarding civil liberties, facial recognition, and autonomous decision-making in law enforcement-adjacent contexts. There can be no assurance that the Company will be able to successfully compete for or retain government contracts.

V. MANAGEMENT, PERSONNEL, AND KEY PERSON RISKS

The Company Is Dependent on Key Personnel, Particularly Its Chief Executive Officer and Chief Technology Officer.

The Company’s success is substantially dependent on the continued services of Steven Reinharz, who serves as both Chief Executive Officer and Chief Technology Officer and is the founder of RAD and its principal architect. Steven Reinharz is also the Company’s single largest equity holder and plays a central role in product strategy, customer relationships, investor relations, and industry positioning, including through his service on the Board of the Security Industry Association and chairmanship of its Autonomous Working Group. Item 1 of this Report states that Steven Reinharz has “written and spoken extensively” about the physical security industry’s structural transformation since the Company’s inception and is a “regular speaker” at events hosted by SIA and ASIS, the two leading industry organizations. This public profile, while reflecting genuine industry standing, further concentrates the Company’s market credibility and industry positioning in a single individual; any reputational, health, or availability issue affecting Steven Reinharz could have an outsized adverse effect on the Company’s relationships with customers, partners, dealers, and investors beyond the direct operational impact of his absence. The combined CEO and CTO role concentrates both business leadership and technical architecture in a single individual. The loss of Steven Reinharz, or any material reduction in his involvement in the Company’s business, could have a severe and potentially irreversible adverse effect on the Company. The Company does not currently represent that it has key-person insurance sufficient to compensate for this risk, and the ability to recruit a suitable replacement would be highly uncertain given the specialized combination of technical, operational, and strategic capabilities involved.

The Company’s Ability to Attract and Retain Qualified Technical, Sales, and Operational Personnel Is Critical.

The Company has approximately 135 employees across the United States, Canada, the United Kingdom, and Asia, including Sri Lanka, and its operations depend on specialized technical expertise in robotics engineering, AI development, autonomous systems, software architecture, and security operations. Competition for qualified engineers and AI talent is intense. The loss of other senior technical, sales, or operational personnel could disrupt operations and product development. The Company’s culture—centered on emotional intelligence, accountability, and multidisciplinary ownership—is described by management as a meaningful operational asset, but there can be no assurance that the Company can maintain this culture or retain key team members as it scales, particularly during periods of capital constraint, extended development timelines, or operational setbacks.

The Company’s International Operations Introduce Additional Risks.

The Company currently operates internationally through RAD Lanka, a Sri Lanka subsidiary operating within the Port City Colombo special economic zone, and has team members in the United Kingdom and Asia. The Company anticipates establishing RAD Europe during fiscal 2027 to support European market entry and GDPR-compliant service delivery. International operations expose the Company to risks including currency fluctuation, geopolitical instability, changes in local tax and regulatory regimes, difficulty enforcing contracts or intellectual property rights in foreign jurisdictions, and the operational complexity of managing distributed teams across multiple time zones and legal systems. The special economic zone status under which RAD Lanka operates may be subject to changes in Sri Lankan law or policy. The anticipated benefits of RAD Lanka’s Port City Colombo status, including cost efficiency and tax advantages, are not guaranteed to continue. There can be no assurance that the Company’s international expansion will proceed as planned or that the anticipated benefits of international operations will be realized.

VI. SECURITIES AND INVESTOR RISKS

The Company’s Common Stock Trades on the OTC Pink Market and Is Subject to Significant Volatility and Liquidity Constraints.

The Company’s common stock is quoted on the OTC Pink marketplace under the symbol “AITX,” which is not a registered national securities exchange. OTC Pink securities are generally subject to less rigorous disclosure and listing standards than exchange-listed securities, and the market for such securities may be less liquid, more volatile, and more susceptible to manipulation than exchange-listed markets. Shareholders may find it difficult to buy or sell shares at prices that reflect the Company’s intrinsic value, and bid-ask spreads may be wide. The Company’s stock price has been, and may continue to be, highly volatile in response to operating results, financing transactions, product announcements, press releases regarding ROAMEO deployments or RAD-G partnerships, and general market conditions. The March 2026 reverse stock split (100-for-1) does not guarantee any improvement in trading liquidity, price stability, or long-term shareholder value. Investors in OTC Pink securities should be aware that such investments carry a high degree of risk, and the Company’s shares should be considered highly speculative.

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Insider and Related-Party Transactions Represent Potential Conflicts of Interest.

Approximately 96% of the Company’s total loans payable has, at recent reporting dates, been owed to entities controlled by a single individual. Related-party lending of this concentration creates potential conflicts of interest between the interests of that lender and the broader shareholder base, including with respect to the terms of any refinancing, conversion, restructuring, or settlement of such indebtedness. Transactions between the Company and related parties may not be negotiated at arm’s length, and the Company’s ability to obtain independent third-party financing to refinance related-party debt on terms favorable to all shareholders is uncertain. Steven Reinharz, as CEO, CTO, and the Company’s single largest equity holder, may have interests that diverge from those of other stockholders in certain circumstances. The Company’s governance framework may not fully mitigate these potential conflicts, and investors should be aware that the interests of related-party lenders and controlling stockholders may not always be aligned with those of the broader shareholder base.

The Company’s Prior and Ongoing Use of Variable-Price Equity Financing Creates Structural Dilution Risk.

The Company has historically utilized equity financing arrangements that provide for the issuance of common shares at variable prices, including at prices below the then-prevailing market price. These arrangements have contributed to the Company’s substantial share count (in excess of 267 million shares post-reverse-split) and have resulted in material dilution to existing shareholders. Although the Company completed a 100-for-1 reverse stock split in March 2026, the authorized share count of approximately 12 billion shares remains unchanged, preserving the structural capacity to issue additional shares. Continued reliance on these financing mechanisms, which may be required to fund ongoing operations, the ROAMEO production ramp, RAD-G platform development, or RAD Europe establishment, could result in further dilution and downward pressure on the trading price of the Company’s common stock.

VII RISKS RELATING TO OUR FINANCIAL CONDITION AND NEED FOR CAPITAL

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.

Our consolidated financial statements for the fiscal year ended February 28, 2026 were prepared assuming we will continue as a going concern. We have incurred recurring net losses, including a net loss of approximately $14.5 million for the fiscal year ended February 28, 2026, and had an accumulated deficit of approximately $171 million and a stockholders’ deficit as of that date. Our total liabilities substantially exceed our total assets. These conditions raise substantial doubt about our ability to continue as a going concern. If we are unable to obtain sufficient additional financing, we may be required to curtail, delay, or discontinue our operations.

We will require substantial additional capital, and our reliance on variable-priced equity financing, including the equity line with Trillium, may result in substantial dilution.

We have historically funded our operations through the issuance of equity and debt securities, including variable-priced instruments and convertible securities, and we expect to continue to require substantial additional capital. The equity line established by the Purchase Agreement is a variable-priced financing arrangement under which the number of shares we must issue increases as our stock price declines. Sales of Put Shares to Trillium, and Trillium’s resale of those shares, may cause substantial dilution to existing stockholders and may depress the market price of our common stock.

A substantial portion of our outstanding indebtedness is owed to related parties, which creates refinancing risk and potential conflicts of interest.

A significant portion of our loans payable is owed to entities controlled by a single individual affiliated with the Company. This concentration creates refinancing risk and potential conflicts of interest between that individual and our minority stockholders. Approximately 96% of the loans payable are owed to entities controlled by our CEO.

VIII RISKS RELATING TO THIS OFFERING AND OUR COMMON STOCK

Trillium will pay less than the prevailing market price for our common stock, which may cause our stock price to decline.

The Put Shares will be sold to Trillium at a discount of 15% to the applicable measure of market price (that is, at 85% of the average of the three lowest closing bid prices over the applicable pricing window). Trillium has a financial incentive to sell the shares it acquires promptly to realize the difference between the discounted purchase price and the market price. These sales, and the perception that these sales may occur, could cause the market price of our common stock to decline. As the price declines, we would be required to issue an increasing number of shares to raise the same amount of proceeds, resulting in further dilution and potential additional downward pressure on our stock price.

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It is likely that the number of shares registered in this offering will be insufficient to allow us to draw the full commitment amount.

The number of Put Shares registered in this offering is based on assumptions about our stock price and trading volume. Because the number of shares issuable under the Purchase Agreement increases as our stock price declines, and because per-put and beneficial-ownership limitations restrict the size and timing of puts, it is likely that the number of shares registered will be insufficient to enable us to draw the full $10,000,000, and we may be required to register additional shares in one or more subsequent registration statements in order to do so.

The 4.99% beneficial ownership limitation and per-put volume limitation restrict our ability to access the equity line when we may most need capital.

We may not require Trillium to purchase shares to the extent Trillium and its affiliates would beneficially own more than 4.99% of our outstanding common stock following the purchase, and the size of each put is limited to 250% of the average daily trading volume over the preceding ten trading days multiplied by the purchase price. As a result, our ability to access the equity line depends in part on Trillium’s resale of previously purchased shares and on our trading volume, and the equity line may not be available in the amounts or at the times we need capital.

If an “Event” occurs under the Registration Rights Agreement, we will be required to pay liquidated damages.

Under the Registration Rights Agreement, if specified “Events” occur, including a failure to file or obtain effectiveness of the registration statement by the applicable deadlines, or a failure to maintain effectiveness beyond permitted blackout periods, we are required to pay Trillium liquidated damages equal to 1.5% of the aggregate Investment Amount paid as of the Event date, and an additional 1.5% for each subsequent 30-day period during which the Event continues, subject to an aggregate cap of 4% of the aggregate Investment Amount. These payments would increase our cash needs at a time when we may be unable to access the equity line.

Resales under this prospectus could be characterized as an indirect primary offering, which could limit the number of shares we may register or require a fixed offering price.

Rule 415 under the Securities Act permits the registration of securities for resale as a secondary offering that is not an offering “by or on behalf of” the issuer. If the SEC were to take the position that the resale of the shares by Trillium constitutes an indirect primary offering by us, the number of shares we are able to register in a single registration statement could be limited, the shares could be required to be sold at a fixed price, and the timing and cost of accessing the equity line could be adversely affected.

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Our common stock is subject to the “penny stock” rules, which may make it more difficult for investors to resell their shares.

Our common stock is a “penny stock” as defined under the Exchange Act. The penny stock rules impose additional sales-practice requirements on broker-dealers that sell penny stocks to persons other than established customers and accredited investors. These requirements may reduce the level of trading activity in the secondary market for our common stock and may make it more difficult for investors to sell their shares.

The market price of our common stock has been and may continue to be volatile, and a large number of shares are or may become available for sale.

The market price of our common stock has been volatile and could fluctuate widely in response to various factors, many of which are beyond our control. In addition, we have a history of significant dilution and have effected reverse stock splits in the past. Sales of a substantial number of shares of our common stock in the public market, including under this prospectus, or the perception that such sales could occur, could adversely affect the market price of our common stock.

IX RISKS RELATING TO OUR BUSINESS AND INDUSTRY

●	We operate in a competitive and rapidly evolving market for AI-driven security and automation solutions, and we may be unable to compete effectively.

●	We depend on continued market adoption of our Solutions-as-a-Service model and on the successful commercial deployment of newer products, including ROAMEO mobile units and the SARA agentic AI platform.

●	We depend on key personnel, including our Chief Executive Officer, and on our ability to attract and retain qualified technical and operational personnel.

●	We identified that our disclosure controls and procedures were not effective as of February 28, 2026, and we may be unable to remediate material weaknesses in our internal control over financial reporting.

●	Our business depends on proprietary technology, and we may be unable to adequately protect our intellectual property.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include statements regarding our plans, objectives, expectations, and intentions and other statements that are not historical facts, and may be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “will,” and similar expressions. These statements are based on our current expectations and assumptions and are subject to risks and uncertainties, including those described under “Risk Factors,” that could cause actual results to differ materially from those expressed or implied. We undertake no obligation to update any forward-looking statement, except as required by law. The safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995 does not apply to the offering made by this prospectus.

USE OF PROCEEDS

This prospectus relates to the resale of shares of our common stock by the Selling Stockholder for its own account. We will not receive any proceeds from the resale of shares by the Selling Stockholder.

We may receive up to $10,000,000 in aggregate gross proceeds from sales of Put Shares to Trillium under the Purchase Agreement over the 36-month commitment period, assuming we exercise our put right in full and satisfy the conditions to each put. We cannot predict the actual amount of proceeds we will receive, which will depend on the number of shares we elect to sell, the market price of our common stock during the applicable pricing periods, and our ability to satisfy the conditions to each put. Based on historical trading volumes and the limitations in the Purchase Agreement, we do not expect to be able to draw the full commitment amount.

We intend to use the net proceeds we receive from sales of Put Shares for working capital and general corporate purposes, which may include research and development, sales and marketing, capital expenditures related to the deployment of our devices, repayment of indebtedness, and other general corporate purposes. We will pay Trillium’s counsel a fee of $15,000, payable upon the initial closing, and will bear the expenses of this registration. See “Plan of Distribution.”

DILUTION

Sales of Put Shares under the Purchase Agreement will have a dilutive effect on our existing stockholders. Because the purchase price of the Put Shares is determined by reference to the market price of our common stock during the applicable pricing period and reflects a 15% discount, the number of shares we must issue to raise a given amount of proceeds will increase as the market price of our common stock declines. In addition, the issuance of the 5,000,000 Commitment Shares will dilute existing stockholders. The following illustrates the potential dilutive effect of the equity line at assumed prices.

Sales of Put Shares under the Purchase Agreement will have a dilutive effect on our existing stockholders. Because the purchase price of the Put Shares is determined by reference to the market price of our common stock during the applicable pricing period and reflects a 15% discount, the number of shares we must issue to raise a given amount of proceeds will increase as the market price of our common stock declines. In addition, the issuance of the 5,000,000 Commitment Shares will dilute existing stockholders. The following table illustrates the potential dilutive effect of the equity line, assuming we sell $10,000,000 of Put Shares (the assumed aggregate proceeds), based on 387,232,589 shares of common stock outstanding as of July 1, 2026.

Assumed Market Price per Share	Purchase Price per Put Share (85% of Market Price)¹	Put Shares Issuable²	Commitment Shares	Total Shares Issued	Total Shares Outstanding After Issuance³	Shares Issued as % of Outstanding After Issuance⁴
$0.1000 (assumed recent price)	$0.0850	117,647,059	5,000,000	122,647,059	509,879,648	24.1%
$0.0750 (25% below recent price)	$0.0638	156,862,745	5,000,000	161,862,745	549,095,334	29.5%
$0.0500 (50% below recent price)	$0.0425	235,294,118	5,000,000	240,294,118	627,526,707	38.3%

1.	Reflects the 15% discount to the applicable market price provided under the Purchase Agreement.
2.	Represents the number of Put Shares required to generate $10,000,000 in gross proceeds at the applicable purchase price, rounded to the nearest whole share.
3.	Based on 387,232,589 shares of common stock outstanding as of June 1, 2026, plus the Put Shares and Commitment Shares set forth in the table.
4.	Represents the total shares issued under the equity line (Put Shares plus Commitment Shares) as a percentage of the total shares of common stock outstanding after giving effect to such issuance.

The foregoing is illustrative only. The actual number of shares issuable, and the resulting dilution, will depend on the market price of our common stock during the applicable pricing periods and the aggregate amount of Put Shares we elect to sell, and may differ materially from the amounts shown. The table does not give effect to any beneficial ownership limitation, exchange cap, or other issuance limitation that may apply under the Purchase Agreement or applicable listing rules.

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SELLING STOCKHOLDER

The shares of common stock being offered by the Selling Stockholder are those issuable to the Selling Stockholder as Commitment Shares and those issuable upon our exercise of put rights under the Purchase Agreement. We are registering the shares in order to permit the Selling Stockholder to offer the shares for resale from time to time. The table below sets forth certain information regarding the beneficial ownership of our common stock by the Selling Stockholder as of the date of this prospectus and the number of shares being offered.

The Selling Stockholder is Trillium Partners LP, a Delaware limited partnership. Stephen Hicks holds voting and dispositive power over the shares held by the Selling Stockholder. Except for the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement, and as otherwise described below, the Selling Stockholder has not held any position or office, or had any other material relationship, with us or any of our affiliates within the past three years. Trillium has represented to us that it is not a registered broker-dealer or an affiliate of a registered broker-dealer.

Trillium is an underwriter within the meaning of the Securities Act with respect to the resale of the shares offered by this prospectus.

SELLING SECURITY HOLDER

The following table details the name of each selling stockholder, the number of shares owned by Trillium Partners, LP (“Trillium”) the sole selling stockholder, and the number of shares that may be offered by Trillium. Trillium is not a broker-dealer. Trillium is deemed an underwriter in this offering. Trillium may sell up to 1,160,000,000 shares, which are issuable upon the exercise of our put right with Trillium. Trillium will not assign its obligations under the equity line of credit.

Name	Total number of shares owned prior to offering	Percentage of shares owned prior to offering	Number of shares being offered	Percentage of shares owned after the offering assuming all of the shares are sold in the offering(1)
Trillium Partners, LP(2)	0	-	1,555,000,000	Less than 1%

(1)	The number assumes the Selling Security Holder sells all of its shares being offered pursuant to this prospectus.
(2)	Represents up to 5,000,000 Commitment Shares and up to 1,550,000,000 Put Shares registered for resale under the Purchase Agreement. Trillium Partners LP holds no shares of our common stock as of the date of this prospectus. Stephen Hicks, as manager of the general partner of Trillium Partners LP, has voting and dispositive power over the shares held by Trillium. Trillium’s beneficial ownership at any time is subject to the 4.99% Beneficial Ownership Cap described in this prospectus.

PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offered by the Selling Stockholder, Trillium Partners LP. The shares may be sold or distributed from time to time by the Selling Stockholder.

The Selling Stockholder may use any one or more of the following methods when selling shares, in each case at the fixed price described above: ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers; privately negotiated transactions; and a combination of these methods. Broker-dealers engaged by the Selling Stockholder may arrange for other broker-dealers to participate in sales. In connection with the sale of the shares, the Selling Stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by such broker-dealers or agents and any profit on the resale of the shares may be deemed to be underwriting commissions or discounts under the Securities Act.

We have advised the Selling Stockholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholder and its affiliates. The Selling Stockholder has agreed not to engage in short sales of our common stock during the term of the Purchase Agreement, subject to the exceptions described under “About This Offering—No Short Selling.” We have agreed to pay the expenses of registering the shares. We have agreed to indemnify the Selling Stockholder against certain liabilities, including liabilities under the Securities Act, in accordance with the Registration Rights Agreement and the indemnification provisions of the Purchase Agreement.

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DESCRIPTION OF THE EQUITY PURCHASE AGREEMENT AND REGISTRATION RIGHTS AGREEMENT

The following summarizes the material terms of the Purchase Agreement and the Registration Rights Agreement, each dated June 23, 2026, between us and Trillium. This summary is qualified in its entirety by reference to the full text of those agreements, which are filed as exhibits to the registration statement of which this prospectus forms a part.

Equity Purchase Agreement

Commitment; Puts. We have the right to require Trillium to purchase up to $10,000,000 of our common stock during a 36-month commitment period through Regular Puts and Accelerated Puts, as described under “About This Offering.” The purchase price for both put types is 85% of the applicable measure of the three lowest closing bid prices; Accelerated Puts are subject to a Floor Price (the greater of 75% of the put-date closing bid price or a higher price we specify) and a knock-out mechanic upon three Low Price Days. Accelerated Puts require delivery of Estimated Shares equal to 125% of the Investment Amount, subject to a true-up.

Commitment Shares. We agreed to issue 5,000,000 Commitment Shares in two equal tranches (upon effectiveness and 90 days thereafter), deemed fully earned on execution and registered for resale hereunder. Failure to timely issue either tranche constitutes an event of default under the Purchase Agreement.

Beneficial Ownership Cap. We may not issue shares to the extent Trillium and its affiliates would beneficially own more than 4.99% of our outstanding common stock following the issuance, calculated in accordance with Section 13(d) of the Exchange Act and Rule 13d-3.

Representations, Covenants and Conditions. The Purchase Agreement contains customary representations, warranties, and covenants, including covenants relating to reservation of shares, maintenance of DTC and DWAC eligibility, and a restriction (for the first 180 days of the commitment period) on entering into substantially comparable equity line arrangements with third parties without Trillium’s consent. Our right to deliver put notices is subject to the conditions described under “About This Offering—Conditions to Puts.”

Settlement; Defaults; Remedies. Regular Puts settle no later than one trading day after the put date; Accelerated Puts settle following the valuation period true-up. A failure by Trillium to fund, or by us to deliver Put Shares, constitutes an event of default. The Purchase Agreement provides for termination rights and remedies, and excludes specific performance against Trillium with respect to its funding obligations. Fees and expenses include a $15,000 reimbursement of Trillium’s counsel fees payable at the initial closing.

Governing Law. The Purchase Agreement is governed by Nevada law, and the parties submit to the exclusive jurisdiction of the federal and state courts located in Nevada and waive trial by jury.

Registration Rights Agreement

Under the Registration Rights Agreement, we agreed to file, as soon as practicable following the signing date, a registration statement on Form S-1 (or Form S-3, if available) covering the resale of all Registrable Securities (the Put Shares and the Commitment Shares), and to use reasonable best efforts to have it declared effective by the applicable Effectiveness Deadline (generally the 60th calendar day following the filing deadline, subject to acceleration if the SEC does not review the registration statement and subject to day-for-day extension for delays attributable to SEC review). We agreed to keep the registration statement continuously effective until the Registrable Securities cease to be Registrable Securities or have been sold.

Liquidated Damages. If an “Event” occurs (including a failure to file or achieve effectiveness by the applicable deadline, subject to specified SEC-review carve-outs, or a failure to maintain effectiveness beyond the permitted blackout period), we must pay Trillium liquidated damages equal to 1.5% of the aggregate Investment Amount paid as of the Event date, plus an additional 1.5% for each subsequent 30-day period during which the Event continues, subject to an aggregate cap of 4% of the aggregate Investment Amount.

Blackout Periods; Rule 415 Cutback. We may suspend use of the registration statement for no more than 20 consecutive trading days and no more than 45 trading days in any 12-month period. If the SEC determines that all Registrable Securities cannot be registered for resale on a single registration statement as a result of Rule 415, we agreed to reduce the number of shares registered in the order specified in the Registration Rights Agreement and to use reasonable best efforts to register omitted shares on subsequent registration statements. Indemnification under the Registration Rights Agreement is governed by the indemnification provisions of the Purchase Agreement.

15

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion together with our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those described under “Risk Factors.”

Results of Operations — Fiscal Year Ended February 28, 2026 Compared to Fiscal Year Ended February 28, 2025

Revenue. Revenue increased $1,614,450, or 26%, to $7,745,336 for the fiscal year ended February 28, 2026, from $6,130,886 for the prior fiscal year, reflecting continued customer adoption and expanding recurring revenue programs.

Gross Profit. Gross profit increased 48% to $5,533,700, and gross margin expanded to approximately 71% from approximately 61%, primarily due to lower cost of goods sold relative to revenue.

Operating Expenses; Loss from Operations. Operating expenses were essentially flat at approximately $17,477,097. As a result, our loss from operations improved by approximately $2.0 million to $(11,943,397).

Net Loss. We reported a net loss of approximately $14.5 million for the fiscal year ended February 28, 2026.

Liquidity and Capital Resources

As of February 28, 2026, our total liabilities substantially exceeded our total assets, and we had a stockholders’ deficit. We have funded our operations principally through the issuance of equity and debt securities, including variable-priced instruments and related-party loans. Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern. We expect to continue to rely on external financing, including the equity line established by the Purchase Agreement, to fund our operations. There is no assurance that financing will be available to us on acceptable terms, or at all.

Cash Flows

As of February 28, 2026, we had cash and cash equivalents of $109,043, compared to $865,975 as of February 28, 2025, a decrease of $756,932. Our cash and cash equivalents consist of cash on deposit with high-quality U.S. financial institutions and money market instruments.

Net cash used in operating activities was $9,344,534 for the fiscal year ended February 28, 2026, compared to $12,196,388 for the fiscal year ended February 28, 2025. Cash used in operating activities in fiscal 2026 was primarily attributable to our net loss of $14,510,251, adjusted for non-cash items including depreciation and amortization of $2,122,730, stock-based compensation of $1,815,848, amortization of debt discounts of $536,078 and a gain on settlement of debt of $3,434,685, together with changes in operating assets and liabilities, including an increase in accrued interest payable of $3,847,474 and an investment in device parts inventory of $2,133,437.

Net cash used in investing activities was $12,861 for the fiscal year ended February 28, 2026, compared to $79,965 for the prior fiscal year, consisting primarily of purchases of fixed assets and trademarks.

Net cash provided by financing activities was $8,600,463 for the fiscal year ended February 28, 2026, compared to $13,036,402 for the prior fiscal year. Financing activities in fiscal 2026 consisted principally of net proceeds from the issuance of common stock of $5,219,853 and proceeds from loans payable of $4,808,171, partially offset by repayments of loans payable of $1,302,561 and redemptions of preferred stock of $125,000. As a result of the foregoing, cash decreased by $756,932 during the fiscal year ended February 28, 2026, compared to a net increase of $760,049 during the prior fiscal year.

Indebtedness

As of February 28, 2026, our total liabilities were $61,965,374, compared to total assets of $9,302,228. Our indebtedness consisted principally of loans payable with an aggregate face value of $33,672,294, of which $8,848,140 (net of unamortized discount of $635,774) was classified as current and $24,188,380 was classified as non-current. Substantially all of our long-term debt matures in the fiscal year ending February 29, 2028. Our loans payable bear interest at rates generally ranging up to 22% per annum, with the substantial majority bearing interest at 12% per annum, and certain notes were in default as of February 28, 2026. Accrued interest payable on our outstanding indebtedness totaled $11,393,658 as of February 28, 2026, of which $2,271,106 was classified as current and $9,122,552 was classified as non-current.

Certain of our outstanding notes are convertible into shares of our common stock, including a $495,000 convertible note and a $165,000 convertible note, each of which may be redeemed at a premium and bears interest at 12% per annum. During the fiscal year ended February 28, 2026, we exchanged $6,484,000 of loans payable and accrued interest for shares of our common stock.

A significant portion of our indebtedness is owed to related parties. As of February 28, 2026, $32,178,506, or approximately 96%, of our total loans payable was owed to companies controlled by a single individual, compared to $28,581,506, or approximately 87%, as of February 28, 2025. In addition, as of February 28, 2026, we had a loan payable to a related party of $461,633, which included $285,638 of deferred salary bearing interest at 12% per annum, together with accrued interest of $79,268. As of February 28, 2026, we also had deferred compensation payable to our Chief Executive Officer of $1,811,856 and an incentive compensation plan payable of $5,500,000, in respect of which we had accrued 1,500 shares of Series G Redeemable Preferred Stock, valued at $1,500,000, to be issued.

Preferred Stock

As of February 28, 2026, we had outstanding 417 shares of Series C Convertible, Redeemable Preferred Stock, with a carrying value of $547,941, which accrue dividends at 12% per annum and are redeemable at 109.5% of their $1,200 stated value; 3,350,000 shares of Series E Preferred Stock; and 2,513 shares of Series F Convertible Preferred Stock. No shares of our Series B Convertible, Redeemable Preferred Stock or Series G Redeemable Preferred Stock were issued and outstanding as of February 28, 2026. Our redeemable preferred stock is classified outside of permanent stockholders’ equity on our consolidated balance sheets.

Going Concern

We have incurred recurring net losses and negative cash flows from operations. For the fiscal year ended February 28, 2026, we incurred a net loss of $14,510,251 and had negative cash flow from operating activities of $9,344,534, and as of February 28, 2026, we had an accumulated deficit of $171,121,742, negative working capital of $17,017,745 and a total stockholders’ deficit of $53,211,087. These conditions raise substantial doubt about our ability to continue as a going concern for the twelve months following the date the consolidated financial statements were issued. Our consolidated financial statements do not include any adjustments to the recoverability and classification of asset carrying amounts, or to the amounts and classification of liabilities, that might result should we be unable to continue as a going concern. Management intends to address our liquidity requirements by growing revenues and raising additional capital through equity and debt financings, including the equity line described elsewhere in this prospectus, under which approximately $10 million remained available for issuance as of the date of this prospectus. There can be no assurance that such financing will be available on acceptable terms, or at all, or that our plans will be successful.

Critical Accounting Policies and Estimates

The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates. We consider the accounting policies described below to be those most important to the portrayal of our financial condition and results of operations and that require our most difficult, subjective or complex judgments. These policies should be read together with the summary of significant accounting policies set forth in Note 2 to our consolidated financial statements included elsewhere in this prospectus.

Use of Estimates

The most significant estimates reflected in our consolidated financial statements relate to the assumptions used to value equity instruments issued in connection with debt settlements, amendments and extensions; the classification and fair value measurement of liability-classified instruments and equity awards; the allowance for credit losses; inventory valuation reserves; the estimated useful lives and recoverability of long-lived assets; and the realizability of deferred tax assets. The ultimate resolution of the matters underlying these estimates could differ significantly from the amounts on which our financial statements are based.

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Revenue Recognition

We recognize revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers, and, for the short-term rental of our devices, in accordance with ASC Topic 842, Leases. Under Topic 606, we recognize revenue when we transfer promised goods or services to a customer in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services, applying a five-step model that requires us to identify the performance obligations in each contract, estimate the amount of variable consideration to include in the transaction price, and allocate the transaction price to each separate performance obligation. The application of this model requires judgment, particularly in identifying distinct performance obligations and in estimating variable consideration. Our revenue is concentrated among a limited number of customers; for the fiscal year ended February 28, 2026, two customers accounted for approximately 55% of total revenue, and for the fiscal year ended February 28, 2025, one customer accounted for approximately 55% of total revenue.

Going Concern

In connection with the preparation of our consolidated financial statements, we evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about our ability to continue as a going concern within one year after the date the financial statements are issued. This evaluation requires management to make significant judgments about our projected cash flows, our available sources of financing, and our ability to execute our operating plans. As described in Note 1 to our consolidated financial statements, our recurring losses, negative working capital and negative cash flows from operations raise substantial doubt about our ability to continue as a going concern, and our consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Classification and Measurement of Financial Instruments; Derivative and Liability-Classified Instruments

We rely on the guidance in ASC Topic 480, Distinguishing Liabilities from Equity, to classify certain redeemable or convertible instruments. We first determine whether a financial instrument should be classified as a liability, which is the case if the instrument is mandatorily redeemable or embodies a conditional obligation that we must or may settle by issuing a variable number of our equity shares. If an instrument is not classified as a liability, we then determine whether it should be presented as temporary equity, where redemption is outside our control, or as permanent equity. Instruments classified as liabilities are initially recorded at fair value, or cash received, and are remeasured to fair value at each subsequent reporting date, with changes in fair value recorded in other income (expense). Determining the appropriate classification of these instruments, and measuring their fair value, requires significant judgment and the use of estimates and assumptions that can materially affect our reported results.

Fair Value Measurements

We measure certain assets and liabilities at fair value on a recurring basis in accordance with ASC Topic 820, Fair Value Measurements and Disclosures, which establishes a three-level hierarchy that prioritizes the inputs used to measure fair value, giving the highest priority to quoted prices in active markets (Level 1) and the lowest priority to unobservable inputs (Level 3). Our recurring fair value measurements are classified within Level 3 of the hierarchy because they rely on significant unobservable inputs. These measurements include our incentive compensation plan payable, which represents the revaluation of equity awards payable in Series G Preferred Shares and was recorded at $5,500,000 and $4,000,000 as of February 28, 2026 and February 28, 2025, respectively, and an investment for which the Level 3 portion of the fair value measurement is based on an independent third-party valuation. Because these measurements depend on unobservable inputs, including the redemption value of the Series G Preferred Shares, they are inherently uncertain, and changes in the underlying assumptions could have a material effect on our financial statements.

Share-Based Compensation and Incentive Compensation Plan

We recognize compensation expense in connection with an incentive compensation plan under which amounts are payable to our Chief Executive Officer in Series G Preferred Shares. The related liability is measured based on the redemption value of the Series G Preferred Shares, which are redeemable at $1,000 per share, and is remeasured at each reporting date. We recorded stock-based compensation of $1,500,000 for each of the fiscal years ended February 28, 2026 and February 28, 2025, with corresponding adjustments to the incentive compensation plan payable. In addition, we periodically issue warrants and other equity instruments in connection with financing transactions and debt settlements, the fair values of which we estimate using the Black-Scholes option-pricing model. That model requires us to make assumptions regarding the expected term, expected volatility, risk-free interest rate and the fair value of our common stock, and changes in these assumptions can significantly affect the estimated fair value of the instruments and the amounts we recognize.

Impairment of Long-Lived Assets

Our long-lived assets consist principally of revenue earning devices and fixed assets. Revenue earning devices are stated at cost and depreciated on a straight-line basis over an estimated useful life of 48 months, and our other fixed assets are depreciated over estimated useful lives ranging from three to five years. We continually evaluate whether events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable or that a revision to their estimated useful lives is warranted. In assessing recoverability, we use a combination of undiscounted cash flow and market approaches, and we measure any impairment loss as the amount by which the carrying amount of an asset exceeds its fair value. These assessments require significant judgment regarding future cash flows and asset utilization.

Inventory

Device parts inventory is stated at the lower of cost, determined using the weighted-average cost method, or net realizable value. We record a valuation reserve for obsolete and slow-moving inventory, relying principally on specific identification, and we recognize a charge to income when factors such as excess or obsolete inventory indicate that an increase in the reserve is required. Our inventory valuation reserve was $175,000 and $465,000 as of February 28, 2026 and February 28, 2025, respectively. Estimating net realizable value and the appropriate reserve requires judgment regarding future demand for, and usage of, our device parts.

Sales of Future Revenues

We have entered into transactions in which we received funding from investors in exchange for the right to receive payments based on a percentage of sales of certain revenue categories. We evaluate the facts and circumstances of each such arrangement to determine whether it should be accounted for as a sale of future revenues or, in substance, as debt, considering factors such as whether the arrangement purports to be a sale, whether we have continuing involvement in generating the underlying cash flows, whether the transaction is cancellable, whether the investor’s rate of return is implicitly limited by the terms of the agreement, and whether the investor has recourse. Where an arrangement is determined to be debt, it is recorded as debt and amortized using the effective interest method. As of the date of our financial statements, we have determined that all such arrangements constitute debt. This determination requires significant judgment and could materially affect the classification and timing of amounts reflected in our financial statements.

Income Taxes

We account for income taxes under the asset and liability method, under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized, which requires significant judgment regarding the timing and amount of future taxable income.

17

 MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

The following discussion of our financial condition and results of operations for the three months ended May 31, 2026 and May 31, 2025 should be read in conjunction with our unaudited consolidated financial statements and the notes to those statements that are included elsewhere in this report. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under Item 1A. Risk Factors appearing in our Annual Report on Form 10-K for the year ended February 28, 2026, as filed on June 9, 2026 with the SEC. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

Unless expressly indicated or the context requires otherwise, the terms “AITX”, the “Company”, “we”, “us”, and “our” refer to Artificial Intelligence Technology Solutions Inc.

Overview

AITX was incorporated in Florida on March 25, 2010. AITX reincorporated into Nevada on February 17, 2015. AITX’s fiscal year end is February 28 (February 29 during leap year). AITX is located at 10800 Galaxie Ave., Ferndale Michigan, 48220, and our telephone number is 877-767-6268.

AITX’s mission is to apply Artificial Intelligence (AI) technology to solve enterprise problems categorized as expensive, repetitive, difficult to staff, and outside of the core competencies of the client organization.

A short list of basic examples include:

1.	Typical security guard-related functions such as monitoring a parking lot during and after hours and responding appropriately. This scenario applies to perimeters, interior yard areas, and related similar environments.

2.	Integrated hardware/software with AI-driven responses, simulating and expanding on what legacy or manned solutions could perform.

3.	Automation of common access control functions through technology utilizing facial recognition and machine vision, leapfrogging most legacy solutions in use today.

RAD solutions are unique because they:

1.	Start with an AI-driven autonomous response utilizing cellular-optimized communications, while easily connecting to a human operator for a manned response, as needed.

2.	Use unique hardware purpose-built by RAD for delivery of these solutions. Various form factors have been customized to deliver this new functionality.

3.	Deliver services through RAD-developed software and cloud services, allowing enterprise IT groups to focus on core competencies instead of maintenance of complex video and security platforms.

We encourage everyone to ensure they have the most up to date news by visiting AITX at AITX News - AITX - Artificial Intelligence Technology Solutions.

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Management Discussion and Analysis

Results of Operations for the Three Months Ended May 31, 2026 and 2025

The following table shows our results of operations for the three months ended May 31, 2026 and 2025. The historical results presented below are not necessarily indicative of the results that may be expected for any future period.

	Period
	Three Months Ended	Three Months Ended	Change
	May 31, 2026	May 31, 2025	Dollars	Percentage
Revenues	$1,831,202	$1,854,837	$(23,635)	(1)%
Gross profit	1,183,824	1,233,501	(49,677)	(4)%
Operating expenses	3,893,188	4,412,170	(518,982)	(12)%
Loss from operations	(2,709,364)	(3,178,669)	469,305	15%
Other expense, net	(3,006,474)	(1,415,349)	(1,591,125)	(112)%
Net loss	$(5,715,838)	$(4,594,018)	$(1,121,820)	(24)%

Revenue

The following table presents revenues from contracts with customers disaggregated by product/service:

	Three Months Ended	Three Months Ended	Change
	May 31, 2026	May 31, 2025	Dollars	Percentage
Device rental activities	$1,613,095	$1,627,286	$(14,191)	(1)%
Direct sales of goods and services	218,107	227,551	(9,444)	(4)%
	$1,831,202	$1,854,837	$(23,635)	(1)%

Total revenue for the three-month period ended May 31, 2026 was $1,831,202which represented a decrease of $23,635 or 1% compared to total revenue of 1,854,837 for the three months ended May 31, 2025. The decrease in revenue was attributable to a significant drop in the sales for one major customer due to their internal cost cutting initiatives. This major customer previously represented about 48% of the Company’s revenues for the three months ended May 31, 2025 represented 21% of the Company’s revenues for the three months ended May 31, 2026. The Company managed to mitigate this reduction by gaining new customers and diversifying its customer base. For the three months ended May 31, 2026, two customers accounted for 36% of total revenue and for the three months ended May 31, 2025, two customers accounted for 65% of total revenue. The Company expects to see sales growth through new mobile products and software starting in the second quarter of this fiscal year. The mobile products will see a slow steady rollout over the fiscal year due to the capital intensive nature of these products.

Gross profit

Total gross profit for the three-month period ended May 31, 2026 was $1,183,824which represented a decrease of $49,677 compared to gross profit of $1,233,501 for the three months ended May 31, 2025. The decrease is consistent with the decrease in revenues as well as changes in product mix. The gross profit % of 65% for the three-month period ended May 31, 2026 compared with the gross profit % of 67% for the three month period ended May 31, 2025.

Operating Expenses

	Period		Change
	Three Months Ended May 31, 2026	Three Months Ended May 31, 2025	Dollars	Percentage

Research and development	$885,593	$1,087,619	$(202,026)	(19)%
General and administrative	2,907,577	3,232,211	(324,634)	(10)%
Depreciation and amortization	32,646	34,121	(1,475)	(4)%
Operating lease cost and rent	67,372	58,219	9,153	16%
Operating expenses	$3,893,188	$4,412,170	$(518,982)	(12)%

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Our operating expenses were comprised of general and administrative expenses, research and development, and depreciation. General and administrative expenses consisted primarily of professional services, automobile expenses, advertising, salaries and wages, travel expenses and consultants. Our operating expenses during the three-month period ended May 31, 2026 and May 31, 2025, were $3,893,188 and $4,412,170, respectively. The overall decrease of $518,982 was primarily attributable to the following changes in operating expenses of:

●	General and administrative expenses decreased by $324,634. In comparing the three months ended May 31, 2026 and May 31, 2025 this decrease was primarily due to the following decreases: wages and salaries by $227,585, professional fees by $45,167, stock based compensation by $19,847, production supplies by $45,525, RMC costs by $59,948, marketing by $53,486, freight and duty costs by $49,508 and dues and subscriptions by $27,858. These costs were partially offset by increases in subcontractor by $198,837 and with other net G& A account decreases.

●	Research and development decreased by $202,026 due to a decrease in software development as the product is being released.

●	Depreciation and amortization decreased by $1,475.

●	Operating lease cost and rent increased by $9,153 due to one new lease in 2026.

Other Expense

Other expense during the three months ended May 31, 2026 and May 31, 2025, was $3,006,474 and $1,415,349, respectively. The $1,591,125 increase in other expense was primarily attributable to a $885,525 increase in interest expense due to an approximately $338,000 increase in debt discount amortization expense, an approximately $204,000 increase in interest on DVPO balance with the balance due to the switch to some notes (see Note 11) to compounding interest and interest on approximately $2.7 million increase in loans payable. The $707,600 loss on settlement was on the exchange of loans payable and accrued interest for the three months ended May 31, 2026

Net loss

We had a net loss of $5,715,838 for the three months ended May 31, 2026, compared to a net loss of $4,594,018 for the three months ended May 31, 2025. The increase in net loss of $1,121,820 is due to a number of factors: higher other expenses is reduced by lower operating expenses for the three months ended May 31, 2026.

Liquidity, Capital Resources and Cash Flows

Management believes that we will continue to incur losses for the immediate future. Therefore, we will need additional equity or debt financing until we can achieve profitability and positive cash flows from operating activities, if ever. These conditions raise substantial doubt about our ability to continue as a going concern. Our unaudited condensed consolidated financial statements do not include and adjustments relating to the recovery of assets or the classification of liabilities that may be necessary should we be unable to continue as a going concern.

As of May 31, 2026, we had a cash balance of $94,643, accounts receivable (net) of $974,897, device parts inventory(net) of $1,378,950 and $44,890,383 in current liabilities. At the current cash consumption rate, we will need to consider additional funding sources going forward. We are taking proactive measures to reduce operating expenses and drive growth in revenue.

The successful outcome of future activities cannot be determined at this time and there is no assurance that, if achieved, we will have sufficient funds to execute our intended business plan or generate positive operating results.

Capital Resources

The following table summarizes total current assets, liabilities and working capital (deficit) for the periods indicated:

	May 31, 2026	February 28, 2026
Current assets	$3,005,227	$2,935,003
Current liabilities	44,890,383	19,952,748
Working capital	$(41,885,156)	$(17,017,745)

As of May 31, 2026 and February 28, 2026, we had a cash balance of $94,643 and $109,043, respectively.

Summary of Cash Flows

	Three Months Ended May 31, 2026	Three Months Ended May 31, 2025
Net cash used in operating activities	$(2,759,307)	$(3,321,185)
Net cash used in investing activities	$(16,438)	$(9,720)
Net cash provided by financing activities	$2,761,345	$2,789,777

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Net cash used in operating activities.

Net cash used in operating activities for the three months ended May 31, 2026 was $2,759,307 which included a net loss of $5,715,838, non-cash activity such as bad debts expense of $70,000, reduction of right of use asset of $38,013, accretion of lease liability $23,281, stock based compensation of $60,508, change in operating assets and liabilities of $1,255,482, amortization of debt discount of $385,493, decrease in related party accrued payroll and interest of $129,687 and depreciation and amortization of $545,841 to derive the uses of cash in operations.

Net cash used in investing activities.

Net cash used in investing activities for the three months ended May 31, 2026 was $16,438 which was the purchase of fixed assets of $15,600 and an acquisition of trademark of $838.

Net cash provided by financing activities.

Net cash provided by financing activities for the three months ended May 31, 2026 was $2,761,345. This consisted of share proceeds net of issuance costs of $823,480 , proceeds on the issuance of Series C Preferred Shares of $200,000, proceeds from loans payable of $2,714,028 reduced by repayments on loans payable of $976,163.

Off-Balance Sheet Arrangements

None.

Critical Accounting Policies and Estimates

Critical accounting policies and estimates are further discussed in our Annual Report on Form 10-K for the year ended February 28, 2026, as filed on June 9, 2026.

Related Party Transactions

For both the three months ended May 31, 2026, and May 31, 2025, the Company had repayments of net advances of $129,687 and $0, respectively. At May 31, 2026, the loan payable-related party was $331,946 and $461,633 at February 28, 2026. Included in the balance due to the related party at May 31, 2026, is $255,414 of deferred salary and interest, $157,513 of which bears interest at 12%. As of February 28, 2026, included in the balance due to the related party is $285,638 of deferred salary all of which bears interest at 12%. The accrued interest included in the loan at May 31, 2026, and February 28, 2026, was $84,956, and $79,268, respectively.

During the three months ended May 31, 2026, the Company paid out gross payments to the CEO of $71,105 offset by a bonus accrual of $250,000, which yields a net change of $178,895 relating to deferred compensation for CEO. This was all in accordance with a December 2023 board action allowing for $1 million of annual discretionary compensation as well as a February 28, 2026, board action which provided an additional $1.5 million in compensation. During the three months ended May 31, 2025, the Company paid out gross payments to the CEO of $1,496,687 offset by a bonus accrual of $250,000, which yielded a net change of $1,246,687 relating to deferred compensation for CEO. The balance of deferred compensation for CEO was $1,990,751 and $1,811,856 at May 31, 2026, and February 28, 2026, respectively

For the three months ended May 31, 2026, the Company accrued $0 (three months ended May 31, 2025-$0) of incentive compensation plan payable to the CEO. This will be payable in Series G Preferred Shares, which are redeemable at the Company’s option at $1,000 per share. On May 31, 2026, and February 28, 2026, there was $5,500,000 and $5,500,000 incentive compensation payable.

During the three months ended May 31, 2026, and 2025, the Company was charged $390,130 and $736,875, respectively for fees for research and development from a company partially owned by a principal shareholder. The principal shareholder received no compensation from this partially owned research and development company, and the fees were spent on core development projects. As at May 31, 2026, and February 28, 2026, the balance due to this company was $76,532 and $160,557, respectively.

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BUSINESS

The following is a summary of our business. You should read this summary together with our more detailed disclosure and our consolidated financial statements and the related notes included elsewhere in this prospectus.

We are a developer and operator of AI-driven security and productivity solutions for enterprise clients. Through our family of companies—RAD-I, RAD-M, RAD-G, RAD-R, and RAD Lanka—we develop and deliver AI-driven technologies and services designed to transform security, automation, and operational workflows. Through RAD-I, we market a “Solutions-as-a-Service” model to the security and guarding services industry, which we estimate to be an approximately $50 billion market in the United States, and we design our solutions to deliver cost savings of between 35% and 80% compared with traditional manned security and monitoring. We describe our operations across three pillars: stationary security devices (RAD-I); mobile autonomous platforms (RAD-M), including the ROAMEO mobile security unit; and our SARA agentic AI platform (RAD-G). RAD Lanka, located in Sri Lanka under Port City Colombo status, supports software development and technical operations across our subsidiaries.

BUSINESS

Corporate History and Organization

Artificial Intelligence Technology Solutions Inc. (the “Company,” “AITX,” “we,” “our,” or “us”) was incorporated in the State of Florida on March 25, 2010, under the name On the Move Systems Corp., and reincorporated in the State of Nevada on February 17, 2015. On August 24, 2018, the Company changed its name to Artificial Intelligence Technology Solutions Inc.

In 2017, the Company acquired all of the ownership and equity interests in Robotic Assistance Devices, Inc. (“RAD”), a Nevada corporation founded by Steven Reinharz, the Company’s current Chief Executive Officer and Chief Technology Officer (the “Acquisition”). Prior to the Acquisition, the Company’s operations consisted of an early-stage transportation services business that was disposed of in connection with the Acquisition. As a result, the Acquisition was accounted for as a reverse recapitalization effected through a share exchange, with RAD treated as the accounting acquirer. No goodwill or other intangible assets were recorded in connection with the Acquisition, and the historical operations reflected in our consolidated financial statements are those of RAD.

Since the Acquisition, the Company has been engaged in the development, deployment, and commercialization of artificial intelligence and robotic solutions for security, monitoring, and operational applications. Mr. Reinharz was appointed Chief Executive Officer on March 2, 2021.

The Company conducts substantially all of its operations through five (5) wholly owned subsidiaries: Robotic Assistance Devices, Inc. (“RAD-I”); Robotic Assistance Devices Group, Inc. (“RAD-G”); Robotic Assistance Devices Mobile, Inc. (“RAD-M”); Robotic Assistance Devices Residential, Inc. (“RAD-R”); and Robotic Assistance Devices Lanka (PVT) Ltd. (“RAD Lanka”), a Sri Lanka entity holding Port City Colombo status that operates as a wholly owned subsidiary of RAD-G. The Company anticipates establishing an additional subsidiary, Robotic Assistance Devices Europe (“RAD Europe”), during fiscal 2027 to support growing business activity in the European Union and to serve as the Company’s cost center for Genera Data Protection Regulation (GDPR)-compliant services.

Business Overview

AITX is a vertically integrated developer and operator of artificial intelligence-driven security and operational automation solutions. The Company designs, manufactures, deploys, and supports a portfolio of stationary devices, mobile autonomous platforms, and software products powered by SARA™ (Speaking Autonomous Responsive Agent), our proprietary agentic AI platform. SARA enables our devices to perceive, decide, communicate, and act autonomously in real time, without continuous human intervention.

Substantially all of our revenue is generated through recurring monthly subscription contracts, typically with minimum twelve-month initial terms, under a Solutions-as-a-Service model in which the Company retains ownership of the deployed hardware. The Company also sells units outright to a limited number of legacy enterprise customers. We expect that, over the deployment life of a subscribed unit, gross margin will exceed 75%, and that gross margin on outright sales will exceed 50% based on average bill of materials costs over the past two years and related sales and dealer channel pricing that our market has appeared to accept.

Our customer base spans logistics, healthcare, commercial real estate, manufacturing, retail, education, government, and residential markets, and includes one Fortune Top 10 enterprise and several additional Fortune 500 enterprises. As of the date of this report, the Company has deployed approximately one thousand devices across the United States and Canada, and is in the early stages of European market entry.

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Industry Context and Long-Term Vision

Management views the physical security industry as being in the early stages of the most significant structural transformation in its history. The founder, Steve Reinharz, has written and spoken extensively and is a regular speaker about this transformation since company inception at industry association events hosted by the two industry leading organizations, SIA (Security Industry Organization) and ASIS (American Society for Industry Security). The industry has historically depended on human guard labor, passive video surveillance, and manually monitored alarm systems—a model substantially unchanged in its fundamentals for more than fifty years. That model is, in our view, is undergoing change driven by a variety of factors including increasing challenges with labor and the advent of AI solutions. Guard labor costs continue to rise faster than commercial security budgets; qualified personnel are increasingly difficult to recruit and retain; manual monitoring workflows cannot scale to the volume of cameras and sensors now deployed; and the response-time performance of human-mediated systems is incompatible with the speed at which modern threats develop.

Other industries—logistics, manufacturing, financial services, agriculture—have already passed through the corresponding transition from mechanized labor (the Third Industrial Revolution) to autonomous, AI-orchestrated workflows (commonly described as the Fourth Industrial Revolution, or Industry 4.0). The physical security industry, in management’s view, is now in the first phase of that same transition. AITX is positioned to be a primary participant in this shift, and a substantial portion of the Company’s strategy, capital allocation, and product roadmap is oriented around accelerating it.

Internally, the Company refers to the long-term outcome of this transition as “RAD Town”—a vision in which AITX’s portfolio operates as an integrated autonomous-security fabric across a campus, community, or jurisdiction. In a fully realized RAD Town deployment, ROAMEO mobile units conduct outdoor patrol; AVA manages vehicle access at gates and perimeters; TOM handles credentialed pedestrian and visitor access at building entries; stationary ROSA, RIO, and RAM units provide fixed-position coverage of high-value zones; RADCam protects residential and small-business endpoints; and SARA orchestrates all of it as a single agentic layer, escalating to human responders only when necessary. RAD Town is not a single named site or development; it is the design target around which our product roadmap, software architecture, and partnership strategy are organized.

We believe that the companies that capture the largest share of the value created by this transition will be those that combine proprietary hardware, proprietary AI, a broad partner ecosystem, and operational discipline. The Company’s strategy is built on each of these elements.

Operating Structure and Sales Channels

The Company is organized around four operating subsidiaries focused on commercial product sales and one development and licensing subsidiary. For purposes of management reporting and strategic capital allocation, we view our commercial activity as proceeding along three principal sales avenues: (i) the stationary product portfolio operated through RAD-I; (ii) the mobile autonomous platform operated through RAD-M; and (iii) the agentic AI platform and ecosystem partnerships operated through RAD-G. RAD-R operates a residential product line that is currently a smaller component of consolidated revenue and is discussed separately below.

Management believes that RAD-I, on a standalone basis (based on direct and expenses for only stationary solutions and therefore stripped of any expense not related to stationary solutions and its development), has achieved a point at which its recurring revenue and gross margin could support positive cash flow operations     today. The Company has elected to continue investing materially in RAD-M and RAD-G because we believe those investments will produce substantially larger long-term revenue and enterprise value than would be achievable from RAD-I alone. The Company’s consolidated results therefore continue to reflect the costs of those investments, specifically in mobile, residential and agentic solutions. This positioning reflects management’s view based on internal segment-level analysis; the Company does not separately publish audited standalone financial statements for individual subsidiaries.

RAD-I: Stationary Solutions

Robotic Assistance Devices, Inc. (“RAD-I”) operates the Company’s stationary product portfolio. RAD-I is the largest revenue contributor within the consolidated group, and its product line represents the most mature, most deployed, and most operationally proven elements of our portfolio. RAD-I’s solutions are typically deployed at fixed locations—building entries, gates, perimeters, parking facilities, and interior chokepoints—and are delivered as recurring subscription services.

RAD-I’s current product portfolio includes the following solutions, each of which is integrated with the Company’s SARA agentic AI platform:

ROSA™ (Responsive Observation Security Agent)

ROSA is a compact, self-contained stationary security device combining visual analytics, two-way audio engagement, and AI-driven escalation. ROSA is the Company’s most widely deployed solution and serves as the foundation for several other products in the portfolio. ROSA is used for perimeter and entry-point monitoring, loitering and trespass deterrence, firearm detection, and a range of related applications, and replaces or substantially reduces the need for guard services at protected locations.

RIO™ (ROSA Independent Observatory)

RIO is a portable, solar-powered security tower comprising one or two ROSA devices mounted atop a solar trailer assembly. RIO is designed for rapid deployment in environments where permanent infrastructure is impractical, including construction sites, retail parking lots, healthcare campuses, distribution yards, public events, and temporary high-risk locations. Hundreds of RIO units are actively deployed across the United States.

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AVA™ (Autonomous Verified Access)

AVA is a vehicle gate access management solution combining license plate recognition, two-way voice interaction, and cloud-based authorization. AVA is deployed at logistics hubs, gated communities, corporate and industrial campuses, and multi-tenant commercial properties. AVA is sold both as a standalone subscription and as a component of a broader access platform that includes the Homeowners Association Platform (“HOAP”), a digital pass and visitor management application used by residential communities.

TOM™ (The Office Manager)

TOM automates visitor management and front-desk functions at credentialed pedestrian access points. TOM is deployed across corporate campuses, multi-tenant commercial facilities, government buildings, and educational institutions. One of the world’s largest third-party logistics providers uses TOM to manage visitor intake across its North American distribution network.

ROSS™ and RAM™ (Camera Augmentation Software and Hardware)

ROSS is a software platform that adds AI-driven analytics, escalation workflows, and SARA-enabled response to existing third-party IP security cameras. RAM is a complementary hardware module that adds two-way audio, voice interaction, and ROSA-equivalent SARA functionality to third-party cameras. ROSS and RAM enable customers to modernize their existing camera infrastructure without full hardware replacement and provide a low-friction path to broader RAD ecosystem adoption.

Firearm Detection Analytic

The Company’s firearm detection analytic identifies visible handguns and long guns in real time and is available across RAD-I devices and through the ROSS platform. When integrated with SARA, the analytic produces autonomous escalation, voice intervention, administrator notification, and first-responder outreach within seconds of detection. The analytic received the American Security Today ASTORS award for Best Metal/Weapons Detection Solution.

Forthcoming Stationary Solutions

The Company expects to introduce additional stationary solutions during fiscal year 2027. These products are in active development and are intended to expand RAD-I’s coverage of indoor environments, specialized vertical markets, and high-volume credentialed-access workflows. The Company will provide additional disclosure regarding specific forthcoming products through press releases and subsequent periodic filings as they progress to commercial release.

RAD-M: Mobile Autonomous Solutions

Robotic Assistance Devices Mobile, Inc. (“RAD-M”) operates the Company’s mobile autonomous platform business. RAD-M is the second of the Company’s three primary sales avenues and is the principal area in which the Company has invested development capital over the past several fiscal years.

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ROAMEO™ (Rugged Observation Assistance Mobile Electronic Officer)

ROAMEO is a fully autonomous, outdoor mobile security vehicle designed to conduct routine patrol operations across corporate campuses, distribution yards, parking facilities, educational and healthcare campuses, municipal parks, and similar large outdoor environments. ROAMEO operates without on-site human pilots, relying on the Company’s autonomous navigation stack, on-board sensor suite, cellular and 5G connectivity, and full integration with the SARA agentic AI platform. ROAMEO is designed to detect, assess, communicate, escalate, and report autonomously, and to replace or substantially reduce the cost of mobile guard patrols conducted in vehicles or on foot.

Development Investment and Deployment Status

Management estimates that the Company has spent approximately $20 million in the cumulative development of the ROAMEO platform across fiscal years preceding the fiscal year covered by this report. This estimate includes cash research and development expenditures, engineering costs, allocated executive and indirect labor, and other indirect costs reasonably attributable to the ROAMEO program. The Company does not separately report segment-level research and development on this basis in its audited consolidated financial statements; the $20 million figure reflects management’s internal allocation and view and is provided here to give investors a directionally accurate sense of the scale of investment that has been made.

Following the additional engineering, manufacturing, and integration work conducted during the fiscal year ended February 28, 2026, the Company commenced commercial deployment and recurring billing on two ROAMEO units in May 2026. Initial deployments are at two enterprise customer sites: a major logistics operator (previously disclosed by press release) and a healthcare group. The Company has additional pre-sold units in its order pipeline and is actively expanding its ROAMEO production capacity to meet demand.

RAD-M Financial Expectations

Management has significant expectations for the RAD-M business. Each ROAMEO deployment is structured as a recurring monthly subscription at a substantially higher monthly price point than the Company’s stationary products, and the addressable market for outdoor autonomous patrol is large relative to the Company’s current revenue base . Management expects that, based on the current sales pipeline and assuming successful execution of the ROAMEO production ramp, RAD-M will surpass RAD-I’s monthly recurring revenue contribution at some point as management believes the mobile business has a higher revenue ceiling than stationary solutions. This is a forward-looking statement; actual results may differ materially, and the timing and magnitude of RAD-M’s revenue contribution will depend on a range of factors including production capacity, customer adoption, and the operational performance of deployed units. See “Cautionary Statement Regarding Forward-Looking Information” at the front of this report.

RAD-G: Agentic AI and Platform Partnerships

Robotic Assistance Devices Group, Inc. (“RAD-G”) operates the Company’s agentic AI development and platform business. RAD-G holds, develops, and commercializes the SARA platform and related AI assets, and is the operating home of the Company’s partnership and ecosystem strategy. RAD Lanka, the Company’s Sri Lanka subsidiary, operates as a wholly owned subsidiary of RAD-G.

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SARA™ (Speaking Autonomous Responsive Agent)

SARA is the Company’s proprietary agentic AI platform. SARA combines large language model architecture, situational logic, voice interaction, and autonomous action to enable RAD devices—and, increasingly, third-party devices and platforms—to engage with and respond to security situations in real time. SARA is embedded in substantially all of the Company’s deployed devices and is the foundational asset around which RAD-G’s commercial activity is organized.

SARA received Judges’ Choice and Best in Threat Detection and Response Solutions honors in the Security Industry Association New Product Showcase at ISC West 2025. In 2026, SARA was again recognized at ISC West in connection with the Company’s integration partnership with Immix, the leading central station monitoring software platform.

Platform Partnership Strategy

The Company’s long-term view is that the value of an agentic AI platform in physical security is determined principally by the breadth of devices, monitoring platforms, dealers, and end users with which it integrates. RAD-G is therefore organized around expanding the SARA ecosystem along five categories of relationship:

●	Monitoring platforms and central stations. The Company’s integration with Immix, announced and recognized during fiscal 2026, is intended as a model for embedding SARA into the platforms that already sit at the center of the remote video monitoring industry. Management views this category as the highest-leverage opportunity for SARA adoption.

●	Third-party hardware manufacturers. SARA’s commercial value increases with every additional camera, sensor, and access control device it can operate. The Company is actively pursuing licensing and integration arrangements with hardware vendors across the security industry.

●	Dealers and integrators. As of the date of this report, the Company’s authorized dealer network has grown to over one hundred dealers across the United States, Canada, and the European Union. The dealer channel is one of the Company’s primary growth engines, and RAD-G supports the channel with SARA-enabled product positioning and joint sales materials.

●	Enterprise and Fortune 500 end users. The Company’s existing enterprise customer base serves as both a revenue base and a credibility base for SARA adoption. Deepening relationships within existing accounts and converting reference deployments into category-defining case studies is a continuing priority.

●	Insurance, regulatory, and policy stakeholders. As AI-orchestrated security response becomes a more substantial component of the physical security industry, insurance carriers, municipal regulators, and standards bodies will increasingly shape the operating environment. The Company participates in industry policy efforts, including through Mr. Reinharz’s role on the Board of the Security Industry Association and his chairmanship of its Autonomous Working Group.

RAD-G Sales Funnel and Expectations

RAD-G, based on it’s developing ‘SARA’ solution, has generated substantial industry interest and a relatively substantial sales funnel. The solution has won two Security Industry Association (SIA) awards and Steve Reinharz has been asked several times to speak to various groups and industries about it. This, combined with various partner relationships, incoming interest, outbound prospect generation and other sales activities have created a substantial RAD G sales funnel in management’s view for an early-stage AI platform business. Management has high expectations for substantial revenue generation in this subsidiary. This is a forward-looking statement and actual results may differ materially.

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RAD-R: Residential Solutions

Robotic Assistance Devices Residential, Inc. (“RAD-R”) operates the Company’s residential security product business, principally through the RADCam™ product line. RADCam is an AI-powered, voice-enabled security camera designed for homeowners, property managers, and small businesses, and is differentiated from typical residential security cameras by its real-time conversational engagement capability, supported by SARA in an “SOS” configuration.

RAD-R’s financial performance during fiscal 2026 was substantially below Company’s expectations. The principal cause was the structural difference between business-to-business (“B2B”) and business-to-consumer (“B2C”) go-to-market economics. The Company’s core operating expertise, sales channel, and customer acquisition model are built around B2B sale cycles. The B2C residential market requires a substantially higher level of consumer marketing spend than the Company was prepared to commit during fiscal 2026, given competing capital priorities. The business generated an immaterial amount to consolidated revenue.

Notwithstanding the financial result, management continues to view RADCam as a superior product to comparable solutions available in the residential security camera market. The Company has no immediate plans to discontinue service to existing RADCam subscribers or to remove the product from sale. RADCam continues to be available for purchase through radcam.ai, Amazon, and other retail outlets.

The Company has modified the Residential software so that it can be deployed through RAD-I into the small-and-medium business and enterprise markets and be compatible with RAD’s primary solution RADSoC™.

Sales, Channels, and Customers

The Company sells through three principal channels: direct enterprise sales, an authorized dealer network, and online retail (in the case of RADCam). The direct enterprise sales team is led by a Senior Vice President of Sales with multiple direct reports and is supplemented by the President of RAD and the Company’s Chief Executive Officer in larger and more strategic accounts. The dealer network, which has grown to over one hundred authorized dealers across the United States, Canada, and the European Union, addresses small and middle-market accounts and provides geographic reach that direct enterprise sales cannot economically cover.

The Company’s end-user base spans a broad cross-section of industries. Sales pipeline and deployment activity during fiscal 2026 was concentrated in logistics and distribution, healthcare, commercial real estate, manufacturing, retail, education, government, and residential community markets.

Management has identified that the conversion rate of qualified sales opportunities to deployed clients—which historically lagged behind expectations—improved during fiscal 2026, principally as a result of (i) the maturity of the Gen 4 hardware platform, (ii) the broader integration of SARA across the portfolio, (iii) a growing set of reference deployments and case studies, and (iv) targeted investment in dealer enablement. The Company continues to focus on this conversion rate as a primary operational metric.

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Manufacturing and Supply Chain

The Company performs final assembly, system integration, software loading, and quality assurance for its hardware products at its facility in Ferndale, Michigan. Sub-component manufacturing, including machined metal and plastic components, printed circuit boards, and selected sub-assemblies, is sourced from a network of domestic and international suppliers. The Company works to, when reasonable, maintain redundant suppliers for substantially all critical components and has structured its supply chain to mitigate concentration risk.

Hardware gross margins to date have been produced under small-batch production conditions. Management expects margin expansion over time as production volumes increase and as the Company captures economies of scale, particularly in connection with the ROAMEO production ramp and additional stationary product introductions.

Intellectual Property

All hardware designs, software, firmware, AI models, and supporting platforms used in the Company’s products are designed, developed, and owned by the Company and its subsidiaries. RAD-I owns the principal intellectual property associated with the Company’s stationary product platform, including the RAD Service Organization Control (SoC) command and control software, the RAD Mobile SoC , the RADGuard application, and the related operating architecture. RAD-G owns the SARA platform and the underlying agentic AI assets. RAD-M owns the autonomous navigation, fleet management, and ROAMEO-specific platform technology.

The Company relies on a combination of trade secret protection, confidentiality and invention-assignment agreements with employees and contractors, copyright, and trademark protection to protect its intellectual property. The Company holds registered trademarks on its principal product names. The Company does not currently rely materially on patent protection.

Competition

The Company competes across three distinct but related markets: traditional guard services and manned monitoring; legacy passive security hardware (cameras, access control devices, alarm systems); and an emerging set of AI-driven security technology companies. Traditional guard and monitoring service providers compete on price and incumbency but are structurally disadvantaged by labor cost inflation and labor availability constraints. Legacy hardware vendors compete on installed base and channel breadth but typically lack agentic AI capability and recurring software economics. AI-native security technology companies, including a small number of autonomous robotics competitors, compete on technology positioning, but most lack the integrated hardware-plus-software-plus-AI delivery model that the Company has developed.

Management believes the Company’s principal competitive advantages are: (i) the integration of proprietary hardware, software, and the SARA agentic AI platform under common ownership and development; (ii) a broad deployed installed base and the operational learning derived from it; (iii) a recurring-revenue business model that aligns the Company with customer success; (iv) a growing dealer and integration partner ecosystem; and (v) the demonstrated ability to bring complex hardware products from concept to commercial deployment, as evidenced by the ROAMEO program.

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Human Capital and Culture

As of the date of this report, the Company has approximately 135 team members across the United States, Canada, the United Kingdom, and Asia, including Sri Lanka. The Company’s Sri Lanka operations are conducted through RAD Lanka, which holds Port City Colombo special economic zone status, providing tax efficiency and access to a cost-effective, educated technical workforce. None of the Company’s employees are represented by a union, and management considers employee relations to be excellent.

The Company has built its culture around the principles of emotional intelligence, accountability, and ownership. Self-awareness, composure, internal motivation, empathy, and social skill are deliberately weighted in the hiring process. Team members are expected to operate with multidisciplinary capability and to adjust scope and focus as the business requires. This culture is, in management’s view, a meaningful operational asset: it allows the Company to move faster than competitors of comparable size, to absorb the inevitable setbacks of a hardware-and-AI development business, and to retain experienced team members through periods of capital constraint.

The Company’s leadership team includes deep experience in security operations, robotics engineering, software development, artificial intelligence, sales, and capital markets. Mr. Reinharz serves on the Board of the Security Industry Association and chairs its Autonomous Working Group, and is a frequent speaker and panelist at industry conferences including ISC West and GSX.

Cybersecurity and Compliance

The Company achieved SOC 2 Type 2 status in February 2025 and has maintained SOC 2 Type 2 through annual audits. The Company has also achieved additional cybersecurity certifications appropriate to its enterprise and government customer base. SOC 2 Type 2 status is a benchmark standard, and in many cases a procurement requirement, for enterprise and government software and security purchases, and the Company’s achievement and maintenance of this status reflects management’s ongoing commitment to data protection and operational integrity. Additional disclosure regarding the Company’s cybersecurity program is provided under Item 1C of this report.

Available Information

The Company’s principal corporate website is www.aitx.ai. Information regarding the Company’s subsidiaries and products is also available at www.radsecurity.com (RAD-I), www.radm.ai (RAD-M), www.radgroup.ai (RAD-G), www.radresidential.ai (RAD-R), and www.radcam.ai (RADCam consumer information). The Company makes available, free of charge through its website and through the SEC’s EDGAR system at www.sec.gov, its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports, as soon as reasonably practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission.

References to the Company’s websites in this report are provided for convenience and information only; the content of those websites is not incorporated by reference into this report.

Press Announcements

During the fiscal year, the Company issued over 100 press releases, the vast majority of them being sales announcements and new authorized dealers being signed. Public events, conferences, awards and new product announcements were also publicized via press releases. All Company press releases can be found here: AITX News - AITX - Artificial Intelligence Technology Solutions

Legal Proceedings

See Item 3 - Legal Proceedings.

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DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The following table sets forth the names, positions and ages of our directors and executive officers as of the date of this report. Our directors serve for one year and until their successors are elected and qualified. Our officers are elected by the board of directors to a term of one year and serve until their successor is duly elected and qualified, or until they are removed from office. The board of directors has no nominating, auditing or compensation committees.

Name	Age	Position
Steven Reinharz (1)	50	Chief Executive Officer, Secretary and Director (2)
Anthony Brenz	64	Chief Financial Officer

(1)	Director as of March 2, 2021
(2)	All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified.

Biographical information concerning our director and executive officers listed above is set forth below.

Steven Reinharz. RAD was founded by Mr. Reinharz in July of 2016, and he has been continuously employed by RAD and its affiliated companies since that time. He is the holder of a majority of our capital stock. Mr. Reinharz has served as a member of the Board of Directors since March 2, 2021 and as our Chief Executive Officer, Chief Financial Officer, and Secretary of the Company since March 2, 2021 and resigned as our Chief Financial Officer as of April 26, 2021 upon Anthony Brenz’s appointment as our Chief Financial Officer. As our Chief Executive Officer and President of RAD, Mr. Reinharz leverages his extensive knowledge and interest in robotics and artificial intelligence to design and develop robotic solutions that increase business efficiency and deliver immediate and impressive cost savings. Mr. Reinharz is an active voice in both the security and artificial intelligence industries. He started and ran his own security integration company from the age of 24 to 31, becoming one of California’s leading system integrators. Mr. Reinharz later was part of a team that successfully sold an integrator to a global security firm for $42 million and has held various other security industry roles. Mr. Reinharz speaks and contributes to panels at ISC East and West, and ASIS. Mr. Reinharz is a leading member of several industry association committees, mostly through the Security Industry Association. Mr. Reinharz has called Orange County, California home since 1995, having grown up in Montreal and Toronto. He earned a dual Bachelor of Science degree in Political Science and Commercial Studies.

Anthony Brenz was appointed as our Chief Financial Officer on April 26, 2021. He is an accomplished senior financial and operational executive for over 20 years of experience in finance and operations, including corporate strategy, procurement and supply chain, human resources, and customer service. From April 2018 to December 2020, Anthony Brenz was the Vice President/Director Finance of AirBoss Flexible Products Company. From September 2014 to April 2018, he was the Chief Financial Officer/Vice President of Finance of Thomson Aerospace and Defense (a Parker Meggitt Company). From August 2012 to September 2014, he was the Vice President/Director of Finance of M B Aeospace US Holdings, Inc. Anthony Brenz received a Bachelor of Accountancy from Walsh College in Troy Michigan in 1989 and has been licensed as a Certified Public Accountant in Michigan since 1989.

There are no family relationships between any of the executive officers and directors.

Board Committees and Director Independence

Mr. Reinharz serves as director, and we do not have a separately designated audit committee, compensation committee or nominating and corporate governance committee. The functions of those committees are being undertaken by our directors. Since we do not have any independent directors and have only two directors, our directors believes that the establishment of committees of the Board would not provide any benefits to our company and could be considered more form than substance.

We currently have an employee director, Mr. Reinharz, but no independent directors, as such term is defined in the listing standards of The NASDAQ Stock Market, and we do not anticipate appointing additional directors in the near future.

Our directors are not “audit committee financial experts” within the meaning of Item 401(e) of Regulation S-K. As with most small, early stage companies, until such time that the Company further develops its business, achieves a stronger revenue base and has sufficient working capital to purchase directors and officer’s insurance, the Company does not have any immediate prospects to attract independent directors. When the Company is able to expand our Board of Directors to include one or more independent directors, the Company intends to establish an Audit Committee of our Board of Directors. It is our intention that one or more of these independent directors will also qualify as an audit committee financial expert. Our securities are not quoted on an exchange that has requirements that a majority of our Board members be independent, and the Company is not currently otherwise subject to any law, rule or regulation requiring that all or any portion of our Board of Directors include “independent” directors, nor are we required to establish or maintain an Audit Committee or other committee of our Board of Directors.

Procedures for Nominating Directors

There have been no material changes to the procedures by which security holders may recommend nominees to the Board since the most recently completed fiscal quarter. We do not have a policy regarding the consideration of any director candidates that may be recommended by our stockholders, including the minimum qualifications for director candidates, nor has our sole director established a process for identifying and evaluating director nominees. We have not adopted a policy regarding the handling of any potential recommendation of director candidates by our stockholders, including the procedures to be followed. Our sole director has not considered or adopted any of these policies, as we have never received a recommendation from any stockholder for any candidate to serve on our Board of Directors. Given our relative size and lack of directors and officers insurance coverage, we do not anticipate that any of our stockholders will make such a recommendation in the near future.

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While there have been no nominations of additional directors proposed, in the event such a proposal is made, all current members of our Board will participate in the consideration of director nominees.

Director Qualifications

Mr. Steve Reinharz is our sole director and was appointed on March 2, 2021. He is the founder of our operating company, Robotoc Assistance Devices, Inc. (see bio on page 33).

Code of Ethics and Business Conduct

We have adopted a code of ethics meeting the requirements of Section 406 of the Sarbanes-Oxley Act of 2002. We believe our code of ethics is reasonably designed to deter wrongdoing and promote honest and ethical conduct; provide full, fair, accurate, timely, and understandable disclosure in public reports; comply with applicable laws; ensure prompt internal reporting of violations; and provide accountability for adherence to the provisions of the code of ethics.

Director Compensation

We reimburse our directors for all reasonable ordinary and necessary business-related expenses, but we did not pay any other director’s fees or any other cash compensation for services rendered as a director during the years ended February 28, 2026 and February 28, 2025 to any of the individuals serving on our Board during that period.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities to file with the SEC initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of our common shares and other equity securities, on Forms 3, 4 and 5 respectively. Executive officers, directors and greater than 10% stockholders are required by the SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based on our review of the copies of such forms received by us, or written representations that no other reports were required, and to the best of our knowledge, we believe that all of our officers, directors, and owners of 10% or more of our common stock filed all required Forms 3, 4, and 5.

EXECUTIVE COMPENSATION

The following table summarizes all compensation recorded by us in the past two fiscal years for Mr. Reinharz , our President and Chief Executive Officer , Anthony Brenz, our Chief Financial Officer

2026 AND 2025 SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary or Fees ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Steven Reinharz	2026	420,000	—	1,500,000	—	—	1,000,000	—	2,920,000
Chief Executive Officer, Chief Financial Officer, Secretary (1)	2025	320,000	836,167	1,500,000	—	—	1,663,833	—	4,320,000

Anthony Brenz	2026	211,865	—	—	—	—	—	1,200	213,055
Chief Financial Officer (1)	2025	200,408	1,000	—	17,975	—	—	1,200	208,988

(1)	Steven Reinharz was appointed Chief Executive Officer, Chief Financial Officer and Secretary on March 2, 2021.Mr.Reinharz ceased being Chief Financial Officer on June 24, 2021 and on that date appointed Anthony Brenz as Chief Financial Officer
(2)	Stock awards are payable in Series G and are included in long term liabilities as they will not be paid out in the current year.

Employment Agreements

On April 9, 2021 Mr. Reinharz entered into an employment agreement with the Company in connection with his service as Chief Executive Officer. The agreement began on April 9, 2021 and has a three-year term, renewable thereafter on an annual basis if neither party files a notice of termination 90 days prior to the term renewal date. The agreement provides for compensation of $240,000 base salary (to be reviewed annually by the Board of Directors) and bonuses to be granted at the discretion of the Board of Directors. The salary for the fiscal year ended February 28, 2026 was $420,000.

31

Outstanding Equity Awards at 2026 Fiscal Year-End

The following table provides information concerning unexercised options, stock that has not vested and equity incentive plan awards for Mr. Brenz, our sole executive officers outstanding as of February 28, 2026:

OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Anthony Brenz	0	0	45,000	$2.00	Sept. 1, 2027	45,000	$12,825	0	0
Anthony Brenz	0	0	100,000	$2.00	Sept. 1, 2028	100,000	$28,500	0	0

On April 14, 2021, the Shareholders of Series E Preferred Stock and the Board of Directors of our Company (“Board”) approved and adopted the 2021 Incentive Stock Plan (the “2021 Plan”). On August 11, 2022 the Company amended the 2021 Plan increasing the maximum number of shares applicable to the 2021 Plan from 50,000 to 1,000,000. On August 14,2023 the Company further amended the plan increasing the maximum shares to 2,000,000.

The purpose of the 2021 Plan is to promote the success of the Company by authorizing incentive awards to retain Directors, executives, selected Employees and Consultants, and reward participants for making major contributions to the success of the Company. The 2021 Plan authorizes the granting of stock options, restricted stock, restricted stock units, stock appreciation rights and stock awards. A total of two d million (2,000,000) shares of common stock may be issued under the 2021 Plan. All awards under the 2021 Plan, whether vested or unvested, are subject to the terms of any recoupment, clawback or similar policy of the Company in effect from time to time, as well as any similar provisions of applicable law, which could in certain circumstances require repayment or forfeiture of awards or any shares of stock or other cash or property received with respect to the awards, including any value received from a disposition of the shares acquired upon payment of the awards. The 2021 Plan will be administered by the Board or any Committee authorized by the Board, if applicable, which will have the sole authority to, among other things: construe and interpret the 2021 Plan; make rules and regulations relating to the administration of the 2021 Plan; select participants; and establish the terms and conditions of awards, all in accordance with the terms of the 2021 Plan. The 2021 Plan will remain in effect until April 14, 2031, unless sooner terminated by the Board. Termination will not affect awards then outstanding.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

At July 15, 2026, we had 419,371,776 shares of Common Stock issued and outstanding. The following table sets forth information regarding the beneficial ownership of our Common Stock as of July 14, 2026, and reflects:

●	each of our executive officers;

●	each of our directors;

●	all of our directors and executive officers as a group; and

●	each stockholder known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock.

32

Information on beneficial ownership of securities is based upon a record list of our stockholders and we have determined beneficial ownership in accordance with the rules of the SEC. We believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws, except as otherwise provided below.

	Amount and Nature of
Name	Beneficial Ownership (1)	Percent of Common Stock (2)

Named Executive Officers and Directors:
Steven Reinharz (3)	1,410,561,057	77.08%
Anthony Brenz	0	0

All executive officers and directors as a group (2 persons)	1,410,561,057	77.08%

5% Shareholders:
Steven Reinharz	1,410,561,057	77.08%

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Beneficial ownership also includes shares of stock subject to options and warrants currently exercisable or exercisable within 60 days of the date of this table. In determining the percent of common stock owned by a person or entity as of the date of this Report, (a) the numerator is the number of shares of the class beneficially owned by such person or entity, including shares which may be acquired within 60 days on exercise of warrants or options and conversion of convertible securities, and (b) the denominator is the sum of (i) the total shares of common stock outstanding on as of July 15, 2026 was 419,371,776 shares, and (ii) the total number of shares that the beneficial owner may acquire upon exercise of the derivative securities. Unless otherwise stated, each beneficial owner has sole power to vote and dispose of its shares.

(2)	Based on 1,453,137,790 shares of the Company’s common stock issued and outstanding as of July 15, 2026.

(3)	Steve Reinharz is a director and the Company’s Chief Executive Officer, Chief Financial Officer and Secretary as well as the CEO of RAD and is the holder of (i) 3,350,000 shares of our Series E Preferred Stock and, (ii) 2,450 shares of our Series F Convertible Preferred Stock. If Mr. Reinharz converted the 2,450 shares of the Company’s Series F Convertible Preferred Stock, he would receive 1,410,561,057 shares of the Company’s common stock, which is included in the chart above as if such conversion has occurred. Further, the outstanding shares of Series E preferred stock have the right to take action by written consent or vote based on the number of votes equal to twice the number of votes of all outstanding shares of common stock. As a result, the holders of Series E preferred stock has 2/3rds of the voting power of all shareholders at any time corporate action requires a vote of shareholders.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

We do not have a written policy for the review, approval or ratification of transactions with related parties or conflicted transactions. When such transactions arise, they are referred to our board of directors for its consideration.

For the years ended February 28, 2026, and February 28, 2025, the Company had net (advances) repayments of ($132,268) and ($71,927), respectively, to its loan payable-related party. At February 28, 2026, the loan payable-related party was $461,633 and $329,365 at February 28, 2025. As of February 28, 2026, included in the balance due to the related party is $285,638 of deferred salary all of which bears interest at 12%. As of February 28, 2025, included in the balance due to the related party is $190,013 of deferred salary all of which bears interest at 12%. The accrued interest included at February 28, 2026, was $79,268 (February 28, 2025- $51,575).

During the year ended February 28, 2026, the Company had a net repayment of $390,744 in deferred compensation for the CEO. This would bring his annual bonus for the year ended February 28, 2026, to $1.0 million. For the fiscal year ended February 28, 2025, the Company paid out $1,390,744 to the CEO. During the year ended February 28, 2025, the Company a net accrual of $1,663,833 in deferred compensation for the CEO. This would bring his annual bonus for the year ended February 28, 2025, to $2.5 million. For the fiscal year ended February 28, 2025, the Company paid out $836,167 to the CEO. This was all in accordance with a December 2023 board action allowing for $1 million of discretionary compensation.

During the years ended February 28, 2026, and February 28, 2025, the Company accrued 1,500 Series G shares to be issued totaling $1,500,000 and 1,500 Series G preferred shares to be issued totaling $1,500,000, respectively, both per Company resolution. The Series G preferred shares are redeemable at $1,000 per share and will be issued by the Company at the appropriate time. The balance of Incentive Compensation Plan Payable at February 28, 2026, was $5,500,000 and the balance February 28, 2025, was $4,000,000.

During the years ended February 28, 2026, and February 28, 2025, the Company was charged $2,576,111 and $2,541,180, respectively in consulting fees for research and development to a company partially owned by a principal shareholder included in research and development expenses. The principal shareholder received no compensation from this partially owned research and development company and the fees were spent on core development projects. As at February 28, 2026, and February 28, 2025, the balance due to this company was $160,557 and $76,532, respectively.

33

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 27,500,000,000 shares of common stock, par value $0.0001 per share, and 20,000,000 shares of preferred stock, par value $0.001 per share. As of July 15, 2026, we had 419,371,776 shares of common stock issued and outstanding, and 1,250,000 shares of common stock issuable. Holders of our common stock are entitled to one vote per share and, subject to the rights of any outstanding preferred stock, to receive dividends when and if declared by our Board of Directors and to share ratably in our assets legally available for distribution upon liquidation, dissolution or winding up. Holders of our common stock do not have preemptive, subscription, redemption or conversion rights, and no sinking fund provisions apply to our common stock. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we have designated or that we may designate and issue in the future.

The number of authorized shares of our common stock has been amended on several occasions. On October 15, 2025, our Board of Directors increased the authorized common stock from 23,000,000,000 shares to 27,500,000,000 shares. On March 19, 2026, the Board of Directors and the holder of a majority of the Company’s voting power approved, by written consent, a decrease in the Company’s authorized common shares from 27,500,000,000 to 12,000,000,000. The Certificate of Amendment effecting this decrease was not filed with, or accepted by, the Nevada Secretary of State until July 15, 2026, on which date the decrease became effective. As of February 28, 2026 and continuing through the filing date of the Company’s original Annual Report on Form 10-K for the fiscal year ended February 28, 2026, the Company’s authorized common shares remained 27,500,000,000.

Preferred Stock

Under our Articles of Incorporation, as amended, we are authorized to issue up to 20,000,000 shares of preferred stock, par value $0.001 per share. Our Board of Directors is authorized, without further action by our stockholders, to designate and issue preferred stock in one or more series and to fix the designations, powers, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions thereof, including dividend rights, conversion rights, voting rights, redemption terms and liquidation preferences, of each series. As of the date of this prospectus, our Board of Directors has designated five series of preferred stock, as described below, and 15,534,000 authorized shares of preferred stock remain undesignated. The issuance of preferred stock could adversely affect the voting power, dividend rights and other rights of holders of our common stock and could have the effect of delaying, deferring or preventing a change in control of our Company.

Series B Convertible, Redeemable Preferred Stock

Our Board of Directors has designated 5,000 shares as Series B Convertible, Redeemable Preferred Stock, par value $0.001 per share, with a stated value of $1,200 per share. As of the date of this prospectus, no shares of Series B Convertible, Redeemable Preferred Stock were issued or outstanding. The Series B preferred stock ranks senior to our common stock and common stock equivalents with respect to distributions upon liquidation, votes together with the common stock on an as-converted basis, and accrues cumulative dividends at 8% per annum, payable quarterly in cash or in additional shares of preferred stock at the Company’s discretion. Each holder may convert its shares into common stock at a conversion price equal to the lower of (i) a fixed price based on the closing bid price of the common stock on the trading day immediately preceding acquisition of the shares and (ii) the lowest traded price of the common stock during the ten calendar days immediately preceding the conversion date, subject to downward adjustment upon an event of default. The Company is obligated to redeem the Series B preferred stock in installments on the 30th, 60th and 90th days following issuance at a redemption price equal to the stated value of each share, plus accrued and unpaid dividends and other amounts due to the holder.

Series C Convertible, Redeemable Preferred Stock

Our Board of Directors has designated 1,000 shares as Series C Convertible, Redeemable Preferred Stock, par value $0.001 per share, with a stated value of $1,200 per share. As of May 31, 2026, 354 shares of Series C Convertible, Redeemable Preferred Stock were issued and outstanding. The Series C preferred stock ranks senior to our common stock upon liquidation, votes together with the common stock on an as-converted basis, and accrues cumulative dividends at 12% per annum, payable quarterly. Beginning 180 days after issuance, each holder may convert its shares into common stock at a conversion price equal to the lower of (i) a fixed price based on the closing bid price of the common stock on the trading day immediately preceding acquisition of the shares and (ii) the lowest traded price of the common stock during the ten calendar days immediately preceding the conversion date, subject to downward adjustment upon an event of default. The shares are redeemable at 109.5% of stated value, plus accrued and unpaid dividends and other amounts due, on the 180th day following issuance, or earlier at the Company’s election upon three trading days’ written notice.

34

Series E Preferred Stock

Our Board of Directors has designated 4,350,000 shares as Series E Preferred Stock, par value $0.001 per share. As of the date of this prospectus, 3,350,000 shares of Series E Preferred Stock were issued and outstanding, all of which are held by Steven Reinharz, our Chief Executive Officer, Chief Financial Officer, Secretary and Chairman. The Series E Preferred Stock is not convertible, is not redeemable, is not entitled to dividends, ranks junior to our common stock with respect to distributions upon liquidation, and has no liquidation preference. The Series E Preferred Stock carries super-voting rights. The outstanding shares of Series E Preferred Stock are entitled to take action by written consent, or to vote together with the common stock, in each case with a number of votes equal to twice the number of votes of all outstanding shares of the Company’s equity securities entitled to vote. As a result, the holder of the Series E Preferred Stock controls two-thirds of the total voting power of the Company on any matter submitted to a vote of stockholders and is able to determine the outcome of substantially all such matters, including the election of directors. In addition, by virtue of this voting power, our Chief Executive Officer and Chairman is able, at any time, to unilaterally approve an increase in the number of authorized shares of our common stock under our Articles of Incorporation and bylaws without the need to call a general meeting of the holders of our common stock. See “Risk Factors” and “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.”

Series F Convertible Preferred Stock

Our Board of Directors has designated 10,000 shares as Series F Convertible Preferred Stock, par value $1.00 per share. As of the date of this prospectus, 2,513 shares of Series F Convertible Preferred Stock were issued and outstanding, of which 2,450 shares are held by Steven Reinharz, our Chief Executive Officer and Chairman. The Series F Convertible Preferred Stock is not redeemable, is not entitled to dividends, has no voting rights and has no liquidation preference. Each holder may, at any time, convert all (but not less than all) of its shares of Series F Convertible Preferred Stock into a number of shares of common stock determined by multiplying the number of issued and outstanding shares of common stock of the Company on the conversion date by 3.45, allocated pro rata among the holders. So long as any shares of Series F Convertible Preferred Stock are outstanding, the Company may not, without the approval of the holders of a majority of the outstanding shares, alter or change the rights, preferences or privileges of the Series F preferred stock in a manner adverse to the holders or create any senior or pari passu securities. Because of the size of the conversion factor, conversion of the outstanding Series F Convertible Preferred Stock would result in the issuance of a very substantial number of shares of common stock and would be materially dilutive to holders of our common stock.

Series G Preferred Stock

Our Board of Directors has designated 100,000 shares as Series G Preferred Stock, par value $0.001 per share. As of the date of this prospectus, no shares of Series G Preferred Stock were issued or outstanding. The Series G Preferred Stock is redeemable at $1,000 per share, has no voting rights, has no liquidation preference and is not entitled to dividends.

Undesignated Preferred Stock

The remaining 15,534,000 authorized shares of preferred stock are undesignated and available for future issuance in one or more series having such designations, powers, preferences, rights, qualifications, limitations and restrictions as our Board of Directors may determine, in each case without further action by the holders of our common stock.

Transfer Agent

The Company’s transfer agent is Transhare Corporation located at, 17755 US Highway 19 N., Suite 140, Clearwater, Florida 33764 and their telephone number is (303) 662-1112

35

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Frederick M. Lehrer, P. A.

EXPERTS

Our consolidated financial statements as of and for the fiscal years ended February 28, 2026 and February 28, 2025 included in this prospectus have been audited by L J Soldinger Associates, LLC, our independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph relating to our ability to continue as a going concern), and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits. For further information with respect to us and our common stock, we refer you to the registration statement and its exhibits.

36

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Artificial Intelligence Technology Solutions, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Artificial Intelligence Technology Solutions, Inc. and its subsidiaries (the “Company”) as of February 28, 2026 and February 28, 2025, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the years in the two-year period ended February 28, 2026, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of February 28, 2026, and February 28, 2025, and the results of its operations and its cash flows for each of the years in the two-year period ended February 28, 2026, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company had negative cash flow from operating activities of approximately $9.3 million, an accumulated deficit of approximately $171.1 million and negative working capital of approximately $17.0 million as of and for the year ended February 28, 2026, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there were no critical audit matters.

/s/ L J Soldinger Associates, LLC

We have served as the Company’s auditor since 2019.

Deer Park, Illinois
PCAOB ID: 318
June 8, 2026

F-2

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

CONSOLIDATED BALANCE SHEETS

	February 28, 2026	February 28, 2025
ASSETS
Current assets:
Cash	$109,043	$865,975
Accounts receivable, net	1,004,201	1,367,331
Share proceeds receivable	—	418,669
Device parts inventory, net	1,318,742	1,583,726
Prepaid expenses and deposits	503,017	792,842
Total current assets	2,935,003	5,028,543
Operating lease asset	931,814	1,010,545
Revenue earning devices, net of accumulated depreciation of $3,257,668 and $2,292,172, respectively	5,097,627	4,539,180
Fixed assets, net of accumulated depreciation of $540,426 and $491,186, respectively	183,185	258,328
Trademarks	35,319	33,321
Investment at cost	100,000	100,000
Security deposit	19,280	15,880
Total assets	$9,302,228	$10,985,797
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$3,007,270	$2,121,871
Customer deposits	147,326	91,578
Current operating lease liability	243,690	197,349
Current portion of deferred variable payment obligation	3,161,727	1,901,258
Loan payable - related party	461,633	329,365
Deferred compensation for CEO	1,811,856	2,202,600
Current portion of loans payable, net of discount of $635,774 and $0	8,848,140	519,105
Current portion of accrued interest payable	2,271,106	213,555
Total current liabilities	19,952,748	7,576,681
Non-current operating lease liability	676,694	810,513
Loans payable, net of discount of $0 and $360,163, respectively	24,188,380	31,922,078
Deferred variable payment obligation	2,525,000	2,525,000
Incentive compensation plan payable	5,500,000	4,000,000
Accrued interest payable	9,122,552	13,680,453
Total liabilities	61,965,374	60,514,725

Series B Convertible, Redeemable Preferred Stock. $0.001 par value; 8% cumulative dividend payable quarterly,$1,200 stated value, 5,000 shares authorized, no shares issued and outstanding at February 28, 2026 and February 28, 2025, respectively	—	—
Series C Convertible, Redeemable Preferred Stock. $0.001 par value; $1,200 stated value, redeemable at 109.5%, 12% dividend, 1,000 shares authorized, 417 and 306 shares issued and outstanding at February 28, 2026 and February 28, 2025, respectively	547,941	402,084

Commitments and Contingencies
Stockholders’ deficit:
Preferred Stock, undesignated; 15,534,000 shares authorized; no shares issued and outstanding at February 28, 2026 and February 28, 2025, respectively	—	—
Series G Redeemable Preferred Stock. $0.001 par value; 100,000 shares authorized, no shares issued and outstanding at February 28, 2026 and February 28, 2025, respectively	—	—
Series E Preferred Stock, $0.001 par value; 4,350,000 shares authorized; 3,350,000 and 3,350,000 shares issued and outstanding, respectively	3,350	3,350
Series F Convertible Preferred Stock, $1.00 par value; 10,000 shares authorized; 2,513 and 2,513 shares issued and outstanding, respectively	2,513	2,513
Common Stock, $0.00001 par value; 27,500,000,000 shares authorized as of February 28, 2026 and February 28, 2025 (subsequently decreased to 12,000,000,000 shares authorized effective July 15, 2026 — see Summary of Common Stock Activity below); 267,872,804 and 144,124,538 shares issued, issuable and outstanding, respectively	2,679	1,441
Additional paid-in capital	117,803,027	106,459,528
Preferred stock to be issued	99,086	99,086
Accumulated deficit	(171,121,742)	(156,496,930)
Total stockholders’ deficit	(53,211,087)	(49,931,012)
Total liabilities and stockholders’ deficit	$9,302,228	$10,985,797

The accompanying notes are an integral part of these consolidated financial statements.

F-3

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended February 28, 2026	Year Ended February 28, 2025

Revenues	$7,745,336	$6,130,886

Cost of goods sold	159,020	1,334,824
Depreciation and Amortization	1,981,679	1,051,498
Loss on disposal of revenue earning devices	70,937	-
Total Cost of Goods Sold	2,211,636	2,386,322

Gross Profit	5,533,700	3,744,564

Operating expenses:
Research and development (note 9)	4,128,155	3,462,558
General and administrative	12,933,696	13,559,009
Depreciation and amortization	141,051	429,139
Loss on disposal of fixed assets	22,312	—
Operating lease cost and rent	251,883	240,731
Total operating expenses	17,477,097	17,691,437

Loss from operations	(11,943,397)	(13,946,873)

Other income (expense), net:
Interest expense	(6,001,539)	(5,456,981)
Gain on settlement of debt	3,434,685	468,262
Total other income (expense), net	(2,566,854)	(4,988,719)

Net Loss	$(14,510,251)	$(18,935,592)

Net loss per share - basic	$(0.07)	$(0.16)

Net loss per share - diluted	$(0.07)	$(0.16)

Weighted average common share outstanding – basic and diluted	202,908,578	116,476,733

The accompanying notes are an integral part of these consolidated financial statements.

F-4

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED FEBRUARY 28, 2026 AND FEBRUARY 28, 2025

	Temporary Equity		Shareholder’s Deficit
	Series B & C		Series E		Series F				Additional		Total
	Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Paid-In	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance at February 29, 2024	—	—	3,350,000	$3,350	2,533	$101,619	92,387,510	$924	$92,656,977	$(132,962,427)	$(40,199,557)
Cumulative Effect Adjustment RFV discount per adoption of ASU 2020-06 at March 1, 2024	—	—	—	—	—	—	—	—	—	(4,175,535)	(4,175,535)
Issuance of shares, net of $701,565 issuance costs	—	—	—	—	—	—	49,796,369	498	13,120,181	—	13,120,679
Debt exchanged for common stock	—	—	—	—	—	—	1,940,659	19	561,981	—	562,000
Series F Preferred Shares exchanged for debt	—	—	—	—	(20)	(20)	—	—	(65,793)	(334,187)	(400,000)
Issuance of Series B Preferred Shares	300	360,000	—	—	—	—	—	—	(82,000)	—	(82,000)
Series B Preferred Shares issued as commitment fee	20	24,000	—	—	—	—	—	—	(24,000)	—	(24,000)
Series B Preferred shares issued as dividend	4	5,188	—	—	—	—	—	—	(5,188)	—	(5,188)
Redemption of Series B Preferred shares	(324)	(389,188)	—	—	—	—	—	—	89,189	(89,189)	—
Issuance of Series C Preferred Shares	306	402,084	—	—	—	—	—	—	(123,504)	—	(123,504)
Stock based compensation	—	—	—	—	—	—	—	—	331,685	—	331,685
Net loss	—	—	—	—	—	—	—	—	—	(18,935,592)	(18,935,592)
Balance at February 28, 2025	306	$402,084	3,350,000	$3,350	2,513	$101,599	144,124,538	$1,441	$106,459,528	$(156,496,930)	$(49,931,012)

The accompanying notes are an integral part of these consolidated financial statements.

F-5

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT

	Temporary Equity		Shareholder’s Deficit
	Series B & C		Series E		Series F				Additional		Total
	Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Paid-In	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance at February 28, 2025	306	402,084	3,350,000	$3,350	2,513	$101,599	144,124,538	$1,441	$106,459,528	$(156,496,930)	$(49,931,012)
Issuance of shares, net of $364,161 issuance costs	—	—	—	—	—	—	50,403,802	504	4,800,680	—	4,801,184
Debt exchanged for common stock	—	—	—	—	—	—	71,350,000	714	6,383,286	—	6,384,000
Conversion of Series C Preferred shares	(85)	(111,690)	—	—	—	—	1,994,464	20	196,360	(84,690)	111,690
Cash redemption of Series C shares	(95)	(125,000)	—	—	—	—	—	—	29,871	(29,871)	—
Series C Preferred shares issued as dividend	44	58,100	—	—	—	—	—	—	(58,100)	—	(58,100)
Penalty on failure to redeem Series C Preferred shares	114	149,307	—	—	—	—	—	—	(149,307)	—	(149,307)
Penalty on failure to convert Series C Preferred shares	133	175,140	—	—	—	—	—	—	(175,140)	—	(175,140)
Stock based compensation	—	—	—	—	—	—	—	—	315,849	—	315,849
Net loss	—	—	—	—	—	—	—	—	—	(14,510,251)	(14,510,251)
Balance at February 28, 2026	417	$547,941	3,350,000	$3,350	2,513	$101,599	267,872,804	$2,679	$117,803,027	$(171,121,742)	$(53,211,087)

The accompanying notes are an integral part of these consolidated financial statements.

F-6

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended February 28, 2026	Year Ended February 28, 2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(14,510,251)	$(18,935,592)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,122,730	1,480,636
Inventory provision (recovery)	(290,000)	(494,000)
Bad debts expense	138,405	83,682
Reduction of right of use asset	141,217	119,151
Accretion of lease liability	103,956	118,502
Stock based compensation	1,815,848	1,831,685
Amortization of debt discounts	536,078	271,234
Penalty added to face value of the loan	24,510	—
Gain on settlement of debt	(3,434,685)	(468,262)
Loss on disposal of revenue earning devices and fixed assets	93,249	—
Increase in related party accrued payroll and interest	132,268	71,927
Changes in operating assets and liabilities:
Accounts receivable	224,725	(694,929)
Prepaid expenses	294,264	(160,393)
Deposit on right of use asset	(13,187)	—
Security deposit on operating lease	(3,400)	—
Device parts inventory	(2,133,437)	(2,464,468)
Accounts payable and accrued expenses	879,021	505,068
Deferred compensation for CEO	(390,744)	1,663,833
Customer deposits	55,748	17,876
Operating lease liability payments	(238,792)	(225,413)
Current portion of deferred variable payment obligations for Payments	1,260,469	996,881
Accrued interest payable	3,847,474	4,086,194
Net cash used in operating activities	(9,344,534)	(12,196,388)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets	(10,863)	(23,724)
Purchase of trademarks	(1,998)	(6,241)
Purchase of investment (convertible note receivable)	—	(50,000)
Net cash used in investing activities	(12,861)	(79,965)

CASH FLOWS FROM FINANCING ACTIVITIES:
Share proceeds net of issuance costs	5,219,853	12,702,010
Proceeds on issuance of Series B Preferred Shares	—	278,000
Redemption of Series B or Series C Preferred Shares	(125,000)	(389,188)
Proceeds on issuance of Series C Preferred Shares	—	278,580
Proceeds from loans payable	4,808,171	350,000
Repayment of loans payable	(1,302,561)	(183,000)
Net cash provided by financing activities	8,600,463	13,036,402

Net change in cash	(756,932)	760,049

Cash, beginning of period	865,975	105,926

Cash, end of period	$109,043	$865,975

Supplemental disclosure of cash and non-cash transactions:
Cash paid for interest	$188,993	$94,517
Cash paid for income taxes	$—	$—

Noncash investing and financing activities:
Cumulative Effect Adjustment RFV discount per adoption of ASU 2020-06 at March 1, 2024	$—	$4,175,535
Right of use asset for lease liability	$53,739	$—
Transfer from device parts inventory to fixed assets	$2,688,421	$3,506,341
Series C penalty shares issued	$324,447	—

Discount applied to face value of loans	$811,689	$—

Exchange of Series F Preferred Shares for loans payable	$—	$400,000
Exchange of loans payable and accrued interest for common shares	$6,484,000	$562,000
Convertible note receivable exchanged for investment at cost	$—	$50,000
Dividend on Series B or Series C Preferred Shares paid in Series B or Series C Preferred Shares	$58,100	$5,188

The accompanying notes are an integral part of these consolidated financial statements.

F-7

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. GENERAL INFORMATION AND GOING CONCERN

Artificial Intelligence Technology Solutions Inc. (formerly known as On the Move Systems Corp.) (“AITX” or the “Company”) was incorporated in Florida on March 25, 2010 and reincorporated in Nevada on February 17, 2015. On August 24, 2018, Artificial Intelligence Technology Solutions Inc., changed its name from On the Move Systems Corp (“OMVS”).

Robotic Assistance Devices, LLC (“RAD”), was incorporated in the State of Nevada on July 26, 2016 as a LLC. On July 25, 2017, Robotic Assistance Devices LLC converted to a C Corporation, Robotic Assistance Devices, Inc. through the issuance of 10,000 common shares to its sole shareholder.

On August 28, 2017, AITX completed the acquisition of RAD (the “Acquisition”), whereby AITX acquired all the ownership and equity interest in RAD for 3,350,000 shares of AITX Series E Preferred Stock and 2,450 shares of Series F Convertible Preferred Stock. AITX’s prior business focus was transportation services, and AITX was exploring the on-demand logistics market by developing a network of logistics partnerships. As a result of the closing of the Acquisition, AITX has succeeded to the business of RAD, in which AITX purchased all of the outstanding shares of capital stock of RAD. As a result, AITX’s business going forward will consist of one segment activity which is the delivery of artificial intelligence and robotic solutions for operational, security and monitoring needs.

The Acquisition was treated as a reverse recapitalization effected by a share exchange for financial accounting and reporting purposes since substantially all of AITX’s operations were disposed of as part of the consummation of the transaction. Therefore, no goodwill or other intangible assets were recorded by AITX as a result of the Acquisition. RAD is treated as the accounting acquirer as its stockholders control the Company after the Acquisition, even though AITX was the legal acquirer. As a result, the assets and liabilities and the historical operations that are reflected in these financial statements are those of RAD as if RAD had always been the reporting company.

GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.

For the year ended February 28, 2026, the Company had negative cash flow from operating activities of $9,344,534. As of February 28, 2026 the Company has an accumulated deficit of $171,121,742 and negative working capital of $17,017,745. Management does not anticipate having positive cash flow from operations in the near future. These factors raise substantial doubt about the Company’s ability to continue as a going concern for the twelve months following the issuance of these financial statements.

The Company does not have the resources at this time to repay all its credit and debt obligations, make any payments in the form of dividends to its shareholders or fully implement its business plan. Without additional capital, the Company will not be able to remain in business. At the same time management points to its successful history with maintaining Company operations and reminds all with reasonable confidence this will continue. Management has plans to address the Company’s financial situation as follows:

Management is committed to raise funds either through convertible debt or equity financing.. There is no assurance that these funds will be able to be raised nor can we provide assurance that these possible raises may not have dilutive effects. In May 2026, the Company entered into an equity financing agreement whereby an investor will purchase up to $10,000,000 of the Company’s common stock at a discount over a three-year period. There remains approximately $10 million left to issue under this arrangement. Management believes that it has the necessary support to continue operations by continuing its funding methods in the following ways : growing revenues ,through equity proceeds, and issuing debt.

F-8

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2. ACCOUNTING POLICIES

Basis of Presentation and Consolidation

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) and in conformity with the instructions on Form 10-K of Regulation S-X and the related rules and regulations of the Securities and Exchange Commission (“SEC”). The audited consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Robotic Assistance Devices, Inc., Robotic Assistance Devices Group, Inc, Robotic Assistance Devices Mobile, Inc., Robotic Assistance Devices Residential, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

In order to prepare financial statements in conformity with accounting principals generally accepted in the United States, management must make estimates, judgements and assumptions that affect the amounts reported in the financial statements and determine whether contingent assets and liabilities, if any, are disclosed in the financial statements. The ultimate resolution of issues requiring these estimates and assumptions could differ significantly from resolution currently anticipated by management and on which the financial statements are based. The most significant estimates included in these consolidated financial statements are those associated with the assumptions used to value equity instruments used in debt settlements, amendments and extensions.

Reclassifications

Certain amounts in the Company’s consolidated financial statements for prior periods have been reclassified to conform to the current period presentation. These reclassifications have not changed the results of operations of prior periods.

Concentrations of Loans Payable

At February 28, 2026 there were $33,672,294 loans payable, $32,178,506 or 96% of these loans to companies controlled by one individual. At February 28, 2025 there were $32,801,345 loans payable, $28,581,506 or 87% of these loans to companies controlled by one individual..

Cash

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents consist of cash on deposit with banks and money market instruments. The Company places its cash and cash equivalents with high-quality, U.S. financial institutions which, at times, may exceed federally insured limits, and, to date has not experienced losses on any of its balances.

F-9

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Accounts Receivable

Accounts receivable are comprised of balances due from customers, net of estimated allowances for credit losses. In determining collectability, historical trends are evaluated, and specific customer issues are reviewed on a periodic basis to arrive at appropriate allowances. There was an allowance of $170,000 and $140,000 provided as of February 28, 2026 and February 28, 2025, respectively. For the year ended February 28, 2026, two customer account for 31% of total accounts receivable . For the year ended February 28, 2025, one customer accounts for 52% of total accounts receivable.

Device Parts Inventory

Device parts inventory is stated at the lower of cost or net realizable value using the weighted average cost method. The Company records a valuation reserve for obsolete and slow-moving inventory, relying principally on specific identification of such inventory. The Company uses these device parts in the assembly of revenue earning devices (and demo devices) as well as research and development. Depending on use, the Company will transfer the parts to the corresponding asset or expense if used in research and development. A charge to income is taken when factors that would result in a need for an increase in the valuation, such as excess or obsolete inventory, are noted. At February 28, 2026 and at February 28, 2025 there was a valuation reserve of $175,000 and $465,000, respectively.

Revenue Earning Devices

Revenue earning devices are stated at cost. Depreciation is provided on a straight-line basis over the estimated useful life of 48 months. The Company continually evaluates revenue earning devices to determine whether events or changes in circumstances have occurred that may warrant revision of the estimated useful life or whether the devices should be evaluated for possible impairment. The Company uses a combination of the undiscounted cash flows and market approaches in assessing whether an asset has been impaired. The Company measures impairment losses based upon the amount by which the carrying amount of the asset exceeds the fair value.

Fixed Assets

Fixed assets are stated at cost. Depreciation is provided on the straight-line method based on the estimated useful lives of the respective assets which range from three to five years. Major repairs or improvements are capitalized. Minor replacements and maintenance and repairs which do not improve or extend asset lives are expensed currently.

Computer equipment	3 years
Furniture and fixtures	3 years
Office equipment	4 years
Warehouse equipment	5 years
Demo Devices	4 years
Vehicles	3 years
Leasehold improvements	5 years, the life of the lease

The Company periodically evaluates the fair value of fixed assets whenever events or changes in circumstances indicate that its carrying amounts may not be recoverable. Upon retirement or other disposition of fixed assets, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss, if any, is recognized in income.

F-10

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Research and Development

Research and development costs are expensed in the period they are incurred in accordance with ASC 730, Research and Development unless they meet specific criteria related to technical, market and financial feasibility, as determined by Management, including but not limited to the establishment of a clearly defined future market for the product, and the availability of adequate resources to complete the project. If all criteria are met, the costs are deferred and amortized over the expected useful life or written off if a product is abandoned. At February 28, 2026 and February 28, 2025, the Company had no deferred development costs.

Contingencies

Occasionally, the Company may be involved in claims and legal proceedings arising from the ordinary course of its business. The Company records a provision for a liability when it believes that it is both probable that a liability has been incurred, and the amount can be reasonably estimated. If these estimates and assumptions change or prove to be incorrect, it could have a material impact on the Company’s consolidated financial statements. Contingencies are inherently unpredictable, and the assessments of the value can involve a series of complex judgments about future events and can rely heavily on estimates and assumptions.

Sales of Future Revenues

The Company has entered into transactions, as more fully described in footnote 10, in which it has received funding from investors in exchange for which it will make payments to those investors based on the level of sales of certain revenue categories, generally based on a percentage of sales for those certain revenues. The Company determines whether these agreements constitute sales of future revenues or are in substance debt based on the facts and circumstances of each agreement, with the following primary criteria determinative of whether the agreement constitutes a sale of future revenues or debt:

●	Does the agreement purport, in substance, to be a sale

●	Does the Company have continuing involvement in the generation of cash flows due the investor

●	Is the transaction cancellable by either party through payment of a lump sum or other transfer of assets

●	Is the investors rate of return implicitly limited by the terms of the agreement

●	Does the Company’s revenue for a reporting period underlying the agreement have only a minimal impact on the investor’s rate of return

●	Does the investor have recourse relating to payments due

In the event a transaction is determined to be a sale of future revenues, it is recorded as deferred revenue and amortized using the sum-of-the-revenue method. In the event a transaction is determined to be debt, it is recorded as debt and amortized using the effective interest method. As of the date of these financial statements, the Company has determined that all such agreements are debt.

F-11

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Revenue Recognition

ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)”, supersedes the revenue recognition requirements and industry specific guidance under Revenue Recognition (Topic 605). Topic 606 requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration the entity expects to be entitled to in exchange for those goods or services. Topic 606 defines a five-step process that must be evaluated and, in doing so, it is possible more judgment and estimates may be required within the revenue recognition process than required under existing accounting principles generally accepted in the United States of America (“U.S. GAAP”) including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation.. For the year ended February 28, 2026, two customers accounted for 55% of total revenue and for the year ended February 28, 2025, one customer accounted for 55% of total revenue (see Note-3).

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized when items of income and expense are recognized in the financial statements in different periods than when recognized in the tax return. Deferred tax assets arise when expenses are recognized in the financial statements before the tax returns or when income items are recognized in the tax return prior to the financial statements. Deferred tax assets also arise when operating losses or tax credits are available to offset tax payments due in future years. Deferred tax liabilities arise when income items are recognized in the financial statements before the tax returns or when expenses are recognized in the tax return prior to the financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

On December 22, 2017, the Tax Cuts and Jobs Act (“Tax Act”) was signed into law. ASC 740, Accounting for Income Taxes requires companies to recognize the effects of changes in tax laws and rates on deferred tax assets and liabilities and the retroactive effects of changes in tax laws in the period in which the new legislation is enacted. The Company’s gross deferred tax assets were revalued based on the reduction in the federal statutory tax rate from 35% to 21%. A corresponding offset has been made to the valuation allowance, and any potential other taxes arising due to the Tax Act will result in reductions to the Company’s net operating loss carryforward and valuation allowance. The Company will continue to analyze the Tax Act to assess its full effects on the Company’s financial results, including disclosures, for the Company’s fiscal year ending February 28, 2026, but the Company does not expect the Tax Act to have a material impact on the Company’s consolidated financial statements.

Leases

Lease agreements are evaluated to determine if they are sales/finance leases meeting any of the following criteria at inception: (a) transfer of ownership of the underlying asset; (b) purchase option that is reasonably certain of being exercised; (c) the lease term is greater than a major part of the remaining estimated economic life of the underlying asset; or (d) if the present value of the sum of lease payments and any residual value guaranteed by the lessee that has not already been included in lease payments in accordance with ASC 842-10-30-5(f) equals or exceeds substantially all of the fair value of the underlying asset.

If at its inception, a lease meets any of the four lease criteria above, the lease is classified by the Company as a sales/finance; and if none of the four criteria are met, the lease is classified by the Company as an operating lease.

F-12

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Operating lease payments are recognized as an expense in the income statement on a straight-line basis over the lease term, whereby an equal amount of rent expense is attributed to each period during the term of the lease, regardless of when actual payments are made. This generally results in rent expense in excess of cash payments during the early years of a lease and rent expense less than cash payments in the later years. The difference between rent expense recognized and actual rental payments is recorded as deferred rent and included in liabilities.

Distinguishing Liabilities from Equity

The Company relies on the guidance provided by ASC Topic 480, Distinguishing Liabilities from Equity, to classify certain redeemable and/or convertible instruments. The Company first determines whether a financial instrument should be classified as a liability. The Company will determine the liability classification if the financial instrument is mandatorily redeemable, or if the financial instrument, other than outstanding shares, embodies a conditional obligation that the Company must or may settle by issuing a variable number of its equity shares.

Once the Company determines that a financial instrument should not be classified as a liability, the Company determines whether the financial instrument should be presented between the liability section and the equity section of the balance sheet (“temporary equity”). The Company will determine temporary equity classification if the redemption of the financial instrument is outside the control of the Company (i.e. at the option of the holder). Otherwise, the Company accounts for the financial instrument as permanent equity.

Our CEO and Chairman holds sufficient shares of the Company’s voting stock that give sufficient voting rights under the articles of incorporation and bylaws of the Company such that the CEO and Chairman can at any time unilaterally vote to increase the number of authorized shares of common stock of the Company without the need to call a general meeting of common shareholders of the Company.

Initial Measurement

The Company records its financial instruments classified as liability, temporary equity or permanent equity at issuance at the fair value, or cash received.

Subsequent Measurement – Financial Instruments Classified as Liabilities

The Company records the fair value of its financial instruments classified as liabilities at each subsequent measurement date. The changes in fair value of its financial instruments classified as liabilities are recorded as other income (expenses).

Fair Value of Financial Instruments

ASC Topic 820, Fair Value Measurements and Disclosures (“ASC Topic 820”) provides a framework for measuring fair value in accordance with generally accepted accounting principles.

ASC Topic 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs).

F-13

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy under ASC Topic 820 are described as follows:

●	Level 1 – Unadjusted quoted prices in active markets for identical assets or liabilities that are accessible at the measurement date.

●	Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

●	Level 3 – Inputs that are unobservable for the asset or liability.

Measured on a Recurring Basis

The following table presents information about our assets and liabilities measured at fair value on a recurring basis, aggregated by the level in the fair value hierarchy within which those measurements fell:

	Amount at	Fair Value Measurement Using
	Fair Value	Level 1	Level 2	Level 3
February 28, 2026
Assets
Investment at cost	$100,000	$50,000	$—	$50,000
Liabilities
Incentive compensation plan payable – revaluation of equity awards payable in Series G shares	$5,500,000	$—	$—	$5,500,000

February 28, 2025
Liabilities
Incentive compensation plan payable – revaluation of equity awards payable in Series G shares	$4,000,000	$—	$—	$4,000,000

For the incentive compensation plan , the Company recorded stock based compensation of $1,500,000 and $1,500,000 for the years ended February 28, 2026 and February 28, 2025 with corresponding adjustments to incentive compensation plan payable.

The method of valuation of the incentive compensation plan payable is based on the redemption value of the Series G Preferred Shares. The method of valuation of the Level 3 investment at cost is an independent third party valuation of the common share value of the investment.

The carrying amounts of the Company’s financial assets and liabilities, such as cash, accounts receivable, prepaid expenses and advances, accounts payable and accrued expenses, approximate their fair values because of the short maturity of these instruments.

Earnings (Loss) per Share

Basic earnings (loss) per share (“EPS”) is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS give effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used to determine the number of shares assumed to be purchased from the exercise of stock options and/or warrants. Diluted EPS excluded all dilutive potential shares if their effect is anti-dilutive.

F-14

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Basic loss per common share is computed based on the weighted average number of shares outstanding during the period. Diluted loss per share is computed in a manner similar to the basic loss per share, except the weighted-average number of shares outstanding is increased to include all common shares, including those with the potential to be issued by virtue of convertible debt and other such convertible instruments. Diluted loss per share contemplates a complete conversion to common shares of all convertible instruments only if they are dilutive in nature with regards to earnings per share.

Recently Adopted Accounting Pronouncements

ASU 2023-07 – Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The amendments require enhanced disclosures about significant segment expenses and other segment items, require disclosure of the title and position of the chief operating decision maker (“CODM”), explain how the CODM uses reported measures of segment profit or loss to assess performance and allocate resources, and expand interim disclosure requirements. The amendments apply to entities with a single reportable segment as well as entities with multiple reportable segments.

The Company adopted ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, during fiscal 2025. The standard requires enhanced disclosures regarding segment expenses and CODM information and applies to entities with a single reportable segment. Adoption of the standard impacted the Company’s segment reporting disclosures only and did not affect its consolidated financial position, results of operations, or cash flows.

Recently issued accounting pronouncement not yet effective

ASU 2024-04—Debt with Conversion and Other Options (Topic 470-20): Induced Conversions of Convertible Debt Instruments

In November 2024, the Financial Accounting Standards Board (“FASB”) issued ASU 2024-04, Debt with Conversion and Other Options (Subtopic 470-20): Induced Conversions of Convertible Debt Instruments. The amendments clarify the requirements for determining whether certain settlements of convertible debt instruments should be accounted for as induced conversions or as debt extinguishments. Under the amended guidance, an induced conversion requires that the inducement offer provide the holder, at a minimum, the consideration issuable under the existing conversion privileges of the instrument.

The amendments are effective for annual reporting periods beginning after December 15, 2025, including interim reporting periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact that adoption of this guidance will have on its consolidated financial statements and related disclosures.

ASU 2025-05—Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets

In July 2025, the Financial Accounting Standards Board (“FASB”) issued ASU 2025-05, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets. The amendments refine the guidance in ASC 326 related to the measurement of expected credit losses for accounts receivable and contract assets arising from revenue transactions accounted for under ASC 606. The update clarifies the application of the current expected credit loss (“CECL”) model to such assets, including the use of practical expedients and considerations in estimating expected credit losses over the contractual term of the asset.

The amendments are effective for annual reporting periods beginning after December 15, 2026, including interim periods within those fiscal years, with early adoption permitted. The Company is currently evaluating the impact of adopting ASU 2025-05 on its consolidated financial statements and related disclosures.

3. REVENUE FROM CONTRACTS WITH CUSTOMERS

Revenue is earned primarily from two sources: 1) direct sales of goods or services and 2) short-term rentals. Direct sales of goods or services are accounted for under Topic 606, , and short-term rentals are accounted for under Topic 842 (which addresses lease accounting and was adopted on March 1, 2019).

As disclosed in the revenue recognition section of Note 2 – Accounting Polices, the Company adopted Topic 606 in accordance with the effective date on March 1, 2018. Note 2 includes disclosures regarding the Company’s method of adoption and the impact on the Company’s financial statements. Revenue is recognized on direct sales of goods or services when it transfers promised goods or services to customers in an amount that reflects the consideration the entity expects to be entitled to in exchange for those goods or services.

F-15

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

After adopting Topic 842, also referred to above in Note 3, the Company is accounting for revenue earned from rental activities where an identified asset is transferred to the customer and the customer has the ability to control that asset. The Company recognizes revenue from its device rental activities when persuasive evidence of a contract exists, the performance obligations have been satisfied, the transaction price is fixed or determinable and collection is reasonably assured. Performance obligations associated with device rental transactions are satisfied over the rental period. Rental periods are short-term in nature. Therefore, the Company has elected to apply the practical expedient which eliminates the requirement to disclose information about remaining performance obligations. Payments are due from customers at the completion of the rental, except for customers with negotiated payment terms, generally net 30 days or less, which are invoiced and remain as accounts receivable until collected.

The following table presents revenues from contracts with customers disaggregated by product/service:

	Year Ended February 28, 2026	Year Ended February 28, 2025
Device rental activities	$6,920,336	$5,050,255
Direct sales of goods and services	825,000	1,080,631
	$7,745,336	$6,130,886

The Company operates as one reportable segment The Chief Executive Officer (“CEO”) serves as the Chief Operating Decision Maker (“CODM”). The CODM evaluates the Company’s performance based on consolidated net income. This measure aligns with the Company’s consolidated financial statements and serves as the basis for resource allocation and performance assessment. The measure of segment assets is reported on the balance sheet as total consolidated assets. The CODM monitors profitability and strategic growth initiatives on a consolidated basis, without disaggregating profit or loss into separate operating segments. The Company determined there are no significant segment expenses that require a separate disclosure. The consolidated net income is used to assess overall company performance, benchmark against industry standards, and identify profitability trends, which guides resource allocation and investment in expansion and program upgrades. The CODM also evaluates company performance using operating income. Operating income provides the CODM with a focused view of the Company’s profitability excluding the effects of financing activities, tax strategies, and other non-operating items. This measure enables the CODM to assess operational efficiency, monitor performance trends, and evaluate the effectiveness of strategies aimed at revenue generation and cost management.

4. LEASES

We lease certain warehouses, and office space. Leases with an initial term of 12 months or less are not recorded on the balance sheet; we recognize lease expense for these leases on a straight-line basis over the lease term. For lease agreements entered into or reassessed after the adoption of Topic 842, we did not combine lease and non-lease components.

There is no lease renewal. The depreciable life of assets and leasehold improvements are limited by the expected lease term, unless there is a transfer of title or purchase option reasonably certain of exercise.

Below is a summary of our lease assets and liabilities at February 28, 2026 and February 28, 2025.

Leases	Classification	February 28, 2026	February 28, 2025
Assets
Operating	Operating Lease Assets	$931,814	$1,010,545
Liabilities
Current
Operating	Current Operating Lease Liability	$243,690	$197,349
Noncurrent
Operating	Noncurrent Operating Lease Liabilities	676,694	810,513
Total lease liabilities		$920,384	$1,007,862

Note: As most of our leases do not provide an implicit rate, we use our incremental borrowing rate of 10% which for the leases noted above was based on the information available at commencement date in determining the present value of lease payments. We compare against loans we obtain to acquire physical assets and not loans we obtain for financing. The loans we obtain for financing are generally at significantly higher rates and we believe that physical space or vehicle rental agreements are in line with physical asset financing agreements. CAM charges were not included in operating lease expense and were expensed in general and administrative expenses as incurred.

F-16

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Operating lease cost and rent was $251,883 and $240,731 for both the twelve months ended February 28, 2026 and February 28, 2025, respectively.

5. INVESTMENT

On December 23, 2022 the Company entered into a Simple Agreement for Future Equity (SAFE) contract to invest $50,000 to acquire shares of a company’s capital stock at a discount. On June 3, 2024 the Company acquired a $50,000 convertible note receivable from Nightingale Intelligent Systems, Inc., a private Delaware corporation that provides unmanned aerial vehicles (UAV) for commercial applications. On January 3, 2025 the Company exchanged it’s convertible note receivable for : 1,770,840 Series A preferred shares, 15,000 common shares and 165,000 common share warrants. On February 28, 2025, there was a 10 :1 split. The Company now holds 177,084 Series A preferred shares, 1,500 common shares and 16,500 common share warrants (at a strike price of $0.80/share). The Company values the Nightingale Intelligent Systems, Inc.’s shares and warrants at $50,000 bringing total investments at cost to $100,000 at February 28, 2026.

6. REVENUE EARNING DEVICES

Revenue earning devices (RED) consisted of the following:

	February 28, 2026	February 28, 2025
Revenue earning devices	$8,355,295	$6,831,352
Less: Accumulated depreciation	(3,257,668)	(2,292,172)
	$5,097,627	$4,539,180

During the year ended February 28, 2026, the Company made total additions to revenue earning devices of $2,632,720 which were transferred from inventory. For the year ended February 28, 2026, the Company disposed of assets with a value $1,108,776 and related accumulated depreciation $1,037,839 with a net book value of $70,937 for zero net proceeds..

During the year ended February 28, 2025, the Company made total additions to revenue earning devices of $3,398,505 which were transferred from inventory. There was no permanent impairment on revenue earning services for the year ended February 28, 2025.

Depreciation and amortization for the years ended February 28, 2026, and February 28, 2025, are as follows:

Depreciation and Amortization RED	Year Ended February 28, 2026	Year Ended February 28, 2025

Cost of Goods Sold	$1,981,679	$1,051,498
Operating expenses	91,811	287,830
Total Depreciation and Amortization RED	$2,073,490	$1,339,328

F-17

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

7. FIXED ASSETS

Fixed assets consisted of the following:

	February 28, 2026	February 28, 2025
Automobile	$74,237	$74,237
Demo devices	265,421	302,186
Tooling	107,020	107,020
Machinery and equipment	17,246	8,825
Computer equipment	157,448	157,448
Office equipment	15,312	15,312
Furniture and fixtures	21,225	21,225
Warehouse equipment	38,746	36,305
Leasehold improvements	26,956	26,956
	723,611	749,514
Less: Accumulated depreciation	(540,426)	(491,186)
	$183,185	$258,328

During the year ended February 28, 2026, the Company made additions to fixed assets of $10,863 and also additions through inventory transfers of $55,701. For the year ended February 28, 2026, the Company disposed of assets with a value $92,466 and related accumulated depreciation $70,154 with a net book value of $22,312 for zero net proceeds.

During the year ended February 28, 2025, the Company made additions to fixed assets of $23,724 and also additions through inventory transfers of $107,836.

Depreciation and amortization for the years ended February 28, 2026, and February 28, 2025, are as follows:

Depreciation and Amortization	Year Ended February 28, 2026	Year Ended February 28, 2025

Fixed assets	$49,240	$141,309
Revenue earning devices	91,811	287,830
Total Depreciation and Amortization included in operating expenses	$141,051	$429,139

F-18

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

8. DEFERRED VARIABLE PAYMENT OBLIGATION

On February 1, 2019 the Company entered into an agreement with an investor whereby the investor would pay up to $900,000 in exchange for a perpetual 9% rate payment (Payments) on the Company’s reported quarterly revenue from operations excluding any gains or losses from financial instruments (Revenues). At February 29, 2020 the investor has advanced the full $900,000.

On May 9, 2019 the Company entered into two similar arrangements with two investors:

(1)	The investor would pay up to $400,000 in exchange for a perpetual 4% rate Payment on the Company’s reported quarterly Revenues. At February 29, 2020, $400,000 has been paid to the Company.

(2)	The investor would pay up to $50,000 in exchange for a perpetual 1.11% rate Payment on the Company’s reported quarterly Revenues. At February 29, 2020, $50,000 has been paid to the Company.

These variable payments (Payments) are to be made 30 days after the end of each fiscal quarter. If the Payments would deplete RAD’s available cash by more than 30%, the Payments may be deferred for up to 12 months after the quarterly report at an interest rate of 6% per annum on the unpaid amount.

In the event that at least 10% of the assets of the Company are sold by the Company, the investors would be entitled to the fair market value (FMV) of all future Payments associated with the assets sold as determined by an independent valuator to be chosen by the investors. The FMV cannot exceed 30% of the total asset disposition price defined as the total price paid for the assets plus all future Payments associated with the assets sold. In the event that the common or preferred shares are sold by the Company to a third party as to effect a change in control, then the investors must be paid the FMV of all future Payments in one lump payment. The FMV cannot exceed 30% of the share disposition price defined as the total price the third party paid for the shares plus the total value of all future Payments.

On November 18, 2019 the Company entered into another similar arrangement with the (February 1, 2019) investor above whereby the investor would advance up to $225,000 in exchange for a perpetual 2.25% rate Payment on the Company’s quarterly Revenues (commencing on quarter ending May 31, 2020). At February 29, 2020 the investor has advanced $109,000 and the investor advanced the $116,000 remainder as of May 2020.

On December 30, 2019 the Company entered into another similar arrangement with a new investor whereby the investor would advance up to $100,000 in exchange for a perpetual 1.00% rate Payment on the Company’s quarterly Revenues (commencing quarter ended November 30, 2020). At February 29, 2020 the investor has advanced $50,000 with the remainder to be advanced no later than June 30, 2020. If the total investor advances turns out to be less than $100,000, this would not constitute a breach of the agreement, rather the 1.00% rate would be adjusted on a pro-rata basis.

On April 22, 2020 the Company entered into another similar arrangement with the (first May 9, 2019) investor above whereby the investor would advance up to $100,000 in exchange for a perpetual 1.00% rate Payment on the Company’s quarterly Revenues. At May 31, 2020 the investor has fully funded this commitment.

On July 1, 2020 the Company entered into a similar agreement with the first investor whereby the investor would pay up to $800,000 in exchange for a perpetual 2.75% rate payment (Payment) on the Company’s reported quarterly revenue. These Payments are to be made 90 days after the fiscal quarter with the first payment being due no later than May 31, 2021. If the Payments would deplete RAD’s available cash by more than 20%, the payment may be deferred. The investor had agreed to pay $100,000 per month over an 8 month period with the first payment due July 2020 and the final payment no later than February 28, 2021. As at August 31, 2020 the investor had fully funded the $800,000 commitment

F-19

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

On August 27, 2020 the Company and the first investor referred to above consolidated the three separate agreements of February 1, 2019 for $900,000, November 18, 2019 for $225,000 and July 1, 2020 for $800,000 into a new agreement for a total of $1,925,000. This new agreement is for similar terms as the above agreements save for the following: the rate payment is revised to 14.25% payable on revenues commencing the quarter ended August 31, 2020 and the Payments are secured by the assets of the Company. This interest may be secured by UCC filing but is subordinated to equipment financing on the products the Company leases to its customers.

In summary of all agreements mentioned above if in the event that at least 10% of the assets of the Company are sold by the Company, the investors would be entitled to the fair market value (FMV) of all future Payments associated with the assets sold as determined by an independent valuator to be chosen by the investors. The FMV cannot exceed 43.77% of the total asset disposition price defined as the total price paid for the assets plus all future Payments associated with the assets sold. In the event that the common or preferred shares are sold by the Company to a third party as to effect a change in control, then the investors must be paid the FMV of all future Payments in one lump payment. The FMV cannot exceed 43.77% of the share disposition price defined as the total price the third party paid for the shares plus the total value of all future Payments. As of March 1, 2021 as a result of the amendment with the first investor noted below. This aggregate asset disposition % was reduced from 43.77 % to 33.77%

The Payments will first become payable on June 30, 2019 (unless otherwise indicated) based on the quarterly Revenues for the quarter ended May 31, 2019 and will accrue every quarter thereafter. As of February 28, 2026, the Company has accrued approximately $3,161,727 in Payments, of which $1,901,259 is in arrears. As of February 28, 2025, the Company has accrued approximately $1,901,258 in Payments, of which $904,377 is in arrears No notices have been received by the Company.

On March 1, 2021 the first investor referred to above whose aggregate investment is $1,925,000 revised his agreements as follows:

1)	The rate payment was reduced from 14.25 % to 9.65%
2)	The asset disposition % (see below) was reduced from 31 % to 21%

In consideration for the above changes, the investor received 40 Series F Convertible Preferred Stock and a warrant to purchase 367 shares of its Series F Convertible Preferred Stock with a five-year term and an exercise price of $1.00. During the three months ended May 31, 2021 the warrant holder exercised warrants to acquire 38 shares of Series F Convertible Preferred Stock. The company attributed a fair value based on recent transactions for the Series F Preferred stock and warrants of $33,015,214 and recorded a loss on settlement of debt with a corresponding adjustment to paid in capital.

The Company retains total involvement in the generation of cash flows from these revenue streams that form the basis of the payments to be made to the investors under this agreement. Because of this, the Company has determined that the agreements constitute debt agreements. As of February 28, 2026, and February 28, 2025, the long-term balances other than Payments already owed is the cash received of $2,525,000 and $2,525,000, respectively.

For both the years ended February 28, 2026 and February 28, 2025, the Company has received $0 related to the deferred payment obligation as the balance remains $2,525,000 at both February 28, 2026 and February 28, 2025.

F-20

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

9. RELATED PARTY TRANSACTIONS

For the years ended February 28, 2026, and February 28, 2025, the Company had net (advances) repayments of ($132,268) and ($71,927), respectively, to its loan payable-related party. At February 28, 2026, the loan payable-related party was $461,633 and $329,365 at February 28, 2025. As of February 28, 2026, included in the balance due to the related party is $285,638 of deferred salary all of which bears interest at 12%. As of February 28, 2025, included in the balance due to the related party is $190,013 of deferred salary all of which bears interest at 12%. The accrued interest included at February 28, 2026, was $79,268 (February 28, 2025- $51,575).

During the year ended February 28, 2026, the Company a net repayment of $390,744 in deferred compensation for the CEO. This would bring his annual bonus for the year ended February 28, 2026, to $1.0 million. For the fiscal year ended February 28, 2025, the Company paid out $1,390,744 to the CEO. During the year ended February 28, 2025, the Company a net accrual of $1,663,833 in deferred compensation for the CEO. This would bring his annual bonus for the year ended February 28, 2025, to $2.5 million. For the fiscal year ended February 28, 2025, the Company paid out $836,167 to the CEO. This was all in accordance with a December 2023 board action allowing for $1 million of discretionary compensation.

During the years ended February 28, 2026, and February 28, 2025, the Company accrued 1,500 Series G shares to be issued totaling $1,500,000 and 1,500 Series G preferred shares to be issued totaling $1,500,000, respectively, both per Company resolution. The Series G preferred shares are redeemable at $1,000 per share and will be issued by the Company at the appropriate time. The balance of Incentive Compensation Plan Payable at February 28, 2026, was $5,500,000 and the balance February 28, 2025, was $4,000,000.

During the years ended February 28, 2026, and February 28, 2025, the Company was charged $2,576,111 and $2,541,180, respectively in consulting fees for research and development to a company partially owned by a principal shareholder included in research and development expenses. The principal shareholder received no compensation from this partially owned research and development company and the fees were spent on core development projects. As at February 28, 2026, and February 28, 2025, the balance due to this company was $160,557 and $76,532, respectively.

F-21

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

10. LOANS PAYABLE

Loans payable at February 28, 2026 consisted of the following:

Date	Maturity	Description		Principal	Interest Rate
July 18, 2016	July 18, 2017	Promissory note	(1)*	$3,500	22%
December 10, 2020	March 1, 2027	Promissory note	(2)	3,921,168	12%
December 10, 2020	March 1, 2027	Promissory note	(3)	2,754,338	12%
December 10, 2020	December 10, 2024	Promissory note	(4)	—	12%
December 14, 2020	March 1, 2027	Promissory note	(5)	310,375	12%
December 30, 2020	March 1, 2027	Promissory note	(6)	350,000	12%
January 1, 2021	March 1, 2027	Promissory note	(7)	25,000	12%
January 1, 2021	March 1, 2027	Promissory note	(8)	145,000	12%
January 14, 2021	March 1, 2027	Promissory note	(9)	237,500	12%
February 22, 2021	March 1, 2027	Promissory note	(10)	1,650,000	12%
March 1, 2021	March 1, 2027	Promissory note	(11)	6,000,000	12%
June 8, 2021	June 8, 2027	Promissory note	(12)	2,750,000	12%
July 12, 2021	July 26, 2026	Promissory note	(13)	—	7%
September 14, 2021	September 14, 2027	Promissory note	(14)	1,650,000	12%
July 28, 2022	March 1, 2027	Promissory note	(15)	170,000	15%
August 30, 2022	August 30,2027	Promissory note	(16)	3,000,000	15%
September 7, 2022	March 1, 2027	Promissory note	(17)	400,000	15%
September 8, 2022	March 1, 2027	Promissory note	(18)	475,000	15%
October 13, 2022	March 1, 2027	Promissory note	(19)	350,000	15%
October 28, 2022	October 31, 2026	Promissory note	(20)	400,000	15%
November 9, 2022	October 31, 2026	Promissory note	(20)	400,000	15%
November 10, 2022	October 31, 2026	Promissory note	(20)	400,000	15%
November 15, 2022	October 31, 2026	Promissory note	(20)	400,000	15%
January 11, 2023	October 31, 2026	Promissory note	(20)	400,000	15%
February 6, 2023	October 31, 2026	Promissory note	(20)	400,000	15%
April 5. 2023	October 31, 2026	Promissory note	(20)	400,000	15%
April 20, 2023	October 31, 2026	Promissory note	(20)	400,000	15%
May 11, 2023	October 31, 2026	Promissory note	(20)	400,000	15%
October 27, 2023	October 31, 2026	Promissory note	(20)	400,000	15%
November 30, 2023	April 30, 2027	Purchase Agreement	(21)	203,000	15%
March 8, 2024	August 8, 2027	Purchase Agreement	(22)	350,000	15%
July 26, 2025	July 26, 2026	Promissory note	(23)	165,000	15%
August 7,2025	August 7,2026	Promissory note	(24)	245,000	15%
August 25, 2025	August 25, 2026	Promissory note	(25)	137,500	15%
August 25, 2025	May 6, 2026	Future Receivables Purchase and Sale Agreement	(26)	189,951	108%
September 25, 2025	September 25, 2026	Promissory note	(27)	550,000	15%
October 30. 2025	October 30. 2026	Promissory note	(28)	200,000	15%
November 6, 2025	November 6, 2026	Promissory note	(29)	275,000	15%
November 24, 2025	November 24, 2026	Promissory note	(30)	450,000	15%
December 9, 2025	December 9, 2026	Promissory note	(31)	450,000	15%
December 17, 2025	September 23, 2026	Business loan	(32)	329,962	65%
December 22, 2025	December 22, 2026	Convertible note	(33)	495,000	12%
December 27, 2025	December 27, 2026	Promissory note	(34)	275,000	15%
January 12, 2026	January 12, 2027	Promissory note	(35)	330,000	15%
January 27, 2026	January 27, 2027	Promissory note	(36)	170,000	15%
February 2, 2026	February 2, 2027	Promissory note	(37)	330,000	15%
February 19, 2026	February 19, 2027	Convertible note	(38)	165,000	12%

February 24, 2026	February 24, 2027	Promissory note	(39)	170,000	15%
				$33,672,294

Less: current portion of loans payable				(9,483,914)
Less: discount on non-current loans payable				-
Non-current loans payable, net of discount				$24,188,380

Current portion of loans payable				$9,483,914
Less: discount on current portion of loans payable				(635,774)
Current portion of loans payable, net of discount				$8,848,140

*	In default

As of February 28, 2026 , all long term debt matures in the fiscal year ending February 29, 2028.

F-22

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(1)	This note was transferred from convertible notes payable because in August 2022 it was no longer convertible due to restrictions placed on the lender.

(2)	This promissory note was issued as part of a debt settlement whereby $2,683,357 in convertible notes and associated accrued interest of $1,237,811 totaling $3,921,168 was exchanged for this promissory note of $3,921,168, and a warrant to purchase 450,000,000 shares at an exercise price of $.002 per share and a three-year maturity having a relative fair value of $990,000. This note is secured by a general security charging all of the Company’s present and after-acquired property. On November 28, 2023, the parties extended the maturity date from December 10, 2023, to March 1, 2025, with all other terms and conditions remaining the same. On April 16, 2025, the parties again extended the maturity date from March 1, 2025, to March 1, 2027, with all other terms and conditions remaining the same.

(3)	This promissory note was issued as part of a debt settlement whereby $1,460,794 in convertible notes and associated accrued interest of $1,593,544 totaling $3,054,338 was exchanged for this promissory note of $3,054,338, and a warrant to purchase 250,000,000 shares at an exercise price of $0.002 per share and a three-year maturity having a relative fair value of $550,000. This note is secured by a general security charging all of the Company’s present and after-acquired property. $300,000 has been repaid during the year ended February 29, 2024. On November 28, 2023, the parties extended the maturity date from December 10, 2023, to March 1, 2025, with all other terms and conditions remaining the same. On April 16, 2025, the parties again extended the maturity date from March 1, 2025, to March 1, 2027, with all other terms and conditions remaining the same. On November 24, 2025, the Company entered into an exchange agreement where the holder can exchange all or part of the principal and interest of the note into common shares at an exchange amount of 90% of the previous 5 day’s lowest bid price. On February 8, 2026, the holder exchanged $192,000 in accrued interest for 8,000,000 common shares at fair value of $320,000 with a loss on settlement of $128,000.

(4)	This promissory note was issued as part of a debt settlement whereby $103,180 in convertible notes and associated accrued interest of $62,425 totaling $165,605 was exchanged for this promissory note of $165,605, and a warrant to purchase 80,000,000 shares at an exercise price of $.002 per share and a three-year maturity having a fair value of $176,000.The maturity date was extended from December 10, 2023 to December 10, 2024 on February 29, 2024 and a fee of $22,958 was paid and charged to interest expense. The Company was charged a penalty of $24,510 which it added the loan with a corresponding adjustment to interest expense. The Company repaid the loan in full $190,155 with accrued interest of $104,046.

(5)

This promissory note was issued as part of a debt settlement whereby $235,000 in convertible notes and associated accrued interest of $75,375 totaling $310,375 was exchanged for this promissory note of $310,375, and a warrant to purchase 25,000,000 shares at an exercise price of $.002 per share and a three-year maturity having a fair value of $182,500. On December 14, 2023, the parties extended the maturity date from December 14. 2023 date to March 1,2027.

(6)	The note, with an original principal amount of $350,000, may be pre-payable at any time. The note balance includes an original issue discount of $35,000 and was issued with a warrant to purchase 50,000,000 shares at an exercise price of $0.025 per share with a 3-year term and having a relative fair value of $271,250. The discounts are being amortized over the term of the loan. After allocating these charges to debt and equity according to their respective values, a debt discount of $271,250 with a corresponding adjustment to paid in capital for the relative fair value of the warrant. On March 1, 2024, the unamortized relative fair value discount of $65,092 was removed with a corresponding adjustment to accumulated deficit. A $8,399 unamortized discount remained. On November 28, 2023, the parties extended the maturity date from December 10, 2023, to March 1, 2025, with all other terms and conditions remaining the same. On April 16, 2025, the parties again extended the maturity date from March 1, 2025, to March 1, 2027, with all other terms and conditions remaining the same. For the year ended February 28, 2026, the Company recorded amortization expense of $138, with an unamortized discount of $0 at February 28, 2026.The loan is fully amortized.

(7)	This promissory note was issued as part of a debt settlement whereby $9,200 in convertible notes and associated accrued interest of $6,944 totaling $16,144 was exchanged for this promissory note of $25,000. This note is secured by a general security charging all of the Company’s present and after-acquired property. On November 28, 2023, the parties extended the maturity date from January 1, 2024, to March 1, 2025, with all other terms and conditions remaining the same. On April 16, 2025, the parties again extended the maturity date from March 1, 2025, to March 1, 2027, with all other terms and conditions remaining the same.

(8)	This promissory note was issued as part of a debt settlement whereby $79,500 in convertible notes and associated accrued interest of $28,925 totaling $108,425 was exchanged for this promissory note of $145,000. This note is secured by a general security charging all of the Company’s present and after-acquired property. On November 28, 2023, the parties extended the maturity date from January 1, 2024, to March 1, 2025, with all other terms and conditions remaining the same. On April 16, 2025, the parties again extended the maturity date from March 1, 2025, to March 1, 2027, with all other terms and conditions remaining the same.

F-23

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(9)	The note, with an original principal amount of $550,000, may be pre-payable at any time. The note balance includes an original issue discount of $250,000 and was issued with a warrant to purchase 50,000,000 shares at an exercise price of $0.025 per share with a 3-year term and having a relative fair value of $380,174. The discounts are being amortized over the term of the loan. After allocating these charges to debt and equity according to their respective values, a debt discount of $380,174 with a corresponding adjustment to paid in capital. On March 1, 2024, the unamortized relative fair value discount of $80,284 was removed with a corresponding adjustment to accumulated deficit. A $10,559 unamortized discount remained. On November 28, 2023, the parties extended the maturity date from January 14, 2024, to March 1, 2025, with all other terms and Conditions remaining the same. On April 16, 2025, the parties again extended the maturity date from March 1, 2025, to March 1, 2027, with all other terms and conditions remaining the same. For the year ended February 28, 2026, the Company recorded amortization expense of $144, with an unamortized discount of $0 at February 28, 2026.The loan is fully amortized. Through an exchange agreement on February 11, 2025, the Company repaid $162,000 in principal st through the issuance of 600,000 common shares. On March 28, 2025 the Company entered into an exchange agreement where the holder can exchange all or part of the principal and interest of the note into common shares at an exchange amount of 90% of the previous 5 day’s lowest VWAP price. On March 5, 2025 the Company repaid $150,500 in loan principal as well as $275,000 in accrued interest (all totaling $425,500) was repaid on March 5, 2025 through the issuance of 1,850,000 common shares at a fair value of $444,000 with a loss on settlement of $18,500.

(10)	The note, with an original principal balance of $1,650,000, may be pre-payable at any time. The note balance includes an original issue discount of $150,000 and was issued with a warrant to purchase 100,000,000 shares at an exercise price of $0.135 per share with a 3-year term and having a relative fair value of $1,342,857. The discount and warrant are being amortized over the term of the loan. After allocating these charges to debt and equity according to their respective values, a debt discount of $1,342,857 with a corresponding adjustment to paid in capital for the relative fair value of the warrant. The maturity date was extended from February 22, 2022, to February 22, 2024, on February 28, 2022, in exchange for warrants to purchase 50,000,000 at an exercise price of $.0164 and a 3-year term. These warrants have a fair value of $950,000 recorded as interest expense with a corresponding adjustment to paid in capital recorded in the year ended February 28, 2022. On November 28, 2023, the parties extended the maturity date from February 22, 2024, to March 1, 2025, with all other terms and conditions remaining the same. On March 1, 2024, the unamortized relative fair value discount of $497,614 was removed with a corresponding adjustment to accumulated deficit. A $55,585 unamortized discount remained. On April 16, 2025, the parties again extended the maturity date from March 1, 2025, to March 1, 2027, with all other terms and conditions remaining the same. For the year ended February 28, 2026, the Company recorded amortization expense of $700, with an unamortized discount of $0 at February 28, 2026. The loan is fully amortized. On November 24, 2025, the Company entered into an exchange agreement where the holder can exchange all or part of the principal and interest of the note into common shares at an exchange amount of 90% of the previous 5 day’s lowest bid price.

(11)	The unsecured note may be pre-payable at any time. Cash proceeds of $5,400,000 were received. The note balance of $6,000,000 includes an original issue discount of $600,000 and was issued with a warrant to purchase 300,000,000 shares at an exercise price of $0.135 per share with a 3-year term and having a relative fair value of $4,749,005 using Black-Scholes with assumptions described in note 13. The discounts are being amortized over the term of the loan. After allocating these charges to debt and equity according to their respective values, a debt discount of $4,749,005 with a corresponding adjustment to paid in capital for the relative value of the warrant. The maturity was extended from March 1, 2022 to March 1, 2024 on February 28, 2022 in exchange for warrants to purchase 150,000,000 shares of common stock at an exercise price of $.0164 and a 3 year term. These warrants have a fair value of $2,850,000 recorded as interest expense with a corresponding adjustment to paid in capital recorded in the year ended February 28, 2022. This note has been fully amortized. This note was again extended to March 1, 2025. On April 16, 2025, the parties again extended the maturity date from March 1, 2025, to March 1, 2027, with all other terms and conditions remaining the same. On March 28, 2025 the Company entered into an exchange agreement where the holder can exchange all or part of the principal and interest of the note into common shares at an exchange amount of 90% of the previous 5 day’s lowest VWAP price. For the year ended February 28, 2026, the Company has issued 36,500,000 common shares at fair market value of $4,365,500 to repay $3,840,500 in accrued interest with a loss on settlement of debt of $525,000.

(12)	The note, with an original principal balance of $2,750,000, may be pre-payable at any time. The note balance includes an original issue discount of $50,000 and was issued with a warrant to purchase 170,000,000 shares at an exercise price of $0.064 per share with a 3-year term and having a relative fair value of $2,035,033. The discounts are being amortized over the term of the loan. After allocating these charges to debt and equity according to their respective values, a debt discount of $2,035,033 with a corresponding adjustment to paid in capital. The maturity date was extended from June 8, 2022 to June 8, 2024 on February 28, 2022 in exchange for warrants to purchase 85,000,000 at an exercise price of $.0164 and a 3 year term. These warrants have a fair value of $1,615,000 recorded as interest expense with a corresponding adjustment to paid in capital recorded in the year ended February 28, 2022. This note was extended to June 8, 2025. On March 1, 2024, the unamortized relative fair value discount of $33,547 was removed with a corresponding adjustment to accumulated deficit. A $4,121 unamortized discount remained. For the year ended February 28, 2026, the Company recorded amortization expense of $964, with an unamortized discount of $0 at February 28, 2026. The loan is fully amortized On April 16, 2025, the parties again extended the maturity date from June 8, 2025, to June 8, 2027, with all other terms and conditions remaining the same. On November 24, 2025, the Company entered into an exchange agreement where the holder can exchange all or part of price the principal and interest of the note into common shares at an exchange amount of 90% of the previous 5 day’s lowest bid price. During the period the holder exchanged $1,416,000 in accrued interest for 25,000,000 common shares at a fair value of $1,680,000 with a loss on settlement of $264,000.

F-24

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(13)	This loan, with an original principal balance of $4,000,160, was in exchange for 184 Series F preferred shares from a former director. The interest and principal are payable at maturity. The loan is unsecured. During the six months ended August 31, 2025 the Company repaid $420,000 as part of a settlement with the estate of the lender. A settlement agreement was entered into on April 25,2025 between the Company and the Estate of the lender whereby the Company will repay a total of $420,000 to fully discharge the outstanding loan balance and accrued interest which totaled $4,790,185. This settlement agreement was approved by the court on June 5, 2025. Upon settlement in August 2025, the Company recorded a gain on settlement of debt of $4,370,185. At February 28, 2026 the outstanding principal and interest was $0.

(14)	The note, with an original principal balance of $1,650,000, may be pre-payable at any time. The note balance includes an original issue discount of $150,000 and was issued with a warrant to purchase 250,000,000 shares at an exercise price of $0.037 per share with a 3-year term and having a relative fair value of $1,284,783, The discounts are being amortized over the term of the loan. After allocating these charges to debt and equity according to their respective values, a debt discount of $1,284,783 with a corresponding adjustment to paid in capital. On March 1, 2024, the unamortized relative fair value discount of $572,549 was removed with a corresponding adjustment to accumulated deficit. A $66,846 unamortized discount remained. For the year ended February 28, 2026, the Company recorded amortization expense of $8,856, with an unamortized discount of $16,325 at February 28, 2026. On April 16, 2025, the parties again extended the maturity date from September 14, 2025, to September 14, 2027, with all other terms and conditions remaining the same. On November 24, 2025, the Company entered into an exchange agreement where the holder can exchange all or part of the principal and interest of the note into common shares at an exchange amount of 90% of the previous 5 day’s lowest bid price.

(15)	Original $170,000 note may be pre-payable at any time. The note balance includes an original issue discount of $20,000. Principal and interest due at maturity. Secured by a general security charging all of RAD’s present and after-acquired property. On November 29, 2023, the parties extended the maturity date from July 28, 2023, to March 1, 2025, with all other terms and conditions remaining the same. This note has been fully amortized. On April 16, 2025, the parties again extended the maturity date from March 1, 2025, to March 1, 2027, with all other terms and conditions remaining the same.

(16)	A warrant holder exchanged 955,000,000 warrants for a promissory note of $3,000,000, bearing interest at 15% with a two year maturity. The fair value of the warrants was determined to be $2,960,500 with a corresponding adjustment to paid-in capital and a debt discount of $39,500 which will be amortized over the term of the loan. Principal and interest due at maturity. On March 1, 2024, the unamortized relative fair value discount of $11,535 was removed with a corresponding adjustment to accumulated deficit. This note has been fully amortized. This note was extended to August 30, 2025. On April 16, 2025, the parties again extended the maturity date from August 30, 2025, to August 30, 2027, with all other terms and conditions remaining the same. On November 24, 2025, the Company entered into an exchange agreement where the holder can exchange all or part of the principal and interest of the note into common shares at an exchange amount of 90% of the previous 5 day’s lowest bid price.

(17)	Original $400,000 note may be pre-payable at any time. The note balance includes an original issue discount of $50,000. Principal and interest due at maturity. Secured by a general security charging all of RAD’s present and after-acquired property. On November 29, 2023, the parties extended the maturity date from September 7, 2023, to March 1, 2025, with all other terms and conditions remaining the same. This note has been fully amortized. On April 16, 2025, the parties again extended the maturity date from March 1, 2025, to March 1, 2027, with all other terms and conditions remaining the same.

(18)	Original $475,000 note may be pre-payable at any time. The note balance includes an original issue discount of $75,000. Principal and interest due at maturity. Secured by a general security charging all of RAD’s present and after-acquired property. On November 29, 2023, the parties extended the maturity date from September 8, 2023, to March 1, 2025, with all other terms and conditions remaining the same. This note has been fully amortized. On April 16, 2025, the parties again extended the maturity date from March 1, 2025, to March 1, 2027, with all other terms and conditions remaining the same.

F-25

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(19)	Original $350,000 note may be pre-payable at any time. The note balance includes an original issue discount of $50,000. Principal and interest due at maturity. Secured by a general security charging all of the Company’s present and after-acquired property. On November 29, 2023, the parties extended the maturity date from October 13, 2023, to March 1, 2025, with all other terms and conditions remaining the same. This note has been fully amortized. On April 16, 2025, the parties again extended the maturity date from March 1, 2025, to March 1, 2027, with all other terms and conditions remaining the same.

(20)	On October 28, 2022, the Company entered into as secured loan agreement with a lender for up to $4,000,000 including an original issue discount of $500,000. In exchange the Company will issue one series F Preferred Share, extended 329 series F warrants with a March 1, 2026 maturity to a new October 31, 2033 maturity, and issue up to 10 tranches with each tranche of $400,000, with cash proceeds of $350,000 an original issue discount of $50,000, October 31, 2026 maturity, and 61 Series F warrants with a October 31, 2033 maturity. Secured by a general security charging all of the Company’s present and after-acquired property. On November 24, 2025, the Company entered into an exchange agreement where the holder can exchange all or part of the principal and interest of this secured loan agreement into common shares at an exchange amount of 90% of the previous 5 day’s lowest bid price. At February 29, 2024 the Company has issued all 10 tranches totaling $ 4,000,000 as follows:

October 28, 2022, $400,000 loan, original issue discount of $50,000, 61 Series F Preferred Share warrants and 1 Series F Preferred Share having a relative fair value of $299,399. On March 1, 2024, the unamortized relative fair value discount of $286,775 was removed with a corresponding adjustment to accumulated deficit. A $47,892 unamortized discount remained. For the year ended February 28, 2026, the Company recorded amortization expense of $18,483, with an unamortized discount of $14,428 at February 28, 2026.

November 9, 2022, $400,000 loan, original issue discount of $50,000, 61 Series F Preferred Share warrants having a relative fair value of $299,750. On March 1, 2024, the unamortized relative fair value discount of $288,513 was removed with a corresponding adjustment to accumulated deficit. A $48,126 unamortized discount remained. For the year ended February 28, 2026, the Company recorded amortization expense of $18,573, with an unamortized discount of $14,502 at February 28, 2026.

November 10, 2022, $400,000 loan, original issue discount of $50,000, 61 Series F Preferred Share warrants having a relative fair value of $302,020. On March 1, 2024, the unamortized relative fair value discount of $291,694 was removed with a corresponding adjustment to accumulated deficit. A $48,290 unamortized discount remained. For the year ended February 28, 2026, the Company recorded amortization expense of $18,637, with an unamortized discount of $18,647 at February 28, 2026.

November 15, 2022, $400,000 loan, original issue discount of $50,000, 61 Series F Preferred Share warrants having a relative fair value of $299,959. On March 1, 2024, the unamortized relative fair value discount of $287,814 was removed with a corresponding adjustment to accumulated deficit. A $47,976 unamortized discount remained. For the year ended February 28, 2026, the Company recorded amortization expense of $18,515, with an unamortized discount of $14,456 at February 28, 2026.

January 11, 2023, $400,000 loan, original issue discount of $50,000, 61 Series F Preferred Share warrants having a relative fair value of $299,959. On March 1, 2024, the unamortized relative fair value discount of $286,813 was removed with a corresponding adjustment to accumulated deficit. A $48,124 unamortized discount remained. For the year ended February 28, 2026, the Company recorded amortization expense of $18,573, with an unamortized discount of $14,502 at February 28, 2026.

February 6, 2023, $400,000 loan, original issue discount of $50,000, 61 Series F Preferred Share warrants having a relative fair value of $299,959. On March 1, 2024, the unamortized relative fair value discount of $288,342 was removed with a corresponding adjustment to accumulated deficit. A $48,294 unamortized discount remained. For the year ended February 28, 2026, the Company recorded amortization expense of $18,638, with an unamortized discount of $14,557 at February 28, 2026.

F-26

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

April 5, 2023, $400,000 loan, original issue discount of $50,000, 61 Series F Preferred Share warrants having a relative fair value of $296,245. On March 1, 2024, the unamortized relative fair value discount of $286,821 was removed with a corresponding adjustment to accumulated deficit. A $48,409 unamortized discount remained. For the year ended February 28, 2026, the Company recorded amortization expense of $18,683, with an unamortized discount of $14,594 at February 28, 2026.

April 20, 2023, $400,000 loan, original issue discount of $50,000, 61 Series F Preferred Share warrants having a relative fair value of $302,219. On March 1, 2024, the unamortized relative fair value discount of $294,824 was removed with a corresponding adjustment to accumulated deficit. A $48,777 unamortized discount remained. For the year ended February 28, 2026, the Company recorded amortization expense of $18,824, with an unamortized discount of $14,711 at February 28, 2026.

May 11, 2023, $400,000 loan, original issue discount of $50,000, 61 Series F Preferred Share warrants having a relative fair value of $348,983. On March 1, 2024, the unamortized relative fair value discount of $348,831 was removed with a corresponding adjustment to accumulated deficit. A $49,978 unamortized discount remained. For the year ended February 28, 2026, the Company recorded amortization expense of $19,288, with an unamortized discount of $15,096 at February 28, 2026.

October 27 2023, $400,000 loan, original issue discount of $50,000, 61 Series F Preferred Share warrants having a relative fair value of $261,759. On March 1, 2024, the unamortized relative fair value discount of $254,487 was removed with six a corresponding adjustment to accumulated deficit. A $48,611 unamortized discount remained. For the year ended February 28, 2026, the Company recorded amortization expense of $18,761, with an unamortized discount of $14,657 at February 28, 2026.

(21)

On November 30, 2023, the Company entered into an agreement where the lender will pay the Company $350,000 in exchange for thirteen future monthly payments of $36,750 commencing on April 30,2024 through to April 30, 2025 totaling $477,750. The effective interest rate is 35% per annum. Secured by a general security charging all of RAD’s present and after-acquired property. Default rate of 15% per annum calculated daily on any missed monthly payment and after original maturity. The Company has repaid $147,000 and $53,000 in accrued interest in July to account for the missed April through to August 2024 payments in agreement with the lender. The Company have missed the subsequent monthly payments. On April 16, 2025, the parties extended the maturity date from April 30, 2025, to April 30, 2026, with all other terms and conditions remaining the same. On April 30,2026, the parties extended the maturity to April 30, 2027, with the default rate still applicable after April 30, 2025.

(22)	On March 8, 2024, the Company entered into another agreement where the lender will pay the Company $350,000 in exchange for thirteen future monthly payments of $36,750 commencing on August 8, 2024 through to August 8, 2025 totaling $477,750. The effective interest rate is 35% per annum. Secured by a general security charging all of RAD’s present and after- acquired property. Default rate of 15% per annum calculated daily on any missed monthly payment and after original maturity. The August 2024 through to August 2025 payments have not been made and the note was not repaid at original maturity. On August 8, 2025 the parties extended the maturity to August 8, 2027 , with the default rate still applicable after August 8, 2025.

(23)	Original $165,000 note may be pre-payable at any time. The note balance includes an original issue discount of $15,000. Principal and interest due at maturity. Secured by a general security charging all of RAD’s present and after-acquired property. The discount was expensed.

(24)	Original $245,000 note may be pre-payable at any time. The note balance includes an original issue discount of $25,000. Principal and interest due at maturity. Secured by a general security charging all of RAD’s present and after-acquired property. The discount was expensed.

(25)	Original $137,500 note may be pre-payable at any time. The note balance includes an original issue discount of $12,500. Principal and interest due at maturity. Secured by a general security charging all of RAD’s present and after-acquired property. The discount was expensed.

(26)	On August 25, 2025, the Company entered into Future Receivables Purchase and Sale Agreement secured by a general security charging all of RAD’s present and after- acquired property. The Company received net proceeds of $555,671 after fees of $29,329 and a financing fee of $222,300 for total fees of $251,629. The Company must repay $807,300, in weekly payments of 7% of estimated receipts from accounts receivables. The estimated monthly payments will be approximately $99,725. For the year ended February 28, 2026, the Company recorded amortization expense of $192,422, with an unamortized discount of $59,207 at February 28, 2026. For the year ended February 28, 2026, the Company has repaid $617,348.

(27)	Original $550,000 note may be pre-payable at any time. The note balance includes an original issue discount of $50,000. Principal and interest due at maturity. Secured by a general security charging all of RAD’s present and after-acquired property. For the year ended February 28, 2026, the Company recorded amortization expense of $19,988, with an unamortized discount of $30,012 at February 28, 2026.

(28)	Original $200,000 note may be pre-payable at any time. The note balance includes an original issue discount of $25,000. Principal and interest due at maturity. Secured by a general security charging all of RAD’s present and after-acquired property. For the year ended February 28, 2026, the Company recorded amortization expense of $7,665, with an unamortized discount of $17,335 at February 28, 2026.

(29)	Original $275,000 note may be pre-payable at any time. The note balance includes an original issue discount of $25,000. Principal and interest due at maturity. Secured by a general security charging all of RAD’s present and after-acquired property. For the year ended February 28, 2026, the Company recorded amortization expense of $7,229, with an unamortized discount of $17,771 at February 28, 2026.

(30)	Original $450,000 note may be pre-payable at any time. The note balance includes an original issue discount of $50,000. Principal and interest due at maturity. Secured by a general security charging all of RAD’s present and after-acquired property. For the year ended February 28, 2026, the Company recorded amortization expense of $10,704, with an unamortized discount of $39,296 at February 28, 2026.

F-27

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(31)

Original $450,000 note may be pre-payable at any time. The note balance includes an original issue discount of $50,000. Principal and interest due at maturity. Secured by a general security charging all of RAD’s present and after-acquired property. For the year ended February 28, 2026, the Company recorded amortization expense of $10,410, with an unamortized discount of $39,590 at February 28, 2026.

(32)

On December 17, 2025, the Company entered into a business loan secured by a general security charging all of RAD’s present and after- acquired property. The Company received net proceeds of $300,000 after fees of $14,000 and a financing fee of $91,060 for total fees of $105,060. The Company must repay $405,060, in 4 weekly payments of $2,276.50 and 36 weekly payments of $10,998.72. The loan is personally guaranteed by the CEO. For the year ended February 28, 2026, the Company recorded amortization expense of $19,478 with an unamortized discount of $85,582 at February 28, 2026. For the year ended February 28, 2026, the Company has repaid $75,098.

(33)	$495,000 convertible note that may be redeemed at a premium at any time. The Company received proceeds of $440,000, with fees of $10,000 and an original issue discount of $45,000. Principal and interest due at maturity. For the year ended February 28, 2026, the Company recorded amortization expense of $9,705, with an unamortized discount of $45,295 at February 28, 2026. After 180 days , the note and interest is convertible at a conversion price of 80% of the lowest traded price in the 15 prior trading days.

(34)	Original $275,000 note may be pre-payable at any time. The note balance includes an original issue discount of $25,000. Principal and interest due at maturity. Secured by a general security charging all of RAD’s present and after-acquired property. For the year ended February 28, 2026, the Company recorded amortization expense of $4,122, with an unamortized discount of $20,878 at February 28, 2026.

(35)

Original $330,000 note may be pre-payable at any time. The note balance includes an original issue discount of $30,000. Principal and interest due at maturity. Secured by a general security charging all of RAD’s present and after-acquired property. For the year ended February 28, 2026, the Company recorded amortization expense of $3,864, with an unamortized discount of $26,136 at February 28, 2026.

(36)	Original $170,000 note may be pre-payable at any time. The note balance includes an original issue discount of $20,000. Principal and interest due at maturity. Secured by a general security charging all of RAD’s present and after-acquired property. For the year ended February 28, 2026, the Company recorded amortization expense of $1,769, with an unamortized discount of $18,231 at February 28, 2026.

(37)

Original $330,000 note may be pre-payable at any time. The note balance includes an original issue discount of $30,000. Principal and interest due at maturity. Secured by a general security charging all of RAD’s present and after-acquired property. For the year ended February 28, 2026, the Company recorded amortization expense of $1,863, with an unamortized discount of $28,137 at February 28, 2026.

(38)	$165,000 convertible note that may be redeemed at a premium at any time. The Company received proceeds of $142,500, with fees of $7,500 and an original issue discount of $15,000. Principal and interest due at maturity. For the year ended February 28, 2026, the Company recorded amortization expense of $484, with an unamortized discount of $22,016 at February 28, 2026. After 180 days , the note and interest is convertible at a conversion price of 80% of the lowest traded price in the 15 prior trading days.

(39)

Original $170,000 note may be pre-payable at any time. The note balance includes an original issue discount of $20,000. Principal and interest due at maturity. Secured by a general security charging all of RAD’s present and after-acquired property. For the nine months ended February 28, 2026, the Company recorded amortization expense of $188, with an unamortized discount of $19,812 at February 28, 2026.

F-28

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

11. STOCKHOLDERS’ DEFICIT

Preferred Stock: The Company is authorized to issue up to 20,000,000 shares of $0.001 par value preferred stock. The board of directors is authorized to designate any series of preferred stock up to the total authorized number of shares.

Series B Convertible, Redeemable Preferred Stock

The board of directors has designated 5,000 shares of Series B Convertible, Redeemable Preferred Stock with a par value of $0.001 per share. As of February 28, 2026 , there are no shares of Series B Preferred Stock outstanding. The Series B Convertible Preferred Stock are redeemable at $1,200 per share, rank in priority to common stock and common stock equivalents upon liquidation of the Company, have voting rights on a converted basis and receives quarterly dividends of 8%. Each holder may, at any time and from time to time convert all, but not less than all, of their shares of Series B Convertible, Redeemable Preferred Stock into a number of fully paid and nonassessable shares of common stock determined by dividing the redemption value by the Conversion Price. The Conversion price is equal to the lower of (1) a fixed price equaling the closing bid price of the Common Stock on the trading day immediately preceding the date of the acquisition of the shares and (2) the lowest traded price of the Common Stock during the ten (10) calendar days immediately preceding, but not including, the Conversion Date. Following an event of default,” as defined in the Purchase Agreement, the Conversion price shall equal the lower of: (a) the then applicable Conversion Price; or (b) a price per share equaling eighty five percent (85%) of the lowest traded price for the Company’s common stock during the fifteen (15) Trading Days immediately preceding, but not including, the Conversion Date. Each share of Preferred Stock shall be entitled to receive, and the Corporation shall pay, cumulative dividends of eight percent (8%) per annum, payable quarterly, beginning on the Original Issuance Date and ending on the date that such share of Preferred Share has been converted or redeemed. Dividends may be paid in cash or in shares of Preferred Stock at the discretion of the Company. Any dividends that are not paid a shall continue to accrue and shall entail a late fee, which must be paid in cash, at the rate of 14% per annum or the lesser rate permitted by applicable law which shall accrue and compound daily from the dividend payment date through and including the date of actual payment in full. On the thirtieth day following the issue date of this Preferred Stock the Company shall have the obligation to redeem one-third of the Preferred Stock outstanding for a redemption price equal to the redemption value of each such share of Preferred Stock, plus any accrued but unpaid dividends, plus all other amounts due to the Holder including, but not limited to Late Fees, liquidated damages and the legal fees and expenses of the Holder’s counsel. On the sixtieth (60th) calendar day following the date Preferred Stock is issued, the Corporation shall have the obligation to redeem one-half of the Preferred Stock then outstanding for the redemption price. On the ninetieth (90th) calendar day following the date Preferred Stock is issued, the Corporation shall have the obligation to redeem all of the Preferred Stock then outstanding for the redemption price. From the date of issuance until the date no shares of Series B Preferred Stock are issued and outstanding, unless Holders of at least 75% in Stated Value of the then outstanding shares of Preferred Stock shall have otherwise given prior written consent, the Corporation shall not, and shall not permit any of the Subsidiaries to, directly or indirectly: (a) other than Permitted Indebtedness, enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom; (b) other than Permitted Liens, enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom; (c) amend its charter documents, including, without limitation, its articles of incorporation and bylaws, in any manner that materially and adversely affects any rights of the Holder; (d) repay, repurchase or offer to repay, repurchase or otherwise acquire of any shares of its Common Stock, Common Stock Equivalents or Junior Securities, other than as to the Conversion Shares as permitted or required under the Transaction Documents: (e) pay cash dividends or distributions on Junior Securities of the Corporation; f) enter into any transaction with any Affiliate of the Corporation which would be required to be disclosed in any public filing with the Commission, unless such transaction is made on an arm’s-length basis and expressly approved by a majority of the disinterested directors of the Corporation (even if less than a quorum otherwise required for board approval); or(g) enter into any agreement with respect to any of the foregoing.

F-29

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Series C Convertible, Redeemable Preferred Stock

The board of directors has designated 1,000 shares of Series C Convertible, Redeemable Preferred Stock with a par value of $0.001 per share. As of the February 28, 2026, there are 417 shares of Series C Preferred Stock outstanding. The Series C Convertible Preferred Stock are redeemable at $1,200 per share, rank in priority to common stock and common stock equivalents upon liquidation of the Company, have voting rights on a converted basis and receives quarterly dividends of 12%. Each holder may, after 180 days after issuance, at any time and from time to time convert all, but not less than all, of their shares of Series C Convertible, Redeemable Preferred Stock into a number of fully paid and nonassessable shares of common stock determined by dividing the redemption value by the Conversion Price. The Conversion price is equal to the lower of (1) a fixed price equaling the closing bid price of the Common Stock on the trading day immediately preceding the date of the acquisition of the shares and (2) the lowest traded price of the Common Stock during the ten (10) calendar days immediately preceding, but not including, the Conversion Date. Following an event of default,” as defined in the Purchase Agreement, the Conversion price shall equal the lower of: (a) the then applicable Conversion Price; or (b) a price per share equaling ninety percent (90%) of the lowest traded price for the Company’s common stock during the ten (10) Trading Days immediately preceding, but not including, the Conversion Date. Each share of Preferred Stock shall be entitled to receive, and the Corporation shall pay, cumulative dividends of twelve percent (12%) per annum, payable quarterly, beginning on the Original Issuance Date and ending on the date that such share of Preferred Share has been converted or redeemed. Dividends may be paid in cash or in shares of Preferred Stock at the discretion of the Company. Any dividends that are not paid a shall continue to accrue and shall entail a late fee, which must be paid in cash, at the rate of 14% per annum or the lesser rate permitted by applicable law which shall accrue and compound daily from the dividend payment date through and including the date of actual payment in full. On the one hundred eightieth day following the issue date of this Preferred Stock the Company shall have the obligation to redeem all outstanding Series Preferred Shares for one hundred nine and one half percent (109.5%) of the stated value, plus any accrued but unpaid dividends, plus all other amounts due to the Holder pursuant to the Certificate of Designation and/or any Transaction Documents (“Redemption Date”). Prior to the Redemption Date, the Company at its discretion and on three (3) Trading Days’ written notice, may redeem all outstanding Preferred Shares for one hundred nine and one half percent (109.5%) of the stated value, plus any accrued but unpaid dividends, plus all other amounts due to the Holder pursuant to the Certificate of Designation and/or any Transaction Documents.

From the date of issuance until the date no shares of Series C Preferred Stock are issued and outstanding, unless Holders of at least 75% in Stated Value of the then outstanding shares of Preferred Stock shall have otherwise given prior written consent, the Corporation shall not, and shall not permit any of the Subsidiaries to, directly or indirectly: (a) other than Permitted Indebtedness, enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom; (b) other than Permitted Liens, enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom; (c) amend its charter documents, including, without limitation, its articles of incorporation and bylaws, in any manner that materially and adversely affects any rights of the Holder; (d) repay, repurchase or offer to repay, repurchase or otherwise acquire of any shares of its Common Stock, Common Stock Equivalents or Junior Securities, other than as to the Conversion Shares as permitted or required under the Transaction Documents: (e) pay cash dividends or distributions on Junior Securities of the Corporation; f) enter into any transaction with any Affiliate of the Corporation which would be required to be disclosed in any public filing with the Commission, unless such transaction is made on an arm’s-length basis and expressly approved by a majority of the disinterested directors of the Corporation (even if less than a quorum otherwise required for board approval); or(g) enter into any agreement with respect to any of the foregoing.

F-30

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Series E Preferred Stock

The board of directors has designated 4,350,000 shares of Series E Preferred Stock. As of February 28, 2026, there are 3,350,000 shares of Series E Preferred Stock outstanding. The Series E Preferred Stock ranks subordinate to the Company’s common stock as to distributions of assets upon liquidation, dissolution or winding up of the Corporation. The Series E preferred stock is non-redeemable, does not have rights upon liquidation of the Company and does not receive dividends. The outstanding shares of Series E Preferred Stock have the right to take action by written consent or vote based on the number of votes equal to twice the number of votes of all outstanding shares of equity instruments with voting rights. As a result, the holder of Series E Preferred Stock has 2/3rds of the voting power of all shareholders at any time corporate action requires a vote of shareholders.

Series F Convertible Preferred Stock

The board of directors has designated 10,000 shares of Series F Convertible Preferred Stock with a par value of $1.00 per share. As of February 28, 2026 , there are 2,513 shares of Series F Convertible Preferred Stock outstanding. The Series F Convertible Preferred Stock is non-redeemable, does not have rights upon liquidation of the Company, does not have voting rights and does not receive dividends. Each holder may, at any time and from time to time convert all, but not less than all, of their shares of Series F Convertible Preferred Stock into a number of fully paid and nonassessable shares of common stock determined by multiplying the number of issued and outstanding shares of common stock of the Company on the date of conversion by three and 45 100ths (3.45) on a pro rata basis. So long as any shares of Series F Convertible Preferred Stock are outstanding, the Company shall not, without first obtaining the approval of the majority of the holders: (a) alter or change the rights, preferences or privileges of any capital stock of the Company so as to affect adversely the Series F convertible preferred stock; (b) create any Senior Securities; (c) create any pari passu Securities; (d) do any act or thing not authorized or contemplated by the Certificate of Designation which would result in any taxation with respect to the Series F Convertible Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended, or any comparable provision of the Internal Revenue Code as hereafter from time to time amended, (or otherwise suffer to exist any such taxation as a result thereof).

Series G Preferred Stock

The board of directors has designated 100,000 shares of Series G Preferred Stock. As of the date of this report, there are no shares of Series G Preferred Stock outstanding. The series G shares are redeemable at $1,000 per share The Series G preferred stock does not have voting rights, does not have rights upon liquidation of the Company and does not receive dividends.

Summary of Preferred Stock Activity

F-31

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Series C Convertible, Redeemable Preferred Stock (Temporary Equity)

On February 10, 2025, in connection with a Share Purchase Agreement the Company created a new class of Series C Convertible Redeemable with 1,000 authorized shares.

In exchange for 306 Series C Convertible Redeemable Preferred Shares (“Series C”), the Company received gross proceeds of $306,000 with net proceeds of $278,580 after paying $6,000 in legal fees and $21,420 in broker fees both charged against paid in capital. The Company must redeem the shares at stated capital of 1,200 per share and a 1.095 premium at 180 days after issuance. The Company recorded the 306 outstanding shares at its redemption value of $402,084 at February 28, 2025, with the offsetting adjustment to paid in capital. During the year the Company issued 12% quarterly dividends in 44 Series C shares with a value of $58,100. The Company failed to redeem the Series C shares on the August 9, 2025 redemption date and a penalty of 114 Series C shares with a value of $149,307 was recorded. In August 2025 the Company redeemed 95 Series C shares for $125,000 including a deemed dividend of $29,871. In September 2025 the Company failed to convert a conversion notice of 96 shares. This conversion was withdrawn inI December 2025 and a new conversion for 85 Series C shares with a value of $111,690 including a dividend of $84,690 with a corresponding adjustment to paid in capital .In exchange for the converted Series C shares , the Company issued 1,994,464 common shares. In January 2026, the Company failed to convert a conversion notice of 80 shares. On March 19, 2026 the Company entered into an agreement with the investor whereby the parties agreed to reduce the penalty on the September 2025 and January 2026 failed conversion to 133 Series C shares at a value of $175,140 ( The penalty was reduced from 345 Series C shares to 133 Series C shares) . The parties agreed on the Series C share balance at February 28, 2026 to be 417 series C shares. In addition the parties agreed to issue an additional 222 Series C shares for proceeds of $200,000 and fees of $22,000. These shares have a redemption value of $291.708. Also on March 19, 2026 ,the parties agreed to convert 165 Series C shares at a value of $198,000 for 13,550,625 common shares. At February 28, 2026 and February 28, 2025 there are 417 and 306 outstanding Series C shares.

Series F Convertible Preferred Stock

Each holder of Series F Convertible Preferred Shares may, at any time and from time to time convert all, but not less than all, of their shares into a number of fully paid and nonassessable shares of common stock determined by multiplying the number of issued and outstanding shares of common stock of the Company on the date of conversion by three and 45 100ths (3.45) on a pro rata basis.

On April 30, 2024 the Company increased authorized shares to 10,000 Series F Preferred Shares.

Series F Preferred Stock Activity:

During the year ended February 28, 2026 Series F shareholders there was no activity.

During the year ended February 28, 2025 Series F shareholders had the following activity:

—	A Series F preferred shareholder exchanged 20 Series F preferred shares for a $400,000 note payable. (see Note 11). The Company record an adjustment to the par value of the shares of $20, paid -in capital for the carrying value of the shares of $65,793 with the remaining amount of $334,187 a deemed dividend.

At both February 28, 2026 and February 28, 2025 there are 2513 outstanding Series F preferred stock.

Unissued Series F Preferred Stock

At both February 28, 2026 and February 28, 2025 there remains 46 issuable Series F preferred stock at a value of $99,086.

Summary of Preferred Stock Warrant Activity

	Number of Series F Preferred Warrants	Weighted Average Exercise Price	Weighted Average Remaining Years
Outstanding at March 1, 2025	939	$1.00	8.5
Issued	—	—	—
Exercised	—	—	—
Forfeited and cancelled	—	—	—
Outstanding at February 28, 2026	939	$1.00	7.5

F-32

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Summary of Common Stock Activity

The Company increased authorized common shares from 5,000,000,000 to 6,000,000,000 on July 8, 2022, from 6,000,000,000 to 7,225,000,000 on March 19, 2023 from 7,225,000,000 to 10,000,000,000 on August 30, 2023, from 10,000,000,000 to 12,500,000,000 on March 22, 2024., from 12,500,000,000 to 15,000,000,000 on October 4, 2024 from 15,000,000,000 to 20,000,000,000 on February 21, 2025, from 20,000,000,000 to 23,000,000,000 on July 25, 2025 and from 23,000,000,000 to 27,500,000,000 on October 15, 2025.

On March 19, 2026, the Board of Directors and the holder of a majority of the Company’s voting power approved, by written consent, a decrease in the Company’s authorized common shares from 27,500,000,000 to 12,000,000,000. The Certificate of Amendment effecting this decrease was not filed with, or accepted by, the Nevada Secretary of State until July 15, 2026, on which date the decrease became effective. As of February 28, 2026 and continuing through the filing date of the Company’s original Annual Report on Form 10-K for the fiscal year ended February 28, 2026, the Company’s authorized common shares remained 27,500,000,000.

On February 5, 2026, the holders of a majority of the voting power of the Company’s outstanding voting securities executed the written consent approving a reverse stock split of the Company’s issued and outstanding Common Stock at a ratio of 1-for-100. The common shares have been adjusted to reflect this reverse stock split.

Summary of Common Stock Activity

During the year ended, February 28, 2026, common shareholders had the following activity:

—	the Company issued 50,403,802 common shares with gross proceeds of $5,185,344 and net proceeds of $4,801,184 after paid issuance costs of $274,161. Included in these common shares was a commitment fee of $90,000 on the issuance of 1,354,167 shares bringing total fees to $364,161.

—	the Company issued 71,350,000 common shares in gross proceeds of $6,384,000 to repay $5,411,000 loans payable and $37,500 in accrued interest with loss on settlement of $935,500 .

—

the Company issued 1,994,464 common shares in gross proceeds of $111,690 on the conversion of 85 Series C Preferred Shares. A dividend of $84,690 was recorded with a corresponding adjustment to paid -in capital.

During the year ended, February 28, 2025, common shareholders had the following activity:

—	the Company issued 49,796,369 common shares with gross proceeds of $13,697,245 and net proceeds of $13,120,679 after paid issuance costs of $576,565. Included in the net proceeds are $418,669 in share proceeds receivable received after year end. Included in these common shares was a commitment fee of $125,000 on the issuance of 43,859,650 shares bringing total fees to $701,565.

—	the Company issued 1,940,659 common shares to repay $562,000 loans payable from two different lenders.

Summary of Warrant and Stock Option Activity

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Years
Outstanding at February 29, 2024	3,005,957	$0.30	1.00
Issued	—	—	—
Exercised	—	—	—
Forfeited and cancelled	(2,533,243)	(0.30)	—
Outstanding at February 28, 2025	472,714	$0.30	2.44
Issued	—	—	—
Exercised	—	—	—
Forfeited and cancelled	(2,714)	(0.04)	—
Outstanding at February 28, 2026	470,000	$0.04	1.44

During the year ended February 28, 2026 warrant holders had the following activity:

—	During the year warrants to acquire 2,714 shares expired.

During the year ended February 28, 2025 warrant holders had the following activity:

—	During the year warrants to acquire 2,533,243 shares expired.

F-33

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended February 28, 2026 and February 29, 2025, the Company recorded a total of $0 and $0, respectively on stock-based payments for warrants with a corresponding adjustment to additional paid-in capital.

For the years ended February 28, 2026 and February 28, 2025 the Company recorded a total of $315,848 and $331,685 respectively, to stock-based compensation for options and shares with a corresponding adjustment to additional paid-in capital. In addition for both the years ended February 28, 2026 and February 28, 2025 the Company recorded other stock based compensation of $0 payable in Series G Preferred shares which have not yet been issued.

Summary of Common Stock Option Activity

On April 14, 2021, the Shareholders of Series E Preferred Stock and the Board of Directors of our Company (“Board”) approved and adopted the 2021 Incentive Stock Plan (the “2021 Plan”). On August 11, 2022 the Company amended the 2021 Plan increasing the maximum number of shares applicable to the 2021 Plan from 50,000 to 1,000,0000 On August 14, 2023 the Company further amended the plan increasing the maximum shares to 2,000,000.

The purpose of the 2021 Plan is to promote the success of the Company by authorizing incentive awards to retain Directors, executives, selected Employees and Consultants, and reward participants for making major contributions to the success of the Company. The 2021 Plan authorizes the granting of stock options, restricted stock, restricted stock units, stock appreciation rights and stock awards. A total of two million (2,000,000) shares of common stock may be issued under the 2021 Plan. All awards under the 2021 Plan, whether vested or unvested, are subject to the terms of any recoupment, clawback or similar policy of the Company in effect from time to time, as well as any similar provisions of applicable law, which could in certain circumstances require repayment or forfeiture of awards or any shares of stock or other cash or property received with respect to the awards, including any value received from a disposition of the shares acquired upon payment of the awards. The 2021 Plan will be administered by the Board or any Committee authorized by the Board, if applicable, which will have the sole authority to, among other things: construe and interpret the 2021 Plan; make rules and regulations relating to the administration of the 2021 Plan; select participants; and establish the terms and conditions of awards, all in accordance with the terms of the 2021 Plan. The 2021 Plan will remain in effect until April 14, 2031, unless sooner terminated by the Board. Termination will not affect awards then outstanding.

During the year ended February 28, 2026 the Company had the following common stock option activity:

—	On the original 2021 plan, options to purchase 33,000 shares were forfeited due to employee terminations. On the 2023 plan (see below) 57,160 options to purchase shares were forfeited due to employee terminations.

During the year ended February 28, 2025 the Company had the following common stock option activity:

—	On the original 2021 plan, options to purchase 24,750 shares were forfeited due to employee terminations. On the 2023 plan (see below) 39,639 options to purchase shares were forfeited due to employee terminations.

F-34

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Summary of Common Stock Option Activity

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Years
Outstanding at March 1, 2024	1,886,670	$2.00	4.10
Issued	—	—	—
Exercised	—	—	—
Forfeited, extinguished and cancelled	(64,389)	$2.00	(3.50)
Outstanding at February 28, 2025	1,822,281	$2.00	3.10

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Years
Outstanding at March 1, 2025	1,822,281	$2.00	3.10
Issued	—	—	—
Exercised	—	—	—
Forfeited, extinguished and cancelled	(90,160)	$2.00	(2.60)
Outstanding at February 28, 2026	1,732,121	$2.00	2.10

12. COMMITMENTS AND CONTINGENCIES

Litigation

Occasionally, the Company may be involved in claims and legal proceedings arising from the ordinary course of its business. The Company records a provision for a liability when it believes that is both probable that a liability has been incurred, and the amount can be reasonably estimated. If these estimates and assumptions change or prove to be incorrect, it could have a material impact on the Company’s condensed consolidated financial statements. Contingencies are inherently unpredictable, and the assessments of the value can involve a series of complex judgments about future events and can rely heavily on estimates and assumptions.

The related legal costs are expensed as incurred.

On September 24, 2024, a prospective lender filed a claim against the Company for an alleged breach of a non-binding term sheet made on June 7, 2024. The Company and its counsel believe the claim is without merit however the courts have mandated mediation. After consideration of business factors the parties executed a settlement agreement in June 2025 with the Company agreeing to pay $65,000 with no admission of wrongdoing. The Company paid the $65,000 on August 1, 2025.

F-35

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Operating Lease

On March 10, 2021, the Company entered into a 10 year lease agreement for a manufacturing facility at 10800 Galaxie Avenue, Ferndale, Michigan, 48220, commencing on May 1, 2021 through to April 30, 2031 with a minimum base rent of $15,880 per month. The base rent increase by 3% per annum commencing May 1, 2024. The Company paid a security deposit of $15,880.

On February 5, 2024, the Company entered into a 3-year lease agreement for a vehicle commencing February 5, 2024 through to February 5, 2027 with a minimum base rent of $1,223 per month. The Company paid a down payment of $9,357.

On March 11, 2025, the Company entered into a 3-year lease agreement for a vehicle commencing March 11, 2025 through to March 11, 2028 with a minimum base rent of $1,286 per month. The Company paid a down payment of $13,188. The Company recorded the right of use asset of $53,739 with a corresponding adjustment to operating lease liability.

The Company’s leases are accounted for as operating leases. The weighted average discount rate used was 10% and the weighted average remaining lease term at February 28, 2026 was 4.93 years. Rent expense and operating lease cost are recorded over the lease terms on a straight-line basis. Rent expense and operating lease cost was $251,883 and $240,731 for the years ended February 28, 2026 and February 28, 2025, respectively.

Maturity of Lease Liabilities	Operating Leases
February 28, 2027	$243,690
February 28, 2028	227,383
February 29, 2029	207,558
February 28, 2030	207,558
February 28, 2031	207,558
February 28, 2032 and after	34,593
Total lease payments	1,128,340
Less: Interest	(207,956)
Present value of lease liabilities	$920,384

F-36

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

13. LOSS PER SHARE

The net loss per common share amounts were determined as follows:

	For the Year Ended
	February 28,	February 28,
	2026	2025
Numerator:
Net loss available to common shareholders	$(14,510,251)	$(18,935,592)

Effect of common stock equivalents
Less redemption dividend to Series F and Series B preferred shareholders	(114,561)	(423,476)
Net loss adjusted for common stock equivalents	(14,624,812)	(19,358,968)

Denominator:
Weighted average shares - basic	202,908,578	116,476,733

Net loss per share – basic	$(0.07)	$(0.16)

Denominator:
Weighted average shares – diluted	202,908,578	116,476,733

Net loss per share – diluted	$(0.07)	$(0.16)

The anti-dilutive shares of common stock equivalents for the years ended February 28, 2026 and February 28, 2025 were as follows:

	For the Year Ended
	February 28,	February 28,
	2026	2025
Convertible Series F Preferred Shares	924,161,175	497,229,655
Convertible Series C Preferred Shares	22,830,847	1,718,308
Convertible and exchangeable debt	1,095,380,027	—
Stock options and warrants	2,202,121	2,294,996
Total	2,044,574,170	501,242,959

F-37

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

14. INCOME TAXES

The Company has adopted ASC 740-10, “Income Taxes”, which requires the use of the liability method in the computation of income tax expense and the current and deferred income taxes payable (deferred tax liability) or benefit (deferred tax asset). Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The income tax expense (benefit) consisted of the following for the fiscal years ended February 28, 2026 and ended February 28, 2025:

	February 28, 2026	February 28, 2025
Total current	$—	$—
Total deferred	—	—
Total	$—	$—

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

The following is a reconciliation of the expected statutory federal income tax provision to the actual income tax benefit for the fiscal years ended February 28, 2026 and February 28, 2025:

February 28, 2026
Federal statutory rate	$(2,900,000)
State income tax benefit, net of federal benefit	(660,000)
Non deductible interest	500,000
Non deductible stock based compensation	334,000
Change in valuation allowance	2,726,000
Total	$—

February 28, 2025
Federal statutory rate	$(4,000,000)
State income tax benefit, net of federal benefit	(900,000)
Non deductible interest	500,000
Non deductible stock based compensation	322,000
Change in valuation allowance	4,078,000
Total	$—

For the years ended February 28, 2026 and February 28, 2025, the expected tax benefit, temporary timing differences and long-term timing differences are calculated at the 21% statutory rate.

F-38

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Significant components of the Company’s deferred tax assets and liabilities were as follows for the fiscal years February 28, 2026 and February 28, 2025:

	February 28, 2026	February 28, 2025
Deferred tax assets:
Net operating loss carryforwards	$22,726,000	$20,000,000

Deferred tax liabilities:
Depreciation	—	—
Deferred revenue	—	—
Total deferred tax liabilities	—	—

Net deferred tax assets:
Less valuation allowance	(22,726,000)	(20,000,000)
Net deferred tax assets (liabilities)	$—	$—

The Company has incurred losses since inception, therefore, the Company has no federal tax liability. Additionally there are limitations imposed by certain transactions which are deemed to be ownership changes which occurred in the Company on August 28, 2017. The net deferred tax asset generated by the loss carryforward has been fully reserved. The cumulative net operating loss carryforward was approximately $90,000,000 at February 28, 2026 and $76,973,800 at February 28, 2025, that is available for carryforward for federal income tax purposes and begin to expire in 2030.

Although the Company has tax loss carry-forwards, there is uncertainty as to utilization prior to their expiration. Accordingly, the future income tax asset amounts have been fully reserved by a valuation allowance.

The Company has maintained a full valuation allowance against its deferred tax assets at February 28, 2026 and February 28, 2025. A valuation allowance is required to be recorded when it is more likely than not that some portion or all of the net deferred tax assets will not be realized. Since the Company cannot be assured of realizing the net deferred tax asset, a full valuation allowance has been provided.

The Company does not have any uncertain tax positions at February 28, 2026 and February 28, 2025 that would affect its effective tax rate. The Company does not anticipate a significant change in the amount of unrecognized tax benefits over the next twelve months. Because the Company is in a loss carryforward position, the Company is generally subject to US federal and state income tax examinations by tax authorities for all years for which a loss carryforward is available. If and when applicable, the Company will recognize interest and penalties as part of income tax expense.

The Company’s tax returns for the years ended February 28, 2025 and February 29, 2024, and February 28, 2023 are open for examination under Federal statute of limitations.

F-39

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

15. SUBSEQUENT EVENTS

Subsequent to February 28, 2026 through to filing date,

— the Company issued 36,786,492 common shares pursuant to a share purchase agreement for gross proceeds of $900,871, issuance costs of $77,391 and cash proceeds of $823,480.

—	the Company issued 39,000,000 shares to a lender to settle $745,900, pursuant to exchange agreements with the lender.

—	the Series C Preferred Shareholder converted 298 Series C preferred shares at a value of $391,572 for 24,473,250 common shares

—	on May 4 2026 the Company entered into an Equity Financing Agreement whereby an investor shall invest up to $10,000,000 over the course of thirty-six (36) month at a purchase price of eighty-seven percent (87%) of the average of the three lowest bid trade price in the 10 day preceding period. In conjunction with the above agreement, the Company entered into a Registration Rights Agreement.

—	on March 12, 2026 the Company issued a promissory note to a lender for $170,000 with cash proceeds of $150,000 and an original issue discount of $20,000. The loan bears interest at 15% compounding annually, matures in 1 year and has a general security charging all of the Company’s present and after-acquired property.

—	on March 19, 2026 the Company entered into a memorandum of understanding whereby the outstanding Series C Preferred Shares were adjusted to 417 Series C Preferred Shares. The memorandum reduced penalties that were added after the Company refused conversions . The reduction amounted to 212.16 Series C Preferred Shares or a stated value of $254,492. In exchange, the Company agreed to proceed with the present conversion of 165 Series C Preferred shares for 13,550,625 common shares and issue 222 new Series C shares with a redemption value of $291,708 in exchange for net proceeds of $200,000.

—	on March 25, 2026, the Company issued a convertible, redeemable note to a lender for $110,000 with cash proceeds of $95,000, an original issue discount of $10,000, and $5,000 for fees. The loan bears interest at 12%, the note is redeemable by the Company at any time subject to a premium ranging from 110% to 140% if redeemed within the first 180 days of the note . The note matures in 1 year and converts after 180 days at 80% of the lowest trading price 15 trading days prior to the conversion date.

—	on March 25, 2026, the Company issued a convertible, redeemable note to a lender for $630,000 with cash proceeds of $595,000, an original issue discount of $30,000, and $5,000 for fees. The loan bears interest at 12%, the note is redeemable by the Company at any time subject to a premium ranging from 110% to 140% if redeemed within the first 180 days of the note. The note matures in 1 year and converts after 180 days at 20% of the lowest trading price 15 trading days prior to the conversion date. A refundable commitment fee of 14.1 million common shares was issued, but is returnable if the loan plus accrued interest is paid back by May 5, 2026. On May 5, 2026, the Company repaid in full, principal and interest of $638,492 and the 14.1 million commitment fee shares were returned.

—	on April 20, 2026, the Company issued a convertible note to a lender for $277,778 with cash proceeds of $250,000, an original issue discount of $27,778, and $5,000 for fees. The loan bears interest at 12%, and the note matures in 1 year. If the loan is prepaid, one year’s full interest of $ 33,333 is due. The note converts at any time at 75% of the lowest closing trading price 10 trading days prior to the conversion date. Interest is payable in common shares at either the redemption date or maturity. A commitment fee of 5million common shares at a fair value of $164,500 was issued.

—	on April 20, 2026, the Company issued a convertible, redeemable note to a lender for $257,000 with cash proceeds of $250,000 and $7,000 for fees. The loan bears interest at 10%, the note is redeemable by the Company at any time subject to a premium ranging from 120% to 125% if redeemed within the first 180 days of the note. The note matures on January 15, 2027, and converts after 180 days at 65% of the lowest trading price 10 trading days prior to the conversion date.

—	on May 1, 2026, the Company issued a convertible, redeemable note to a lender for $157,000 with cash proceeds of $150,000 and $7,000 for fees. The loan bears interest at 10%, the note is redeemable by the Company at any time subject to a premium ranging from 120% to 125% if redeemed within the first 180 days of the note. The note matures on January 15, 2027, and converts after 180 days at 65% of the lowest trading price 10 trading days prior to the conversion date.

—	on May 4, 2026, the Company issued a convertible, redeemable note to a lender for $700,000 with cash proceeds of $630,000 and an original issue discount of $70,000. The loan bears interest at 12%, and the note matures in 1 year. The note must be redeemed in monthly instalments of 10% of outstanding principal plus accrued interest commencing 60 days after issuance. The note is convertible after 180 days at 65% of the lowest closing trading price 10 trading days prior to the conversion date. A commitment fee of 1.25 million common shares at a fair value of $28,750 was issued.

—	on May 29, 2026 the Company issued a promissory note to a lender for $225,000 with cash proceeds of $200,000 and an original issue discount of $25,000. The loan bears interest at 15% compounding annually, matures in 1 year and has a general security charging all of the Company’s present and after-acquired property.

—	on June 3, 2026, the Company issued a convertible, redeemable note to a lender for $230,000 with cash proceeds of $200,000 an original issue discount of $23,000 and $7,000 for fees. The loan bears interest at 6%, the note is redeemable by the Company at any time subject to a premium ranging from 105% to 140% if redeemed within the first 180 days of the note. The note matures on June 3, 2027, and converts after 180 days at 65% of the lowest trading price 20 trading days prior to the conversion date, including the conversion date.

F-40

PART I – FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	May 31, 2026	February 28, 2026*
ASSETS
Current assets:
Cash	$94,643	$109,043
Accounts receivable, net	974,897	1,004,201
Device parts inventory, net	1,378,950	1,318,742
Prepaid expenses and deposits	556,737	503,017
Total current assets	3,005,227	2,935,003
Operating lease asset	891,922	931,814
Revenue earning devices, net of accumulated depreciation of $3,781,667 and $3,257,668, respectively	4,850,345	5,097,627
Fixed assets, net of accumulated depreciation of $562,268 and $540,426, respectively	176,943	183,185
Trademarks	36,157	35,319
Investment at cost	100,000	100,000
Security deposit	19,280	19,280
Total assets	$9,079,874	$9,302,228
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$2,675,960	$3,007,270
Customer deposits	127,520	147,326
Current operating lease liability	239,242	243,690
Current portion of deferred variable payment obligation	3,459,840	3,161,727
Loan payable - related party	331,946	461,633
Deferred compensation for CEO	1,990,751	1,811,856
Current portion of loans payable, net of discount of $871,697 and $635,774	26,897,629	8,848,140
Current portion of accrued interest payable	9,167,495	2,271,106
Total current liabilities	44,890,383	19,952,748
Non-current operating lease liability	643,129	676,694
Loans payable, net	7,953,001	24,188,380
Deferred variable payment obligation	2,525,000	2,525,000
Incentive compensation plan payable	5,500,000	5,500,000
Accrued interest payable	3,207,606	9,122,552
Total liabilities	64,719,119	61,965,374

Series B Convertible, Redeemable Preferred Stock. $0.001 par value; 8% cumulative dividend payable quarterly,$1,200 stated value, 5,000 shares authorized, no shares issued and outstanding at May 31, 2026 and February 28, 2026, respectively	—	—
Series C Convertible, Redeemable Preferred Stock. $0.001 par value; $1,200 stated value, redeemable at 109.5%, 12% dividend, 1,000 shares authorized, 354 and 417 shares issued and outstanding at May 31, 2026 and February 28, 2026, respectively	465,465	547,941

Commitments and Contingencies
Stockholders’ deficit:
Preferred Stock, undesignated; 15,534,000 shares authorized; no shares issued and outstanding at May 31, 2026 and February 28, 2026, respectively	—	—
Series G Redeemable Preferred Stock. $0.001 par value; 100,000 shares authorized, no shares issued and outstanding at May 31, 2026 and February 28, 2026, respectively	—	—
Series E Preferred Stock, $0.001 par value; 4,350,000 shares authorized; 3,350,000 and 3,350,000 shares issued and outstanding, respectively	3,350	3,350
Series F Convertible Preferred Stock, $1.00 par value; 10,000 shares authorized; 2,513 and 2,513 shares issued and outstanding, respectively	2,513	2,513
Common Stock, $0.00001 par value; 27,500,000,000 shares authorized as of May 31, 2026 and February 28, 2026 (subsequently decreased to 12,000,000,000 shares authorized effective July 15, 2026 — see Summary of Common Stock Activity below); 388,482,589 and 267,872,804 shares issued, issuable and outstanding, respectively	3,885	2,679
Additional paid-in capital	120,717,508	117,803,027
Preferred stock to be issued	99,086	99,086
Accumulated deficit	(176,931,052)	(171,121,742)
Total stockholders’ deficit	(56,104,710)	(53,211,087)
Total liabilities and stockholders’ deficit	$9,079,874	$9,302,228

*	Derived from audited information

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-41

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended May 31, 2026	Three Months Ended May 31, 2025

Revenues	$1,831,202	$1,854,837

Cost of goods sold	134,183	173,381
Depreciation and amortization	513,195	447,955
Total Cost of Goods Sold	647,378	621,336

Gross Profit	1,183,824	1,233,501

Operating expenses:
Research and development (see Note 10)	885,593	1,087,619
General and administrative	2,907,577	3,232,211
Depreciation and amortization	32,646	34,121
Operating lease cost and rent	67,372	58,219
Total operating expenses	3,893,188	4,412,170

Loss from operations	(2,709,364)	(3,178,669)

Other expense, net:
Interest expense	(2,298,874)	(1,415,349)
Loss on settlement of debt	(707,600)	—
Total other expense, net	(3,006,474)	(1,415,349)

Net loss	$(5,715,838)	$(4,594,018)

Net loss per share - basic	$(0.02)	$(0.03)

Net loss per share - diluted	$(0.02)	$(0.03)

Weighted average common share outstanding - basic	325,956,059	155,176,712

Weighted average common share outstanding - diluted	325,956,059	155,176,712

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-42

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS’ DEFICIT

(Unaudited)

	Temporary Equity		Shareholder’s Deficit
	Series C Preferred Stock		Series E Preferred Stock		Series F Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance at February 28, 2025	306	$402,084	3,350,000	$3,350	2,513	$101,599	144,124,538	$1,441	$106,459,528	$(156,496,930)	$(49,931,012)

Issuance of shares, net of $121,746 issuance costs	—	—	—	—	—	—	19,000,000	190	2,691,104	—	2,691,294
Debt exchanged for common shares	—	—	—	—	—	—	6,850,000	69	1,250,431	—	1,250,500
Series C Preferred shares issued as dividend	9	12,073	—	—	—	—	—	—	(12,073)	—	(12,073)
Stock based compensation	—	—	—	—	—	—	—	—	80,355	—	80,355
Net loss	—	—	—	—	—	—	—	—	—	(4,594,018)	(4,594,018)
Balance at May 31, 2025	315	$414,157	3,350,000	$3,350	2,513	$101,599	169,974,538	$1,700	$110,469,345	$(161,090,948)	$(50,514,954)

	Temporary Equity		Shareholder’s Deficit
	Series C Preferred Stock		Series E Preferred Stock		Series F Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance at February 28, 2026	417	$547,941	3,350,000	$3,350	2,513	$101,599	267,872,804	$2,679	$117,803,027	$(171,121,742)	$(53,211,087)

Issuance of shares, net of $77,391 issuance costs	—	—	—	—	—	—	36,786,492	368	823,112	—	823,480
Debt exchanged for common shares	—	—	—	—	—	—	39,000,000	390	1,453,110	—	1,453,500
Commitment fee issuable	—	—	—	—	—	—	1,250,000	13	28,738	—	28,751
Commitment fee issued	—	—	—	—	—	—	5,000,000	50	173,450	—	173,500
Commitment fee returnable	—	—	—	—	—	—	14,100,000	141	(141)	—	—
Redemption of Series C on conversion to common shares	(298)	(391,572)	—	—	—	—	24,473,250	244	484,800	(93,472)	391,572
Issuance of Series C shares	222	291,708	—	—	—	—	—	—	(91,708)	—	(91,708)
Series C Preferred shares issued as dividend	13	17,388	—	—	—	—	—	—	(17,388)	—	(17,388)
Stock based compensation	—	—	—	—	—	—	—	—	60,508	—	60,508
Rounding shares	—	—	—	—	—	—	43	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	(5,715,838)	(5,715,838)
Balance at May 31, 2026	354	$465,465	3,350,000	$3,350	2,513	$101,599	388,482,589	$3,885	$120,717,508	$(176,931,052)	$(56,104,710)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-43

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended May 31, 2026	Three Months Ended May 31, 2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,715,838)	$(4,594,018)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	545,841	482,076
Bad debts expense	70,000	48,982
Inventory provision	—	—
Reduction of right of use asset	38,013	33,865
Accretion of lease liability	23,281	27,428
Stock based compensation	60,508	80,355
Amortization of debt discounts	385,493	47,089
Loss on settlement of debt	707,600	—
Increase (decrease) in related party accrued payroll and interest	(129,687)	5,700
Changes in operating assets and liabilities:
Accounts receivable	(40,696)	424,655
Prepaid expenses and deposits on inventory	(51,841)	104,498
Deposit on right of use asset	—	(13,187)
Device parts inventory	(336,925)	(480,951)
Accounts payable and accrued expenses	(332,150)	524,109
Customer deposits	(19,806)	(487)
Operating lease liability payments	(60,449)	(58,962)
Deferred compensation for CFO	178,895	(1,246,687)
Current portion of deferred variable payment obligations for payments	298,112	301,287
Accrued interest payable	1,620,342	993,063
Net cash used in operating activities	(2,759,307)	(3,321,185)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets	(15,600)	(8,422)
Acquisition of trademarks	(838)	(1,298)
Net cash (used in) investing activities	(16,438)	(9,720)

CASH FLOWS FROM FINANCING ACTIVITIES:
Share proceeds net of issuance costs	823,480	2,839,777
Proceeds on issuance of Series C shares	200,000	—
Proceeds from loans payable	2,714,028	—
Repayment of loans payable	(976,163)	(50,000)
Net cash provided by financing activities	2,761,345	2,789,777

Net change in cash	(14,400)	(541,128)

Cash, beginning of period	109,043	865,975

Cash, end of period	$94,643	$324,847

Supplemental disclosure of cash and non-cash transactions:
Cash paid for interest	$19,257	$8,910
Cash paid for income taxes	$—	$—

Noncash investing and financing activities:
Transfer from device parts inventory to fixed assets and revenue earning devices	$276,717	$917,294
Exchange of notes payable and accrued interest for common shares	$745,900	$1,250,500
Discount applied to face value of loan	$419,167	$—
Conversion of Series C shares to common shares	$391,572	$—
Series C preferred shares issued as dividend	$17,388	$12,073
Commitment fee shares as debt discount	$202,050	$—
Right of use asset for lease liability	$—	$53,739

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-44

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1. GENERAL INFORMATION

Artificial Intelligence Technology Solutions Inc. (“AITX” or the “Company”) was incorporated in Florida on March 25, 2010 and reincorporated in Nevada on February 17, 2015. On August 24, 2018, Artificial Intelligence Technology Solutions Inc., changed its name from On the Move Systems Corp (“OMVS”).

Robotic Assistance Devices, LLC (“RAD”), was incorporated in the State of Nevada on July 26, 2016 as a Limited Liability Company. On July 25, 2017, Robotic Assistance Devices LLC converted to a C Corporation, Robotic Assistance Devices, Inc., through the issuance of 10,000 common shares to its sole shareholder.

On August 28, 2017, AITX completed the acquisition of RAD (the “Acquisition”), whereby AITX acquired all the ownership and equity interest in RAD for 3,350,000 shares of AITX Series E Preferred Stock and 2,450 shares of Series F Convertible Preferred Stock. AITX’s prior business focus was transportation services, and was exploring the on-demand logistics market by developing a network of logistics partnerships. As a result of the closing of the Acquisition, AITX has succeeded to the business of RAD, and AITX’s business going forward will consist of one segment activity, which is the delivery of artificial intelligence and robotic solutions for operational, security and monitoring needs.

The Acquisition was treated as a reverse recapitalization effected by a share exchange for financial accounting and reporting purposes since substantially all of AITX’s operations were disposed of as part of the consummation of the transaction. Therefore, no goodwill or other intangible assets were recorded by AITX as a result of the Acquisition. RAD is treated as the accounting acquirer as its stockholders control the Company after the Acquisition, even though AITX was the legal acquirer. As a result, the assets and liabilities and the historical operations that are reflected in these financial statements are those of RAD as if RAD had always been the reporting company.

2. GOING CONCERN

The accompanying unaudited consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.

For the three months ended May 31, 2026, the Company had negative cash flow from operating activities of $2,759,307. As of May 31, 2026, the Company has an accumulated deficit of $176,931,052, and negative working capital of $41,885,156. Management does not anticipate having positive cash flow from operations in the near future. These factors raise a substantial doubt about the Company’s ability to continue as a going concern for the twelve months following the issuance of these financial statements.

The Company does not have the resources currently to repay all its credit and debt obligations, make any payments in the form of dividends to its shareholders or fully implement its business plan. Without additional capital, the Company will not be able to remain in business. At the same time management points to its successful history with maintaining Company operations and reminds all with reasonable confidence this will continue. Management has plans to address the Company’s financial situation as follows:

Management is committed to raising funds . There is no assurance that management will be able to raise funds nor can we provide assurance that these possible raises may not have dilutive effects. On June 23, 2026, the Company entered into an equity financing agreement whereby an investor will purchase up to $10,000,000 of the Company’s common stock at a discount over a three-year period. There still remains $10 million left to issue under this arrangement. Management believes that it has the necessary support to continue operations by continuing its funding methods in the following ways: growing revenues, through equity proceeds, and issuing debt. Management has had many recent conversations with the Company’s primary debt holder and believes that the non-convertible debt on the balance sheet will be extended. Management notes that non-convertible debt on the books has been extended by this debt holder twice in the past and notes that this debt holder has been a strong supporter of the Company.

F-45

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

3. ACCOUNTING POLICIES

Basis of Presentation and Consolidation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) and in conformity with the condensing instructions on Form 10-Q and Rule 8-03 of Regulation S-X and the related rules and regulations of the Securities and Exchange Commission (“SEC”) and should be read in conjunction with the audited financial statements and notes thereto in the Company’s latest Annual Report filed with the SEC on Form 10-K as filed on June 9, 2026. The unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Robotic Assistance Devices, Inc., Robotic Assistance Devices Group , Inc, Robotic Assistance Devices Mobile, Inc., and Robotic Assistance Devices Residential, Inc., and Robotic Assistance Devices Lanka (Private) Limited. All significant intercompany accounts and transactions have been eliminated in consolidation. The unaudited consolidated financial statements reflect all adjustments, consisting of normal recurring accruals, which are, in the opinion of management, necessary for a fair presentation of such statements. The results of operations for the three months ended May 31, 2026, are not necessarily indicative of the results that may be expected for the entire year.

Use of Estimates

In order to prepare financial statements in conformity with accounting principles generally accepted in the United States, management must make estimates, judgements and assumptions that affect the amounts reported in the financial statements and determine whether contingent assets and liabilities, if any, are disclosed in the financial statements. The ultimate resolution of issues requiring these estimates and assumptions could differ significantly from resolution currently anticipated by management and on which the financial statements are based. The most significant estimates included in these consolidated financial statements are those associated with the assumptions used to value equity instruments used in debt settlements, amendments and extensions.

Reclassifications

Certain amounts in the Company’s consolidated financial statements for prior periods have been reclassified to conform to the current period presentation. These reclassifications have not changed the results of operations of prior periods.

Concentrations

Loans payable

At May 31, 2026 there were $35,722,326 of loans payable, $32,466,506 or 91% of these loans to companies controlled by one individual. At February 28, 2026 there were $33,672,294 loans payable, $32,178,506 or 96% of these loans to companies controlled by one individual.

Cash

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents consist of cash on deposit with banks and money market instruments. The Company places its cash and cash equivalents with high-quality, U.S. financial institutions and, to date has not experienced losses on any of its balances.

Accounts Receivable

Accounts receivable are comprised of balances due from customers, net of estimated allowances for uncollectible accounts. In determining collectability, historical trends are evaluated, and specific customer issues are reviewed on a periodic basis to arrive at appropriate allowances. There was an allowance of $240,000 and $170,000 provided as of May 31, 2026, and February 28, 2026, respectively. For the three months ending May 31, 2026, two customers account for 23% of total accounts receivable. For the three months ending May 31, 2025, three customers account for 53% of total accounts receivable

Device Parts Inventory

Device parts inventory is stated at the lower of cost or net realizable value using the weighted average cost method. The Company records a valuation reserve for obsolete and slow-moving inventory, relying principally on specific identification of such inventory. The Company uses these device parts in the assembly of revenue earning devices (and demo devices) as well as research and development. Depending on use, the Company will transfer the parts to the corresponding asset or expense if used in research and development. A charge to income is taken when factors that would result in a need for an increase in the valuation, such as excess or obsolete inventory, are noted. As of May 31, 2026, and February 28, 2026, there was a valuation reserve of $175,000 and $175,000, respectively.

F-46

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Revenue Earning Devices

Revenue earning devices are stated at cost. Depreciation is provided on a straight-line basis over the estimated useful life of 48 months. The Company continually evaluates revenue earning devices to determine whether events or changes in circumstances have occurred that may warrant revision of the estimated useful life or whether the devices should be evaluated for possible impairment. The Company uses a combination of the undiscounted cash flows and market approaches in assessing whether an asset has been impaired. The Company measures impairment losses based upon the amount by which the carrying amount of the asset exceeds the fair value.

Fixed Assets

Fixed assets are stated at cost. Depreciation is provided on the straight-line method based on the estimated useful lives of the respective assets which range from two to five years. Major repairs or improvements are capitalized. Minor replacements and maintenance and repairs which do not improve or extend asset lives are expensed currently.

Computer equipment and software	2 or 3 years
Office equipment	4 years
Manufacturing equipment	7 years
Warehouse equipment	5 years
Tooling	2 years
Demo Devices	4 years
Vehicles	3 years
Leasehold improvements	5 years, the life of the lease

The Company periodically evaluates the fair value of fixed assets whenever events or changes in circumstances indicate that its carrying amounts may not be recoverable. Upon retirement or other disposition of fixed assets, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss, if any, is recognized in income.

Research and Development

Research and development costs are expensed in the period they are incurred in accordance with ASC 730, Research and Development unless they meet specific criteria related to technical, market and financial feasibility, as determined by Management, including but not limited to the establishment of a clearly defined future market for the product, and the availability of adequate resources to complete the project. If all criteria are met, the costs are deferred and amortized over the expected useful life or written off if a product is abandoned. At May 31, 2026 and February 28, 2026, the Company had no deferred development costs.

Contingencies

Occasionally, the Company may be involved in claims and legal proceedings arising from the ordinary course of its business. The Company records a provision for a liability when it believes that it is both probable that a liability has been incurred, and the amount can be reasonably estimated. If these estimates and assumptions change or prove to be incorrect, it could have a material impact on the Company’s consolidated financial statements. Contingencies are inherently unpredictable, and the assessments of the value can involve a series of complex judgments about future events and can rely heavily on estimates and assumptions.

Sales of Future Revenues

The Company has entered into transactions, as more fully described in footnote 8, in which it has received funding from investors in exchange for which it will make payments to those investors based on the level of sales of certain revenue categories, generally based on a percentage of sales for those certain revenues. The Company determines whether these agreements constitute sales of future revenues or are in substance debt based on the facts and circumstances of each agreement, with the following primary criteria determinative of whether the agreement constitutes a sale of future revenues or debt:

F-47

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

●	Does the agreement purport, in substance, to be a sale
●	Does the Company have continuing involvement in the generation of cash flows due to the investor
●	Is the transaction cancellable by either party through payment of a lump sum or other transfer of assets
●	Is the investors rate of return is implicitly limited by the terms of the agreement
●	Does the Company’s revenue for a reporting period underlying the agreement have only a minimal impact on the investor’s rate of return
●	Does the investor have recourse relating to payments due

In the event a transaction is determined to be a sale of future revenues, it is recorded as deferred revenue and amortized using the sum-of-the-revenue method. In the event a transaction is determined to be debt, it is recorded as debt and amortized using the effective interest method. As of the date of these financial statements, the Company has determined that all such agreements are debt.

Revenue Recognition

ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)”, supersedes the revenue recognition requirements and industry specific guidance under Revenue Recognition (Topic 605). Topic 606 requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration the entity expects to be entitled to in exchange for those goods or services. Topic 606 defines a five-step process that must be evaluated and, in doing so, it is possible more judgment and estimates may be required within the revenue recognition process than required under existing accounting principles generally accepted in the United States of America (“U.S. GAAP”) including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. The Company adopted Topic 606 on March 1, 2018, using the modified retrospective method. Under the modified retrospective method, prior period financial positions and results will not be adjusted. There was no cumulative effect adjustment recognized as a result of this adoption. Refer to Note 4 – Revenue from Contracts with Customers for additional information. For the three months ended May 31, 2026, two customers accounted for 36% of total revenue and for the three months ended May 31, 2025, two customers accounted for 65% of total revenue.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized when items of income and expense are recognized in the financial statements in different periods than when recognized in the tax return. Deferred tax assets arise when expenses are recognized in the financial statements before the tax returns or when income items are recognized in the tax return prior to the financial statements. Deferred tax assets also arise when operating losses or tax credits are available to offset tax payments due in future years. Deferred tax liabilities arise when income items are recognized in the financial statements before the tax returns or when expenses are recognized in the tax return prior to the financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

On December 22, 2017, the Tax Cuts and Jobs Act (“Tax Act”) was signed into law. ASC 740, Accounting for Income Taxes requires companies to recognize the effects of changes in tax laws and rates on deferred tax assets and liabilities and the retroactive effects of changes in tax laws in the period in which the new legislation is enacted. The Company’s gross deferred tax assets were revalued based on the reduction in the federal statutory tax rate from 35% to 21%. A corresponding offset has been made to the valuation allowance, and any potential other taxes arising due to the Tax Act will result in reductions to the Company’s net operating loss carryforward and valuation allowance. The Company will continue to analyze the Tax Act to assess its full effects on the Company’s financial results, including disclosures, for the Company’s fiscal year ending February 28, 2027, but the Company does not expect the Tax Act to have a material impact on the Company’s consolidated financial statements.

Leases

Lease agreements are evaluated to determine if they are sales/finance leases meeting any of the following criteria at inception: (a) transfer of ownership of the underlying asset; (b) purchase option that is reasonably certain of being exercised; (c) the lease term is greater than a major part of the remaining estimated economic life of the underlying asset; or (d) if the present value of the sum of lease payments and any residual value guaranteed by the lessee that has not already been included in lease payments in accordance with ASC 842-10-30-5(f) equals or exceeds substantially all of the fair value of the underlying asset.

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ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

If at its inception, a lease meets any of the four lease criteria above, the lease is classified by the Company as a sales/finance; and if none of the four criteria are met, the lease is classified by the Company as an operating lease.

Operating lease payments are recognized as an expense in the income statement on a straight-line basis over the lease term, whereby an equal amount of rent expense is attributed to each period during the term of the lease, regardless of when actual payments are made. This generally results in rent expense in excess of cash payments during the early years of a lease and rent expense less than cash payments in the later years. The difference between rent expense recognized and actual rental payments is recorded as deferred rent and included in liabilities.

Distinguishing Liabilities from Equity

The Company relies on the guidance provided by ASC Topic 480, Distinguishing Liabilities from Equity, to classify certain redeemable and/or convertible instruments. The Company first determines whether a financial instrument should be classified as a liability. The Company will determine the liability classification if the financial instrument is mandatorily redeemable, or if the financial instrument, other than outstanding shares, embodies a conditional obligation that the Company must or may settle by issuing a variable number of its equity shares.

Once the Company determines that a financial instrument should not be classified as a liability, the Company determines whether the financial instrument should be presented between the liability section and the equity section of the balance sheet (“temporary equity”). The Company will determine temporary equity classification if the redemption of the financial instrument is outside the control of the Company (i.e. at the option of the holder). Otherwise, the Company accounts for the financial instrument as permanent equity.

Our Chief Executive Officer/ Chairman holds sufficient shares of the Company’s voting preferred stock that give sufficient voting rights under the articles of incorporation and bylaws of the Company such that the CEO/ Chairman can at any time unilaterally vote to increase the number of authorized shares of common stock of the Company, without the need to call a general meeting of common shareholders of the Company.

Initial Measurement

The Company records its financial instruments classified as liability, temporary equity or permanent equity at issuance at the fair value, or cash received.

Subsequent Measurement – Financial Instruments Classified as Liabilities

The Company records the fair value of its financial instruments classified as liabilities at each subsequent measurement date. The changes in fair value of its financial instruments classified as liabilities are recorded as other income (expenses).

Fair Value of Financial Instruments

ASC Topic 820, Fair Value Measurements and Disclosures (“ASC Topic 820”) provides a framework for measuring fair value in accordance with generally accepted accounting principles.

ASC Topic 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs).

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ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy under ASC Topic 820 are described as follows:

●	Level 1 – Unadjusted quoted prices in active markets for identical assets or liabilities that are accessible at the measurement date.

●	Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

●	Level 3 – Inputs that are unobservable for the asset or liability.

Measured on a Recurring Basis

The following table presents information about our liabilities measured at fair value on a recurring basis, aggregated by the level in the fair value hierarchy within which those measurements fell:

	Amount at	Fair Value Measurement Using
	Fair Value	Level 1	Level 2	Level 3
May 31, 2026
Assets
Investment at cost	$100,000	$50,000	$—	$50,000
Liabilities
Incentive compensation plan payable – revaluation of equity awards payable in Series G shares	$5,500,000	$—	$—	$5,500,000

February 28, 2026
Assets
Investment at cost	$100,000	$50,000	$—	$50,000
Liabilities
Incentive compensation plan payable – revaluation of equity awards payable in Series G shares	$5,500,000	$—	$—	$5,500,000

For the incentive compensation plan referred to above , the Company recorded stock based compensation of $0 and $0 for the three months ended May 31, 2026 and May 31, 2025 with corresponding adjustments to incentive compensation plan payable.

The carrying amounts of the Company’s financial assets and liabilities, such as cash, accounts receivable, prepaid expenses and advances, accounts payable and accrued expenses, approximate their fair values because of the short maturity of these instruments.

Earnings (Loss) per Share

Basic earnings (loss) per share (“EPS”) is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS give effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used to determine the number of shares assumed to be purchased from the exercise of stock options and/or warrants. Diluted EPS excluded all dilutive potential shares if their effect is anti-dilutive.

Basic loss per common share is computed based on the weighted average number of shares outstanding during the period. Diluted loss per share is computed in a manner similar to the basic loss per share, except the weighted-average number of shares outstanding is increased to include all common shares, including those with the potential to be issued by virtue of convertible debt and other such convertible instruments. Diluted loss per share contemplates a complete conversion to common shares of all convertible instruments only if they are dilutive in nature with regards to earnings per share.

Recently Adopted Accounting Pronouncements

ASU 2023-07 – Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The amendments require enhanced disclosures about significant segment expenses and other segment items, require disclosure of the title and position of the chief operating decision maker (“CODM”), explain how the CODM uses reported measures of segment profit or loss to assess performance and allocate resources, and expand interim disclosure requirements. The amendments apply to entities with a single reportable segment as well as entities with multiple reportable segments.

F-50

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The Company adopted ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, during fiscal 2025. The standard requires enhanced disclosures regarding segment expenses and CODM information and applies to entities with a single reportable segment. Adoption of the standard impacted the Company’s segment reporting disclosures only and did not affect its consolidated financial position, results of operations, or cash flows.

Recently issued accounting pronouncement not yet effective

ASU 2024-04—Debt with Conversion and Other Options (Topic 470-20): Induced Conversions of Convertible Debt Instruments

In November 2024, the Financial Accounting Standards Board (“FASB”) issued ASU 2024-04, Debt with Conversion and Other Options (Subtopic 470-20): Induced Conversions of Convertible Debt Instruments. The amendments clarify the requirements for determining whether certain settlements of convertible debt instruments should be accounted for as induced conversions or as debt extinguishments. Under the amended guidance, an induced conversion requires that the inducement offer provide the holder, at a minimum, the consideration issuable under the existing conversion privileges of the instrument.

The amendments are effective for annual reporting periods beginning after December 15, 2025, including interim reporting periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact that adoption of this guidance will have on its consolidated financial statements and related disclosures.

ASU 2025-05—Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets

In July 2025, the Financial Accounting Standards Board (“FASB”) issued ASU 2025-05, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets. The amendments refine the guidance in ASC 326 related to the measurement of expected credit losses for accounts receivable and contract assets arising from revenue transactions accounted for under ASC 606. The update clarifies the application of the current expected credit loss (“CECL”) model to such assets, including the use of practical expedients and considerations in estimating expected credit losses over the contractual term of the asset.

The amendments are effective for annual reporting periods beginning after December 15, 2026, including interim periods within those fiscal years, with early adoption permitted. The Company is currently evaluating the impact of adopting ASU 2025-05 on its consolidated financial statements and related disclosures.

4. REVENUE FROM CONTRACTS WITH CUSTOMERS

Revenue is earned primarily from two sources: 1) direct sales of goods or services and 2) short-term rentals. Direct sales of goods or services are accounted for under Topic 606, and short-term rentals are accounted for under Topic 842 (which addresses lease accounting and was adopted on March 1, 2019).

As disclosed in the revenue recognition section of Note 3 – Accounting Polices, the Company adopted Topic 606 in accordance with the effective date on March 1, 2018. Note 3 includes disclosures regarding the Company’s method of adoption and the impact on the Company’s financial statements. Revenue is recognized on direct sales of goods or services when it transfers promised goods or services to customers in an amount that reflects the consideration the entity expects to be entitled to in exchange for those goods or services.

After adopting Topic 842, also referred to above in Note 3, the Company is accounting for revenue earned from rental activities where an identified asset is transferred to the customer and the customer has the ability to control that asset. The Company recognizes revenue from its device rental activities when persuasive evidence of a contract exists, the performance obligations have been satisfied, the transaction price is fixed or determinable and collection is reasonably assured. Performance obligations associated with device rental transactions are satisfied over the rental period. Rental periods are short-term in nature. Therefore, the Company has elected to apply the practical expedient which eliminates the requirement to disclose information about remaining performance obligations. Payments are due from customers at the completion of the rental, except for customers with negotiated payment terms, generally net 30 days or less, which are invoiced and remain as accounts receivable until collected.

The following table presents revenues from contracts with customers disaggregated by product/service:

	Three Months Ended May 31, 2026	Three Months Ended May 31, 2025
Device rental activities	$1,613,095	$1,627,286
Direct sales of goods and services	218,107	227,551
	$1,831,202	$1,854,837

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ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

5. LEASES

We lease certain warehouses, and office space. Leases with an initial term of 12 months or less are not recorded on the balance sheet; we recognize lease expense for these leases on a straight-line basis over the lease term. For lease agreements entered into or reassessed after the adoption of Topic 842, we did not combine lease and non-lease components.

There is no lease renewal. The depreciable life of assets and leasehold improvements are limited by the expected lease term, unless there is a transfer of title or purchase option reasonably certain of exercise.

Below is a summary of our lease assets and liabilities at May 31, 2026 and February 28, 2026.

Leases	Classification	May 31, 2026	February 28, 2026
Assets
Operating	Operating Lease Assets	$891,922	$931,814
Liabilities
Current
Operating	Current Operating Lease Liability	$239,242	$243,690
Noncurrent
Operating	Noncurrent Operating Lease Liabilities	643,129	676,694
Total lease liabilities		$882,371	$920,384

Note: As most of our leases do not provide an implicit rate, we use our incremental borrowing rate of 10% which for the leases noted above was based on the information available at commencement date in determining the present value of lease payments. We compare against loans we obtain to acquire physical assets and not loans we obtain for financing. The loans we obtain for financing are generally at significantly higher rates and we believe that physical space or vehicle rental agreements are in line with physical asset financing agreements. CAM charges were not included in operating lease expense and were expensed in general and administrative expenses as incurred.

Operating lease cost and rent was $67,372 and $58,219 for the three months ended May 31, 2026 and May 31, 2025, respectively.

6. INVESTMENT

On December 23, 2022 the Company entered into a Simple Agreement for Future Equity (SAFE) contract to invest $50,000 to acquire shares of a company’s capital stock at a discount. On June 3, 2024 the Company acquired a $50,000 convertible note receivable from Nightingale Intelligent Systems, Inc., a private Delaware corporation that provides unmanned aerial vehicles (UAV) for commercial applications. On January 3, 2025 the Company exchanged it’s convertible note receivable for : 1,770,840 Series A preferred shares, 15,000 common shares and 165,000 common share warrants. On February 28, 2025, there was a 10 :1 split. The Company now holds 177,084 Series A preferred shares, 1,500 common shares and 16,500 common share warrants (at a strike price of $0.80/share). The Company values the Nightingale Intelligent Systems, Inc.’s shares and warrants at $50,000 bringing total investments at cost to $100,000 at May 31, 2026 and February 28, 2026.

7. REVENUE EARNING DEVICES

Revenue earning devices consisted of the following:

	May 31, 2026	February 28, 2026
Revenue earning devices	$8,632,012	$8,355,295
Less: Accumulated depreciation	(3,781,667)	(3,257,668)
	$4,850,345	$5,097,627

During the three months ended May 31, 2026, the Company made total additions to revenue earning devices of $276,717 which were transfers from inventory. During the three months ended May 31, 2025, the Company made total additions to revenue earning devices of $895,547 which were transfers from inventory

Depreciation and amortization for the years ended May 31, 2026, and May 31, 2025, are as follows:

Depreciation and Amortization RED	Three Months Ended May 31 2026	Three Months Ended May 31, 2025

Cost of Goods Sold	$513,195	$447,955
Operating expenses	10,804	4,104
Total Depreciation and Amortization RED	$523,999	$452,059

F-52

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

8. FIXED ASSETS

Fixed assets consisted of the following:

	May 31, 2026	February 28, 2026
Automobile	$74,237	$74,237
Demo devices	265,421	265,421
Tooling	122,620	107,020
Machinery and equipment	17,246	17,246
Computer equipment	157,448	157,448
Office equipment	15,312	15,312
Furniture and fixtures	21,225	21,225
Warehouse equipment	38,746	38,746
Leasehold improvements	26,956	26,956
	739,211	723,611
Less: Accumulated depreciation	(562,268)	(540,426)
	$176,943	$183,185

During the three months ending May 31, 2026, the Company made additions of $15,600. During the three months ending May 31, 2025, the Company made additions of $46,071 of which $22,347 were transfers from inventory with remaining additions of $23,724.

Depreciation and amortization for the years ended May 31, 2026, and May 31, 2025, are as follows:

Depreciation and Amortization	Three Months Ended May 31 2026	Three Months Ended May 31, 2025

Fixed assets	$21,842	$30,017
Revenue earning devices	10,804	4,104
Total Depreciation and Amortization included in operating expenses	$32,646	$34,121

9. DEFERRED VARIABLE PAYMENT OBLIGATION

On February 1, 2019 the Company entered into an agreement with an investor whereby the investor would pay up to $900,000 in exchange for a perpetual 9% rate payment (Payments) on the Company’s reported quarterly revenue from operations excluding any gains or losses from financial instruments (Revenues). At February 29, 2020 the investor has advanced the full $900,000.

On May 9, 2019 the Company entered into two similar arrangements with two investors:

(1)	The investor would pay up to $400,000 in exchange for a perpetual 4% rate Payment on the Company’s reported quarterly Revenues. At February 29, 2020, $400,000 has been paid to the Company.

(2)	The investor would pay up to $50,000 in exchange for a perpetual 1.11% rate Payment on the Company’s reported quarterly Revenues. At February 29, 2020, $50,000 has been paid to the Company.

These variable payments (Payments) are to be made 30 days after the end of each fiscal quarter. If the Payments would deplete RAD’s available cash by more than 30%, the Payments may be deferred for up to 12 months after the quarterly report at an interest rate of 6% per annum on the unpaid amount.

In the event that at least 10% of the assets of the Company are sold by the Company, the investors would be entitled to the fair market value (FMV) of all future Payments associated with the assets sold as determined by an independent valuator to be chosen by the investors. The FMV cannot exceed 30% of the total asset disposition price defined as the total price paid for the assets plus all future Payments associated with the assets sold. In the event that the common or preferred shares are sold by the Company to a third party as to effect a change in control, then the investors must be paid the FMV of all future Payments in one lump payment. The FMV cannot exceed 30% of the share disposition price defined as the total price the third party paid for the shares plus the total value of all future Payments.

F-53

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

On November 18, 2019, the Company entered into another similar arrangement with the (February 1, 2019) investor above whereby the investor would advance up to $225,000 in exchange for a perpetual 2.25% rate Payment on the Company’s quarterly Revenues (commencing on quarter ending May 31, 2020). At February 29, 2020, the investor has advanced $109,000 and the investor advanced the $116,000 remainder as of May 2020.

On December 30, 2019, the Company entered into another similar arrangement with a new investor whereby the investor would advance up to $100,000 in exchange for a perpetual 1.00% rate Payment on the Company’s quarterly Revenues (commencing quarter ended November 30, 2020). At February 29, 2020, the investor has advanced $50,000 with the remainder to be advanced no later than June 30, 2020. If the total investor advances turns out to be less than $100,000, this would not constitute a breach of the agreement, rather the 1.00% rate would be adjusted on a pro-rata basis.

On April 22, 2020, the Company entered into another similar arrangement with the (first May 9, 2019) investor above whereby the investor would advance up to $100,000 in exchange for a perpetual 1.00% rate Payment on the Company’s quarterly Revenues. At May 31, 2020, the investor has fully funded this commitment.

On July 1, 2020, the Company entered into a similar agreement with the first investor whereby the investor would pay up to $800,000 in exchange for a perpetual 2.75% rate payment (Payment) on the Company’s reported quarterly revenue. These Payments are to be made 90 days after the fiscal quarter with the first payment being due no later than May 31, 2021. If the Payments would deplete RAD’s available cash by more than 20%, the payment may be deferred. The investor had agreed to pay $100,000 per month over an 8 month period with the first payment due July 2020 and the final payment no later than February 28, 2021. As at August 31, 2020 the investor had fully funded the $800,000 commitment.

On August 27, 2020, the Company and the first investor referred to above consolidated the three separate agreements of February 1, 2019 for $900,000, November 18, 2019 for $225,000 and July 1, 2020 for $800,000 into a new agreement for a total of $1,925,000. This new agreement is for similar terms as the above agreements save for the following: the rate payment is revised to 14.25% payable on revenues commencing the quarter ended August 31, 2020. Upon an event of default that we are unable to cure in the time allotted under the agreements, these Payments may be secured with a priority lien by UCC filing against all of our assets, but is subordinated to equipment financing or leasing agreements on the products the Company leases to its customers.

In summary of all agreements mentioned above if in the event that at least 10% of the assets of the Company are sold by the Company, the investors would be entitled to the fair market value (FMV) of all future Payments associated with the assets sold as determined by an independent valuator to be chosen by the investors. The FMV cannot exceed 43.77% of the total asset disposition price defined as the total price paid for the assets plus all future Payments associated with the assets sold. In the event that the common or preferred shares are sold by the Company to a third party as to effect a change in control, then the investors must be paid the FMV of all future Payments in one lump payment. The FMV cannot exceed 43.77% of the share disposition price defined as the total price the third party paid for the shares plus the total value of all future Payments. As of March 1, 2021 as a result of the amendment with the first investor noted below, this aggregate asset disposition % was reduced from 43.77 % to 33.77%.

The Payments first become payable on June 30, 2019 (unless otherwise indicated) based on the quarterly Revenues for the quarter ended May 31, 2019 and accrue every quarter thereafter. As of May 31, 2026, the Company has accrued $3,459,840 in Payments of which $2,202,545 are in arrears. As of February 28, 2026, the Company has accrued approximately $3,161,727 in Payments, of which $1,901,259 is in arrears. No notices have been received by the Company. The Company has recorded cumulative interest of 6% interest totaling $204,427 commencing this quarter, on the balance in arrears, and will continue to adjust quarterly.

On March 1, 2021, the first investor referred to above whose aggregate investment is $1,925,000 revised his agreements as follows:

1)	The rate payment was reduced from 14.25 % to 9.65%
2)	The asset disposition % (see below) was reduced from 31 % to 21%

F-54

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

In consideration for the above changes, the investor received 40 Series F Convertible Preferred Stock and a warrant to purchase 367 shares of its Series F Convertible Preferred Stock with a five-year term and an exercise price of $1.00. During the three months ended May 31, 2021, the warrant holder exercised warrants to acquire 38 shares of Series F Convertible Preferred Stock. The Company attributed a fair value based on recent transactions for the Series F Preferred stock and warrants of $33,015,214 and recorded a loss on settlement of debt with a corresponding adjustment to paid in capital.

The Company retains total involvement in the generation of cash flows from these revenue streams that form the basis of the payments to be made to the investors under this agreement. Because of this, the Company has determined that the agreements constitute debt agreements. As of May 31, 2026, and February 28, 2026, the long-term balances other than Payments already owed is the cash received of $2,525,000 and $2,525,000, respectively.

For both the three months ended May 31, 2026, and year ended February 28, 2026, the Company has received $0 related to the deferred payment obligation since there were no new agreements during this period. The balance remains $2,525,000 at both May 31, 2026 and February 28, 2026.

10. RELATED PARTY TRANSACTIONS

For both the three months ended May 31, 2026, and May 31, 2025, the Company had repayments of net advances of $129,687 and $0, respectively. At May 31, 2026, the loan payable-related party was $331,946 and $461,633 at February 28, 2026. Included in the balance due to the related party at May 31, 2026, is $255,414 of deferred salary and interest, $157,513 of which bears interest at 12%. As of February 28, 2026, included in the balance due to the related party is $285,638 of deferred salary all of which bears interest at 12%. The accrued interest included in the loan at May 31, 2026, and February 28, 2026, was $84,956, and $79,268, respectively.

During the three months ended May 31, 2026, the Company paid out gross payments to the CEO of $71,105 offset by a bonus accrual of $250,000, which yields a net change of $178,895 relating to deferred compensation for CEO. This was all in accordance with a December 2023 board action allowing for $1 million of annual discretionary compensation as well as a February 28, 2026, board action which provided an additional $1.5 million in compensation. During the three months ended May 31, 2025, the Company paid out gross payments to the CEO of $1,496,687 offset by a bonus accrual of $250,000, which yielded a net change of $1,246,687 relating to deferred compensation for CEO. The balance of deferred compensation for CEO was $1,990,751 and $1,811,856 at May 31, 2026, and February 28, 2026, respectively

For the three months ended May 31, 2026, the Company accrued $0 (three months ended May 31, 2025-$0) of incentive compensation plan payable to the CEO. This will be payable in Series G Preferred Shares, which are redeemable at the Company’s option at $1,000 per share. On May 31, 2026, and February 28, 2026, there was $5,500,000 and $5,500,000 incentive compensation payable.

During the three months ended May 31, 2026, and 2025, the Company was charged $390,130 and $736,875, respectively for fees for research and development from a company partially owned by a principal shareholder. The principal shareholder received no compensation from this partially owned research and development company, and the fees were spent on core development projects. As at May 31, 2026, and February 28, 2026, the balance due to this company was $76,532 and $160,557, respectively.

F-55

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

11. LOANS PAYABLE

Loans payable at May 31, 2026 consisted of the following:

Date	Maturity	Description	Principal	Interest Rate
July 18, 2016	July 18, 2017	Promissory note (1)*	$3,500	22%
December 10, 2020	March 1, 2027	Promissory note (2)	3,921,168	A12%
December 10, 2020	March 1, 2027	Promissory note (3)	2,754,338	A12%
December 14, 2020	March 1, 2027	Promissory note (5)	310,375	12%
December 30, 2020	March 1, 2027	Promissory note (6)	350,000	A 12%
January 1, 2021	March 1, 2027	Promissory note (7)	25,000	12%
January 1, 2021	March 1, 2027	Promissory note (8)	145,000	12%
January 14, 2021	March 1, 2027	Promissory note (9)	237,500	A 12%
February 22, 2021	March 1, 2027	Promissory note (10)	1,650,000	12%
March 1, 2021	March 1, 2027	Promissory note (11)	6,000,000	12%
June 8, 2021	June 8, 2027	Promissory note (12)	2,750,000	12%
September 14, 2021	September 14, 2027	Promissory note (14)	1,650,000	A 12%
July 28, 2022	March 1, 2027	Promissory note (15)	170,000	15%
August 30, 2022	August 30,2027	Promissory note (16)	3,000,000	A 15%
September 7, 2022	March 1, 2027	Promissory note (17)	400,000	15%
September 8, 2022	March 1, 2027	Promissory note (18)	475,000	15%
October 13, 2022	March 1, 2027	Promissory note (19)	350,000	15%
October 28, 2022	October 31, 2026	Promissory note (20)	293,000	A 15%
November 9, 2022	October 31, 2026	Promissory note (20)	400,000	A 15%
November 10, 2022	October 31, 2026	Promissory note (20)	400,000	A 15%
November 15, 2022	October 31, 2026	Promissory note (20)	400,000	A 15%
January 11, 2023	October 31, 2026	Promissory note (20)	400,000	A 15%
February 6, 2023	October 31, 2026	Promissory note (20)	400,000	A 15%
April 5. 2023	October 31, 2026	Promissory note (20)	400,000	A 15%
April 20, 2023	October 31, 2026	Promissory note (20)	400,000	A 15%
May 11, 2023	October 31, 2026	Promissory note (20)	400,000	A 15%
October 27, 2023	October 31, 2026	Promissory note (20)	400,000	A 15%
November 30, 2023	April 30, 2027	Purchase Agreement (21)	203,000	15%
March 8, 2024	August 8, 2027	Purchase Agreement (22)	350,000	15%
July 26, 2025	July 26, 2026	Promissory note (23)	165,000	C 15%
August 7,2025	August 7,2026	Promissory note (24)	245,000	C 15%
August 25, 2025	August 25, 2026	Promissory note (25)	137,500	C 15%
August 25, 2025	May 6, 2026	Future Receivables Purchase and Sale Agreement (26)	—	108%
September 25, 2025	September 25, 2026	Promissory note (27)	550,000	C 15%
October 30. 2025	October 30. 2026	Promissory note (28)	200,000	C 15%
November 6, 2025	November 6, 2026	Promissory note (29)	275,000	C 15%
November 24, 2025	November 24, 2026	Promissory note (30)	450,000	C 15%
December 9, 2025	December 9, 2026	Promissory note (31)	450,000	C 15%
December 17, 2025	September 23, 2026	Business loan (32)	—	65%
December 22, 2025	December 22, 2026	Convertible note (33)	495,000	12%
December 27, 2025	December 27, 2026	Promissory note (34)	275,000	C 15%
January 12, 2026	January 12, 2027	Promissory note (35)	330,000	C 15%
January 27, 2026	January 27, 2027	Promissory note (36)	170,000	C15%
February 2, 2026	February 2, 2027	Promissory note (37)	330,000	C15%
February 19, 2026	February 19, 2027	Convertible note (38)	165,000	12%
February 24, 2026	February 24, 2027	Promissory note (39)	170,000	C15%
March 16, 2026	March 16, 2027	Promissory note (13)	170,000	C15%
March 25, 2026	March 25, 2027	Convertible note (40)	110,000	12%
March 25, 2026	March 25, 2026	Convertible note (41)	—	12%
April 9, 2026	January 15, 2027	Convertible note (42)	257,000	10%
April 13, 2026	April 13, 2027	Future Receivables Purchase and Sale Agreement (43)	641,279	NA
April 20, 2026	April 20, 2027	Convertible note (44)	277,778	12%
May 1, 2026	January 15, 2027	Convertible note (45)	157,000	10%
May 4, 2026	May 4, 2027	Convertible Note (46)	700,000	12%
May 28 2026	May 28 2026	Convertible Note (47)	138,889	12%
May 29, 2026	May 29, 2027	Promissory note (4)	225,000	C15%
			$35,722,327

Less: current portion of loans payable			(27,769,326)
Less: discount on non-current loans payable			-
Non-current loans payable, net of discount			$7,953,001

Current portion of loans payable			$27,769,326
Less: discount on current portion of loans payable			(871,697)
Current portion of loans payable, net of discount			$26,897,629

*	In default
A	On June 15, 2026 the Company and lender entered into a Loan Amendment Agreement whereby it was agreed that simple interest was to be calculated from the loan issuance date through to February 28, 2026 and commencing March 1, 2026 compounded on the respective principal and interest balance at February 28, 2026.
C	Compounding annually
(1)	This note was transferred from convertible notes payable because in August 2022 it was no longer convertible due to restrictions placed on the lender.

F-56

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(2)	This promissory note was issued as part of a debt settlement whereby $2,683,357 in convertible notes and associated accrued interest of $1,237,811 totaling $3,921,168 was exchanged for this promissory note of $3,921,168, and a warrant to purchase 450,000,000 shares at an exercise price of $.002 per share and a three-year maturity having a relative fair value of $990,000. This note is secured by a general security charging all of the Company’s present and after-acquired property. On November 28, 2023, the parties extended the maturity date from December 10, 2023, to March 1, 2025, with all other terms and conditions remaining the same. On April 16, 2025, the parties again extended the maturity date from March 1, 2025, to March 1, 2027, with all other terms and conditions remaining the same. On December 10, 2025 an exchange agreement was made whereby principal and interest of this note may be exchanged for common shares at 90% of the 5 days’ lowest bid of shares. For the three months ending May 31, 2026 the company exchanged $336,000 accrued interest for 14,000,000 common shares at a fair value of $910,700 with a loss on settlement of $574,700.

(3)	This promissory note was issued as part of a debt settlement whereby $1,460,794 in convertible notes and associated accrued interest of $1,593,544 totaling $3,054,338 was exchanged for this promissory note of $3,054,338, and a warrant to purchase 250,000,000 shares at an exercise price of $0.002 per share and a three-year maturity having a relative fair value of $550,000. This note is secured by a general security charging all of the Company’s present and after-acquired property. $300,000 has been repaid during the year ended February 29, 2024. On November 28, 2023, the parties extended the maturity date from December 10, 2023, to March 1, 2025, with all other terms and conditions remaining the same. On April 16, 2025, the parties again extended the maturity date from March 1, 2025, to March 1, 2027, with all other terms and conditions remaining the same. On November 24, 2025, the Company entered into an exchange agreement where the holder can exchange all or part of the principal and interest of the note into common shares at an exchange amount of 90% of the previous 5 day’s lowest bid price. On February 8, 2026, the holder exchanged $192,000 in accrued interest for 8,000,000 common shares at fair value of $320,000 with a loss on settlement of $128,000.

(4)	Original $225,000 note may be pre-payable at any time. The note balance includes an original issue discount of $25,000. Principal and interest due at maturity. Secured by a general security charging all of RAD’s present and after-acquired property. For the three months ended May 31, 2026, the Company recorded amortization expense of $115, with an unamortized discount of $24,885 at May 31, 2026.

(5)	This promissory note was issued as part of a debt settlement whereby $235,000 in convertible notes and associated accrued interest of $75,375 totaling $310,375 was exchanged for this promissory note of $310,375, and a warrant to purchase 25,000,000 shares at an exercise price of $.002 per share and a three-year maturity having a fair value of $182,500. On December 14, 2023, the parties extended the maturity date from December 14, 2023 date to March 1, 2027.

(6)	The note, with an original principal amount of $350,000, may be pre-payable at any time. The note balance includes an original issue discount of $35,000 and was issued with a warrant to purchase 50,000,000 shares at an exercise price of $0.025 per share with a 3-year term and having a relative fair value of $271,250. The discounts are being amortized over the term of the loan. After allocating these charges to debt and equity according to their respective values, a debt discount of $271,250 with a corresponding adjustment to paid in capital for the relative fair value of the warrant. On March 1, 2024, the unamortized relative fair value discount of $65,092 was removed with a corresponding adjustment to accumulated deficit. A $8,399 unamortized discount remained. On November 28, 2023, the parties extended the maturity date from December 10, 2023, to March 1, 2025, with all other terms and conditions remaining the same. On April 16, 2025, the parties again extended the maturity date from March 1, 2025, to March 1, 2027, with all other terms and conditions remaining the same. The loan is fully amortized.

(7)	This promissory note was issued as part of a debt settlement whereby $9,200 in convertible notes and associated accrued interest of $6,944 totaling $16,144 was exchanged for this promissory note of $25,000. This note is secured by a general security charging all of the Company’s present and after-acquired property. On November 28, 2023, the parties extended the maturity date from January 1, 2024, to March 1, 2025, with all other terms and conditions remaining the same. On April 16, 2025, the parties again extended the maturity date from March 1, 2025, to March 1, 2027, with all other terms and conditions remaining the same.

(8)	This promissory note was issued as part of a debt settlement whereby $79,500 in convertible notes and associated accrued interest of $28,925 totaling $108,425 was exchanged for this promissory note of $145,000. This note is secured by a general security charging all of the Company’s present and after-acquired property. On November 28, 2023, the parties extended the maturity date from January 1, 2024, to March 1, 2025, with all other terms and conditions remaining the same. On April 16, 2025, the parties again extended the maturity date from March 1, 2025, to March 1, 2027, with all other terms and conditions remaining the same.

(9)	The note, with an original principal amount of $550,000, may be pre-payable at any time. The note balance includes an original issue discount of $250,000 and was issued with a warrant to purchase 50,000,000 shares at an exercise price of $0.025 per share with a 3-year term and having a relative fair value of $380,174. The discounts are being amortized over the term of the loan. After allocating these charges to debt and equity according to their respective values, a debt discount of $380,174 with a corresponding adjustment to paid in capital. On March 1, 2024, the unamortized relative fair value discount of $80,284 was removed with a corresponding adjustment to accumulated deficit. A $10,559 unamortized discount remained. On November 28, 2023, the parties extended the maturity date from January 14, 2024, to March 1, 2025, with all other terms and Conditions remaining the same. On April 16, 2025, the parties again extended the maturity date from March 1, 2025, to March 1, 2027, with all other terms and conditions remaining the same. The loan is fully amortized. Through an exchange agreement on February 11, 2025, the Company repaid $162,000 in principal st through the issuance of 600,000 common shares. On March 28, 2025 the Company entered into an exchange agreement where the holder can exchange all or part of the principal and interest of the note into common shares at an exchange amount of 90% of the previous 5 day’s lowest VWAP price. On March 5, 2025 the Company repaid $150,500 in loan principal as well as $275,000 in accrued interest (all totaling $425,500) was repaid on March 5, 2025 through the issuance of 1,850,000 common shares at a fair value of $444,000 with a loss on settlement of $18,500.

F-57

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(10)	The note, with an original principal balance of $1,650,000, may be pre-payable at any time. The note balance includes an original issue discount of $150,000 and was issued with a warrant to purchase 100,000,000 shares at an exercise price of $0.135 per share with a 3-year term and having a relative fair value of $1,342,857. The discount and warrant are being amortized over the term of the loan. After allocating these charges to debt and equity according to their respective values, a debt discount of $1,342,857 with a corresponding adjustment to paid in capital for the relative fair value of the warrant. The maturity date was extended from February 22, 2022, to February 22, 2024, on February 28, 2022, in exchange for warrants to purchase 50,000,000 at an exercise price of $.0164 and a 3-year term. These warrants have a fair value of $950,000 recorded as interest expense with a corresponding adjustment to paid in capital recorded in the year ended February 28, 2022. On November 28, 2023, the parties extended the maturity date from February 22, 2024, to March 1, 2025, with all other terms and conditions remaining the same. On March 1, 2024, the unamortized relative fair value discount of $497,614 was removed with a corresponding adjustment to accumulated deficit. A $55,585 unamortized discount remained. On April 16, 2025, the parties again extended the maturity date from March 1, 2025, to March 1, 2027, with all other terms and conditions remaining the same. The loan is fully amortized. On November 24, 2025, the Company entered into an exchange agreement where the holder can exchange all or part of the principal and interest of the note into common shares at an exchange amount of 90% of the previous 5 day’s lowest bid price. For the three months ending May 31, 2026, the Company exchanged $80,000 of accrued interest for 5,000,000 common at a fair value of $100,000 with a loss on settlement of $20,000.

(11)	The unsecured note may be pre-payable at any time. Cash proceeds of $5,400,000 were received. The note balance of $6,000,000 includes an original issue discount of $600,000 and was issued with a warrant to purchase 300,000,000 shares at an exercise price of $0.135 per share with a 3-year term and having a relative fair value of $4,749,005 using Black-Scholes with assumptions described in note 13. The discounts are being amortized over the term of the loan. After allocating these charges to debt and equity according to their respective values, a debt discount of $4,749,005 with a corresponding adjustment to paid in capital for the relative value of the warrant. The maturity was extended from March 1, 2022 to March 1, 2024 on February 28, 2022 in exchange for warrants to purchase 150,000,000 shares of common stock at an exercise price of $.0164 and a 3 year term. These warrants have a fair value of $2,850,000 recorded as interest expense with a corresponding adjustment to paid in capital recorded in the year ended February 28, 2022. This note has been fully amortized. This note was again extended to March 1, 2025. On April 16, 2025, the parties again extended the maturity date from March 1, 2025, to March 1, 2027, with all other terms and conditions remaining the same. On March 28, 2025 the Company entered into an exchange agreement where the holder can exchange all or part of the principal and interest of the note into common shares at an exchange amount of 90% of the previous 5 day’s lowest VWAP price. For the year ended February 28, 2026, the Company has issued 36,500,000 common shares at fair market value of $4,365,500 to repay $3,840,500 in accrued interest with a loss on settlement of debt of $525,000.

(12)	The note, with an original principal balance of $2,750,000, may be pre-payable at any time. The note balance includes an original issue discount of $50,000 and was issued with a warrant to purchase 170,000,000 shares at an exercise price of $0.064 per share with a 3-year term and having a relative fair value of $2,035,033. The discounts are being amortized over the term of the loan. After allocating these charges to debt and equity according to their respective values, a debt discount of $2,035,033 with a corresponding adjustment to paid in capital. The maturity date was extended from June 8, 2022 to June 8, 2024 on February 28, 2022 in exchange for warrants to purchase 85,000,000 at an exercise price of $.0164 and a 3 year term. These warrants have a fair value of $1,615,000 recorded as interest expense with a corresponding adjustment to paid in capital recorded in the year ended February 28, 2022. This note was extended to June 8, 2025. On March 1, 2024, the unamortized relative fair value discount of $33,547 was removed with a corresponding adjustment to accumulated deficit. A $4,121 unamortized discount remained. The loan is fully amortized. On April 16, 2025, the parties again extended the maturity date from June 8, 2025, to June 8, 2027, with all other terms and conditions remaining the same. On November 24, 2025, the Company entered into an exchange agreement where the holder can exchange all or part of price the principal and interest of the note into common shares at an exchange amount of 90% of the previous 5 day’s lowest bid price. For the year ended February 28, 2026 the holder exchanged $1,416,000 in accrued interest for 25,000,000 common shares at a fair value of $1,680,000 with a loss on settlement of $264,000.

(13)	Original $170,000 note may be pre-payable at any time. The note balance includes an original issue discount of $20,000. Principal and interest due at maturity. Secured by a general security charging all of RAD’s present and after-acquired property. For the three months ended May 31, 2026, the Company recorded amortization expense of $3,680, with an unamortized discount of $16,320 at May 31, 2026.

(14)	The note, with an original principal balance of $1,650,000, may be pre-payable at any time. The note balance includes an original issue discount of $150,000 and was issued with a warrant to purchase 250,000,000 shares at an exercise price of $0.037 per share with a 3-year term and having a relative fair value of $1,284,783, The discounts are being amortized over the term of the loan. After allocating these charges to debt and equity according to their respective values, a debt discount of $1,284,783 with a corresponding adjustment to paid in capital. On March 1, 2024, the unamortized relative fair value discount of $572,549 was removed with a corresponding adjustment to accumulated deficit. A $66,846 unamortized discount remained. For the three months ended May 31, 2026, the Company recorded amortization expense of $2,455, with an unamortized discount of $13,870 at May 31, 2026. On April 16, 2025, the parties again extended the maturity date from September 14, 2025, to September 14, 2027, with all other terms and conditions remaining the same. On November 24, 2025, the Company entered into an exchange agreement where the holder can exchange all or part of the principal and interest of the note into common shares at an exchange amount of 90% of the previous 5 day’s lowest bid price.

(15)	Original $170,000 note may be pre-payable at any time. The note balance includes an original issue discount of $20,000. Principal and interest due at maturity. Secured by a general security charging all of RAD’s present and after-acquired property. On November 29, 2023, the parties extended the maturity date from July 28, 2023, to March 1, 2025, with all other terms and conditions remaining the same. This note has been fully amortized. On April 16, 2025, the parties again extended the maturity date from March 1, 2025, to March 1, 2027, with all other terms and conditions remaining the same.

(16)	A warrant holder exchanged 955,000,000 warrants for a promissory note of $3,000,000, bearing interest at 15% with a two year maturity. The fair value of the warrants was determined to be $2,960,500 with a corresponding adjustment to paid-in capital and a debt discount of $39,500 which will be amortized over the term of the loan. Principal and interest due at maturity. On March 1, 2024, the unamortized relative fair value discount of $11,535 was removed with a corresponding adjustment to accumulated deficit. This note has been fully amortized. This note was extended to August 30, 2025. On April 16, 2025, the parties again extended the maturity date from August 30, 2025, to August 30, 2027, with all other terms and conditions remaining the same. On November 24, 2025, the Company entered into an exchange agreement where the holder can exchange all or part of the principal and interest of the note into common shares at an exchange amount of 90% of the previous 5 day’s lowest bid price.

(17)	Original $400,000 note may be pre-payable at any time. The note balance includes an original issue discount of $50,000. Principal and interest due at maturity. Secured by a general security charging all of RAD’s present and after-acquired property. On November 29, 2023, the parties extended the maturity date from September 7, 2023, to March 1, 2025, with all other terms and conditions remaining the same. This note has been fully amortized. On April 16, 2025, the parties again extended the maturity date from March 1, 2025, to March 1, 2027, with all other terms and conditions remaining the same.

F-58

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(18)	Original $475,000 note may be pre-payable at any time. The note balance includes an original issue discount of $75,000. Principal and interest due at maturity. Secured by a general security charging all of RAD’s present and after-acquired property. On November 29, 2023, the parties extended the maturity date from September 8, 2023, to March 1, 2025, with all other terms and conditions remaining the same. This note has been fully amortized. On April 16, 2025, the parties again extended the maturity date from March 1, 2025, to March 1, 2027, with all other terms and conditions remaining the same.

(19)	Original $350,000 note may be pre-payable at any time. The note balance includes an original issue discount of $50,000. Principal and interest due at maturity. Secured by a general security charging all of the Company’s present and after-acquired property. On November 29, 2023, the parties extended the maturity date from October 13, 2023, to March 1, 2025, with all other terms and conditions remaining the same. This note has been fully amortized. On April 16, 2025, the parties again extended the maturity date from March 1, 2025, to March 1, 2027, with all other terms and conditions remaining the same.

(20)	On October 28, 2022, the Company entered into as secured loan agreement with a lender for up to $4,000,000 including an original issue discount of $500,000. In exchange the Company will issue one series F Preferred Share, extended 329 series F warrants with a March 1, 2026 maturity to a new October 31, 2033 maturity, and issue up to 10 tranches with each tranche of $400,000, with cash proceeds of $350,000 an original issue discount of $50,000, October 31, 2026 maturity, and 61 Series F warrants with a October 31, 2033 maturity. Secured by a general security charging all of the Company’s present and after-acquired property. On November 24, 2025, the Company entered into an exchange agreement where the holder can exchange all or part of the principal and interest of this secured loan agreement into common shares at an exchange amount of 90% of the previous 5 day’s lowest bid price. At February 29, 2024 the Company has issued all 10 tranches totaling $ 4,000,000 as follows:

October 28, 2022, $400,000 loan, original issue discount of $50,000, 61 Series F Preferred Share warrants and 1 Series F Preferred Share having a relative fair value of $299,399. On March 1, 2024, the unamortized relative fair value discount of $286,775 was removed with a corresponding adjustment to accumulated deficit. A $47,892 unamortized discount remained. For the three months ended May 31, 2026, the Company recorded amortization expense of $5,243, with an unamortized discount of $9,185 at May 31, 2026.For the three months ending May 31, 2026, the Company exchanged $107,000 of principal and $222,900 of accrued interest totaling $329,900 for 20,000,000 common at a fair value of $442,800 with a loss on settlement of $112,900.

November 9, 2022, $400,000 loan, original issue discount of $50,000, 61 Series F Preferred Share warrants having a relative fair value of $299,750. On March 1, 2024, the unamortized relative fair value discount of $288,513 was removed with a corresponding adjustment to accumulated deficit. A $48,126 unamortized discount remained. For the three months ended May 31, 2026, the Company recorded amortization expense of $5,269, with an unamortized discount of 9,233 at May 31, 2026.

November 10, 2022, $400,000 loan, original issue discount of $50,000, 61 Series F Preferred Share warrants having a relative fair value of $302,020. On March 1, 2024, the unamortized relative fair value discount of $291,694 was removed with a corresponding adjustment to accumulated deficit. A $48,290 unamortized discount remained. For the three months ended May 31, 2026, the Company recorded amortization expense of $5,288, with an unamortized discount of $8,957at May 31, 2026.

November 15, 2022, $400,000 loan, original issue discount of $50,000, 61 Series F Preferred Share warrants having a relative fair value of $299,959. On March 1, 2024, the unamortized relative fair value discount of $287,814 was removed with a corresponding adjustment to accumulated deficit. A $47,976 unamortized discount remained. For the three months ended May 31, 2026, the Company recorded amortization expense of $5,528, with an unamortized discount of $8,927 at May 31, 2026.

January 11, 2023, $400,000 loan, original issue discount of $50,000, 61 Series F Preferred Share warrants having a relative fair value of $299,959. On March 1, 2024, the unamortized relative fair value discount of $286,813 was removed with a corresponding adjustment to accumulated deficit. A $48,124 unamortized discount remained. For the three months ended May 31, 2026, the Company recorded amortization expense of $5,269, with an unamortized discount of $9,233 at May 31, 2026.

February 6, 2023, $400,000 loan, original issue discount of $50,000, 61 Series F Preferred Share warrants having a relative fair value of $299,959. On March 1, 2024, the unamortized relative fair value discount of $288,342 was removed with a corresponding adjustment to accumulated deficit. A $48,294 unamortized discount remained. For the three months ended May 31, 2026, the Company recorded amortization expense of $5,288, with an unamortized discount of $9,268 at May 31, 2026.

F-59

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

April 5, 2023, $400,000 loan, original issue discount of $50,000, 61 Series F Preferred Share warrants having a relative fair value of $296,245. On March 1, 2024, the unamortized relative fair value discount of $286,821 was removed with a corresponding adjustment to accumulated deficit. A $48,409 unamortized discount remained. For the three months ended May 31, 2026, the Company recorded amortization expense of $5,302, with an unamortized discount of $9,293 at May 31, 2026.

April 20, 2023, $400,000 loan, original issue discount of $50,000, 61 Series F Preferred Share warrants having a relative fair value of $302,219. On March 1, 2024, the unamortized relative fair value discount of $294,824 was removed with a corresponding adjustment to accumulated deficit. A $48,777 unamortized discount remained. For the three months ended May 31, 2026, the Company recorded amortization expense of $5,343, with an unamortized discount of $9,368 at May 31, 2026.

May 11, 2023, $400,000 loan, original issue discount of $50,000, 61 Series F Preferred Share warrants having a relative fair value of $348,983. On March 1, 2024, the unamortized relative fair value discount of $348,831 was removed with a corresponding adjustment to accumulated deficit. A $49,978 unamortized discount remained For the three months ended May 31, 2026, the Company recorded amortization expense of $5,480, with an unamortized discount of $9,616 at May 31, 2026.

October 27 2023, $400,000 loan, original issue discount of $50,000, 61 Series F Preferred Share warrants having a relative fair value of $261,759. On March 1, 2024, the unamortized relative fair value discount of $254,487 was removed with six a corresponding adjustment to accumulated deficit. A $48,611 unamortized discount remained. For the three months ended May 31, 2026, the Company recorded amortization expense of $5,325, with an unamortized discount of $9,333 at May 31, 2026.

(21)	On November 30, 2023, the Company entered into an agreement where the lender will pay the Company $350,000 in exchange for thirteen future monthly payments of $36,750 commencing on April 30,2024 through to April 30, 2025 totaling $477,750. The effective interest rate is 35% per annum. Secured by a general security charging all of RAD’s present and after-acquired property. Default rate of 15% per annum calculated daily on any missed monthly payment and after original maturity. The Company has repaid $147,000 and $53,000 in accrued interest in July to account for the missed April through to August 2024 payments in agreement with the lender. The Company have missed the subsequent monthly payments. On April 16, 2025, the parties extended the maturity date from April 30, 2025, to April 30, 2026, with all other terms and conditions remaining the same. On April 30,2026, the parties extended the maturity to April 30, 2027, with the default rate still applicable after April 30, 2025.

(22)	On March 8, 2024, the Company entered into another agreement where the lender will pay the Company $350,000 in exchange for thirteen future monthly payments of $36,750 commencing on August 8, 2024 through to August 8, 2025 totaling $477,750. The effective interest rate is 35% per annum. Secured by a general security charging all of RAD’s present and after- acquired property. Default rate of 15% per annum calculated daily on any missed monthly payment and after original maturity. The August 2024 through to August 2025 payments have not been made and the note was not repaid at original maturity. On August 8, 2025 the parties extended the maturity to August 8, 2027 , with the default rate still applicable after August 8, 2025.

(23)	Original $165,000 note may be pre-payable at any time. The note balance includes an original issue discount of $15,000. Principal and interest due at maturity. Secured by a general security charging all of RAD’s present and after-acquired property. The discount was expensed.

(24)	Original $245,000 note may be pre-payable at any time. The note balance includes an original issue discount of $25,000. Principal and interest due at maturity. Secured by a general security charging all of RAD’s present and after-acquired property. The discount was expensed.

(25)	Original $137,500 note may be pre-payable at any time. The note balance includes an original issue discount of $12,500. Principal and interest due at maturity. Secured by a general security charging all of RAD’s present and after-acquired property. The discount was expensed.

(26)	On August 25, 2025, the Company entered into Future Receivables Purchase and Sale Agreement secured by a general security charging all of RAD’s present and after- acquired property. The Company received net proceeds of $555,671 after fees of $29,329 and a financing fee of $222,300 for total fees of $251,629. The Company must repay $807,300, in weekly payments of 7% of estimated receipts from accounts receivables. The estimated monthly payments will be approximately $99,725. For the year ended May 31, 2026, the Company recorded amortization expense of $59,207, with an unamortized discount of $0 at May 31, 2026. For the year ended February 28, 2026, the Company has repaid $617,348. During the three months ending May 31, 2026 the remaining balance of $ 189,952 was fully repaid.

(27)	Original $550,000 note may be pre-payable at any time. The note balance includes an original issue discount of $50,000. Principal and interest due at maturity. Secured by a general security charging all of RAD’s present and after-acquired property. For the three months ended May 31, 2026, the Company recorded amortization expense of $12,724, with an unamortized discount of $17,288 at May 31, 2026.

(28)	Original $200,000 note may be pre-payable at any time. The note balance includes an original issue discount of $25,000. Principal and interest due at maturity. Secured by a general security charging all of RAD’s present and after-acquired property. For the three months ended May 31, 2026, the Company recorded amortization expense of $6,158, with an unamortized discount of $11,127 at May 31, 2026.

(29)	Original $275,000 note may be pre-payable at any time. The note balance includes an original issue discount of $25,000. Principal and interest due at maturity. Secured by a general security charging all of RAD’s present and after-acquired property. For the three months ended May 31, 2026, the Company recorded amortization expense of $6,189, with an unamortized discount of $11,582 at May 31, 2026.

(30)	Original $450,000 note may be pre-payable at any time. The note balance includes an original issue discount of $50,000. Principal and interest due at maturity. Secured by a general security charging all of RAD’s present and after-acquired property. For the three months ended May 31, 2026, the Company recorded amortization expense of $10,760, with an unamortized discount of $28,536 at May 31, 2026.

F-60

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(31)	Original $450,000 note may be pre-payable at any time. The note balance includes an original issue discount of $50,000. Principal and interest due at maturity. Secured by a general security charging all of RAD’s present and after-acquired property. For the three months ended May 31, 2026, the Company recorded amortization expense of $11,888, with an unamortized discount of $27,702 at May 31, 2026.

(32)	On December 17, 2025, the Company entered into a business loan secured by a general security charging all of RAD’s present and after- acquired property. The Company received net proceeds of $300,000 after fees of $14,000 and a financing fee of $91,060 for total fees of $105,060. The Company must repay $405,060, in 4 weekly payments of $2,276.50 and 36 weekly payments of $10,998.72. The loan is personally guaranteed by the CEO. For the year ended February 28, 2026, the Company recorded amortization expense of $19,478 with an unamortized discount of $85,582 at February 28, 2026. For the three months ended May 31, 2026, the Company has repaid $87,990 with the balance of $241,972 transferred to the April 13, 2026 loan described in footnote (43),thereby fully extinguishing this loan.

(33)	$495,000 convertible note that may be redeemed at a premium at any time. The Company received proceeds of $440,000, with fees of $10,000 and an original issue discount of $45,000. Principal and interest due at maturity. For the three months ended May 31, 2026, the Company recorded amortization expense of $13,062, with an unamortized discount of $32,233 at May 31, 2026. . After 180 days , the note and interest is convertible at a conversion price of 80% of the lowest traded price in the 15 prior trading days.

(34)	Original $275,000 note may be pre-payable at any time. The note balance includes an original issue discount of $25,000. Principal and interest due at maturity. Secured by a general security charging all of RAD’s present and after-acquired property. For the three months ended May 31, 2026, the Company recorded amortization expense of $5,908, with an unamortized discount of $14,970 at May 31, 2026.

(35)	Original $330,000 note may be pre-payable at any time. The note balance includes an original issue discount of $30,000. Principal and interest due at maturity. Secured by a general security charging all of RAD’s present and after-acquired property. For the three months ended May 31, 2026, the Company recorded amortization expense of $7,019, with an unamortized discount of $19,117 at May 31, 2026.

(36)	Original $170,000 note may be pre-payable at any time. The note balance includes an original issue discount of $20,000. Principal and interest due at maturity. Secured by a general security charging all of RAD’s present and after-acquired property. For the three months ended May 31, 2026, the Company recorded amortization expense of $4,594, with an unamortized discount of $13,637 at May 31, 2026.

(37)

Original $330,000 note may be pre-payable at any time. The note balance includes an original issue discount of $30,000. Principal and interest due at maturity. Secured by a general security charging all of RAD’s present and after-acquired property. For the three months ended May 31, 2026, the Company recorded amortization expense of $7,059, with an unamortized discount of $21,078 at May 31, 2026.

(38)	$165,000 convertible note that may be redeemed at a premium at any time. The Company received proceeds of $142,500, with fees of $7,500 and an original issue discount of $15,000. Principal and interest due at maturity. For the three months ended May 31, 2026, the Company recorded amortization expense of $5,167, with an unamortized discount of $16,849 at May 31, 2026. After 180 days , the note and interest is convertible at a conversion price of 80% of the lowest traded price in the 15 prior trading days.

(39)

Original $170,000 note may be pre-payable at any time. The note balance includes an original issue discount of $20,000. Principal and interest due at maturity. Secured by a general security charging all of RAD’s present and after-acquired property. For the three months ended May 31, 2026, the Company recorded amortization expense of $4,555, with an unamortized discount of $15,257 at May 31, 2026.

(40)	$110,000 convertible note that may be redeemed subject to a premium ranging from 110% to 140% if redeemed within the first 180 days of the note. The Company received proceeds of $95,000, with fees of $5,000 and an original issue discount of $10,000. Principal and interest due at maturity. For the three months ended May 31, 2026, the Company recorded amortization expense of $2,429, with an unamortized discount of $12,571 at May 31, 2026. After 180 days, the note and interest is convertible at a conversion price of 80% of the lowest traded price in the 15 prior trading days.

F-61

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(41)	$630,000 convertible note that may be redeemed subject to a premium ranging from 110% to 140% if redeemed within the first 180 days of the note. The Company received proceeds of $595,000, with fees of $5,000 and an original issue discount of $30,000. Principal and interest due at maturity. A refundable commitment fee of 14.1 million common shares was issued, but is returnable if the loan plus accrued interest is paid back by May 5, 2026. The loan was intended as a short term loan with high redemption premiums commencing after 40 days and high conversion discounts after 180 days whereby the note would convert at 20% of the lowest traded price 15 days prior trading to the conversion date. On May 5, 2026, the Company repaid in full, principal and interest of $638,492 and the 14.1 million commitment fee shares will be returned.. For the three months ended May 31, 2026, the Company recorded amortization expense of $35,000, with an unamortized discount of $0 at May 31, 2026.

(42)	$257,000 convertible note that may be redeemed subject to a premium ranging from 120% to 125% if redeemed within the first 180 days of the note. The Company received proceeds of $250,000, with fees of $7,000. Principal and interest due at maturity. For the three months ended May 31, 2026, the Company recorded amortization expense of $7,000, with an unamortized discount of $0 at May 31, 2026. After 180 days, the note and interest is convertible at a conversion price of 65% of the lowest closing traded price in the 10 prior trading days.

(43)	On April 13, 2026, the Company entered into a business loan secured by a general security charging all of RAD’s present and after- acquired property. The Company received net proceeds of $295,028 after fees of $16,500 and a financing fee of $91,060 for total fees of $105,060 and a payback of the $241,972 balance on the December 17, loan described in footnote (32) . The Company must repay $709,500, in 52 weekly payments of $13,644. The loan is personally guaranteed by the CEO. For the three months ended May 31, 2026, the Company recorded amortization expense of $16,587 with an unamortized discount of $155,913 at February 28, 2026. For the three months ended May 31, 2026, the Company has repaid $68,221.

(44)	$277,778 convertible note that may be redeemed anytime with payment of the first year’s accrued interest of $33,333. The Company received proceeds of $245,000, with fees of $5,000 and an original issue discount of $27,778. In addition a commitment fee of 5,000,000 common shares having a fair value of $173,500 was issued and added as a discount. Principal and interest due at maturity. For the three months ended May 31, 2026, the Company recorded amortization expense of $10,072, with an unamortized discount of $196,206 at May 31, 2026. The note and interest is convertible at any time a conversion price of 75% of the lowest closing traded price in the 10 prior trading days.

(45)	$157,000 convertible note that may be redeemed subject to a premium ranging from 120% to 125% if redeemed within the first 180 days of the note. The Company received proceeds of $150,000, with fees of $7,000. Principal and interest due at maturity. For the three months ended May 31, 2026, the Company recorded amortization expense of $7,000, with an unamortized discount of $0 at May 31, 2026. After 180 days, the note and interest is convertible at a conversion price of 65% of the lowest closing traded price in the 10 prior trading days.

(46)	$700,000 convertible note redeemable 90 days after issuance in monthly installments of 10% of the outstanding principal and interest. The Company received proceeds of $615,000, with fees of $15,000 and an original issue discount of $70,000. In addition a commitment fee of 1,250,000 common shares having a fair value of $28,751 was issued and recorded as a discount. Principal and interest due at maturity. For the three months ended May 31, 2026, the Company recorded amortization expense of $7,185, with an unamortized discount of $105,565 at May 31, 2026. After 180 days, the note and interest is convertible at a conversion price of 65% of the lowest traded price in the 10 prior trading days.

(47)	$138,889 convertible note that may be redeemed subject to a premium ranging from 110% to 135% if redeemed within the first 180 days of the note. The Company received proceeds of $119,000, with fees of $6,000 and an original issue discount of $13,889.. Principal and interest due at maturity. For the three months ended May 31, 2026, the Company recorded amortization expense of $762, with an unamortized discount of $19,127 at May 31, 2026. After 180 days, the note and interest is convertible at a conversion price of 65% of the lowest traded price in the 10 prior trading days.

F-62

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

12. STOCKHOLDERS’ EQUITY (DEFICIT)

Summary or Preferred Stock Activity

Series C Convertible, Redeemable Preferred Stock (Temporary Equity)

On February 10, 2025, in connection with a Share Purchase Agreement the Company created a new class of Series C Convertible Redeemable with 1,000 authorized shares.

In exchange for 306 Series C Convertible Redeemable Preferred Shares (“Series C”), the Company received gross proceeds of $306,000 with net proceeds of $278,580 after paying $6,000 in legal fees and $21,420 in broker fees both charged against paid in capital. The Company must redeem the shares at stated capital of 1,200 per share and a 1.095 premium at 180 days after issuance. The Company recorded the 306 outstanding shares at its redemption value of $402,084 at February 28, 2025, with the offsetting adjustment to paid in capital. During the year the Company issued 12% quarterly dividends in 44 Series C shares with a value of $58,100. The Company failed to redeem the Series C shares on the August 9, 2025, redemption date and a penalty of 114 Series C shares with a value of $149,307 was recorded. In August 2025 the Company redeemed 95 Series C shares for $125,000 including a deemed dividend of $29,871. In September 2025 the Company failed to convert a conversion notice of 96 shares. This conversion was withdrawn in December 2025 and a new conversion for 85 Series C shares with a value of $111,690 including a dividend of $84,690 with a corresponding adjustment to paid in capital. In exchange for the converted Series C shares, the Company issued 1,994,464 common shares. In January 2026, the Company failed to convert a conversion notice of 80 shares. On March 19, 2026 the Company entered into an agreement with the investor whereby the parties agreed to reduce the penalty on the September 2025 and January 2026 failed conversion to 133 Series C shares at a value of $175,140 ( The penalty was reduced from 345 Series C shares to 133 Series C shares) . The parties agreed on the Series C share balance at February 28, 2026 to be 417 series C shares. In addition, the parties agreed to issue an additional 222 Series C shares for proceeds of $200,000 and fees of $22,000. These shares have a redemption value of $291,708. Also on March 19, 2026, the parties agreed to convert 165 Series C shares at a value of $216,810 for 13,550,625 common shares. The shareholder also converted 40 shares at a value of $52,560 for 3,285,000 common shares on May 6, 2026, and 93 shares at a value of $122,202 for 7,637,628 common shares on May 12, 2026. During the quarter, a dividend of 13 Series C shares having a value of $ $17,388 were accrued. At May 31, 2026, there were 354 outstanding series C shares with a redemption value of $465,465. Ay February 28, 2026, there were 417 outstanding series C shares with a redemption value of $547,941.

Series F Convertible Preferred Stock

Each holder of Series F Convertible Preferred Shares may, at any time and from time to time convert all, but not less than all, of their shares into a number of fully paid and nonassessable shares of common stock determined by multiplying the number of issued and outstanding shares of common stock of the Company on the date of conversion by three and 45 100ths (3.45) on a pro rata basis.

Summary of Preferred Stock Warrant Activity

	Number of Series F Preferred Warrants	Weighted Average Exercise Price	Weighted Average Remaining Years
Outstanding at February 28, 2026	939	$1.00	7.5
Issued	—	—	—
Exercised	—	—	—
Forfeited and cancelled	—	—	—
Outstanding at May 31, 2026	939	$1.00	7.25

F-63

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Summary of Common Stock Activity

For the three months ended May 31, 2026:

- On March 19, 2026, the Board of Directors and the holder of a majority of the Company’s voting power approved, by written consent, a decrease in the Company’s authorized common shares from 27,500,000,000 to 12,000,000,000. The Certificate of Amendment effecting this decrease was not filed with, or accepted by, the Nevada Secretary of State until July 15, 2026, on which date the decrease became effective. As of May 31, 2026 and continuing through the filing date of the Company’s original Quarterly Report on Form 10-Q for the quarter ended May 31, 2026, the Company’s authorized common shares remained 27,500,000,000.

- On February 5, 2026, the holders of a majority of the voting power of the Company’s outstanding voting securities executed the written consent approving a reverse stock split of the Company’s issued and outstanding Common Stock at a ratio of 1-for-100. This split was deemed effective on March 12, 2026. The common shares have been adjusted to reflect this reverse stock split.

- the Company issued 36,784,492 common shares with gross proceeds of $900,871 and net proceeds of $823,480 after issuance costs of $77,391.

- the Company issued 39,000,000 common shares having a fair value of $1,453,500 to repay $107,000 in loans payable and $638,900 in accrued interest totaling $745,900 with a loss on settlement of debt of $707,600.

-Along with the $630,000 loan of March 25, 2026, a refundable commitment fee of 14,100,000 shares was issued. These shares are refundable if the loan was fully repaid by May 5, 2026, and it was. The shares were recorded at par value of $141 with a corresponding adjustment to paid in capital.

-Along with the $277,778 loan of April 20, 2026, a commitment fee of 5,000,000 common shares having a fair value of $173,500 was issued and recorded as a discount.

-Along with the $700,000 loan of May 4, 2026, a commitment fee of 1,250,000 common shares having a fair value of $28,751 is issuable and recorded as a discount. These shares will be issued shortly after filing this 10Q.

-During the quarter ended March 31, 2026, the Series C Preferred shareholder converted 298 Series C Preferred Shares having a value of $391,572 for 24,473,250 common shares with a deemed dividend of $93,472.

The common shares issued , issuable and outstanding at May 31,2026 and February 28, 2026:

Common shares	May 31, 2026	February 28, 2026
Issued	387,232,589	267,872,804
Issuable	1,250,000	-

Issued, issuable and outstanding	388,482,589	267,872,804

Summary of Common Stock Warrant Activity

For the three months ending May 31, 2026, and May 31, 2025, the Company recorded a total of $60,508 and $80,355 respectively, to stock-based compensation for options and warrants with a corresponding adjustment to additional paid-in capital.

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Years
Outstanding at February 28, 2026	470,000	$0.04	1.44
Issued	—	—	—
Exercised	—	—	—
Forfeited and cancelled	—	—	—
Outstanding at May 31, 2026	470,000	$0.02	1.19

F-64

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Summary of Common Stock Option Activity -Employee Stock Options

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Years
Outstanding at March 1, 2026	1,732,121	$2.00	2.10
Issued	—	—	—
Exercised	—	—	—
Forfeited, extinguished and cancelled	—	$—	—
Outstanding at May 31, 2026	1,732,121	$2.00	1.85

13. COMMITMENTS AND CONTINGENCIES

Litigation

Occasionally, the Company may be involved in claims and legal proceedings arising from the ordinary course of its business. The Company records a provision for a liability when it believes that is both probable that a liability has been incurred, and the amount can be reasonably estimated. If these estimates and assumptions change or prove to be incorrect, it could have a material impact on the Company’s condensed consolidated financial statements. Contingencies are inherently unpredictable, and the assessments of the value can involve a series of complex judgments about future events and can rely heavily on estimates and assumptions.

The related legal costs are expensed as incurred.

Operating Lease

On March 10, 2021, the Company entered into a 10 year lease agreement for a manufacturing facility at 10800 Galaxie Avenue, Ferndale, Michigan, 48220, commencing on May 1, 2021 through to April 30, 2031 with a minimum base rent of $15,880 per month. The base rent increase by 3% per annum commencing May 1, 2024. The Company paid a security deposit of $15,880.

On February 5, 2024, the Company entered into a 3-year lease agreement for a vehicle commencing February 5, 2024 through to February 5, 2027 with a minimum base rent of $1,223 per month. The Company paid a down payment of $9,357.

On March 11, 2025, the Company entered into a 3-year lease agreement for a vehicle commencing March 11, 2025 through to March 11, 2028 with a minimum base rent of $1,286 per month. The Company paid a down payment of $13,188. The Company recorded the right of use asset of $67,372 with a corresponding adjustment to operating lease liability.

The Company’s leases are accounted for as operating leases. Rent expense and operating lease cost are recorded over the lease terms on a straight-line basis. The weighted average discount rate used was 10% and the weighted average remaining lease term at May 31, 2026 was 4.71 years.

Rent expense and operating lease cost was $67,372 and $58,219 for the three months ended May 31, 2026 and May 31, 2025, respectively.

Maturity of Lease Liabilities	Operating Leases
May 31, 2027	$239,243
May 31, 2028	222,427
May 31, 2029	207,558
May 31, 2030	207,558
May 31, 2031	190,261
Total lease payments	1,067,047
Less: Interest	(184,676)
Present value of lease liabilities	$882,371

14. EARNINGS (LOSS) PER SHARE

The net income (loss) per common share amounts were determined as follows:

	For the Three Months Ended
	May 31, 2026	May 31, 2025
Numerator:
Net loss available to common shareholders	$(5,715,838)	$(4,594,018)

Effect of common stock equivalents
Less: dividends to C preferred shareholders	(110,860)	(12,073)
Net loss adjusted for common stock equivalents	(5,826,698)	(4,606,091)

Denominator:
Weighted average shares – basic	325,956,059	155,176,712

Net loss per share – basic	$(0.02)	$(0.03)

Denominator:
Weighted average shares – diluted	325,956,059	155,176,712

Net loss per share – diluted	$(0.02)	$(0.03)

F-65

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The anti-dilutive shares of common stock equivalents for the three months ended May 31, 2026 and 2025 were as follows:

	For the Three Months Ended
	May 31, 2026	May 31, 2025
Convertible or exchangeable debt	3,173,350,733	-
Convertible Series F Preferred Shares	1,340,264,933	586,412,155
Convertible Redeemable Series C Preferred Shares	30,948,471	2,958,264
Stock options and warrants	2,202,121	2,261,775
Total	4,546,766,258	591,632,194

15. SUBSEQUENT EVENTS

Subsequent to May 31, 2026 through to filing date,

—	the Company issued 32,797,611 common shares pursuant to a share purchase agreement for gross proceeds of $290,783, issuance costs of $14,397 and net proceeds of $276,386.

—	The Company issued 12,000,000 shares to a lender to settle $89,700 in principal pursuant to exchange agreements with the lender.

—	on June 3, 2026, the Company issued a convertible, redeemable note to a lender for $230,000 with cash proceeds of $200,000 an original issue discount of $23,000 and $7,000 for fees. The loan bears interest at 6%, the note is redeemable by the Company at any time subject to a premium ranging from 105% to 140% if redeemed within the first 180 days of the note. The note matures on June 3, 2027, and converts after 180 days at 65% of the lowest trading price 20 trading days prior to the conversion date, including the conversion date.

—	on June 9, 2026, the Company issued a convertible, redeemable note to a lender for $55,000 with cash proceeds of $47,500, an original issue discount of $5,000, and $2,500 for fees. The loan bears interest at 10%, the note is redeemable by the Company at any time subject to a premium of one years interest of $5,500. The note matures on June 9, 2027, and converts any time at 65% of the lowest trading price 10 trading days prior to the conversion date.

—

on June 9, 2026, the Company issued a convertible, redeemable note to a lender for $110,000 with cash proceeds of $95,000, an original issue discount of $10,000, and $5,000 for fees. The loan bears interest at 10%, the note is redeemable by the Company at any time subject to a premium of one years interest of $11,000. The note matures on June 9, 2027, and converts any time at 65% of the lowest trading price 10 trading days prior to the conversion date.

—	on June 15, 2026, the Company issued a convertible, redeemable note to a lender for $165,000 with cash proceeds of $142,800, an original issue discount of $15,000, and $7,200 for fees. The loan bears interest at 10%, the note is redeemable by the Company at any time subject to a premium ranging from 115% to 125% if redeemed within the first 180 days of the note. The note matures on June 15, 2027, and converts any time at 65% of the lowest closing bid price 20 trading days prior to the conversion date. The loan is repayable as follows : on December 15, 2026 a payment of $90,750 with 5 monthly payments of $15,125 commencing Jan 15, 2027 through to May 15, 2027 with the remaining $9,625 balance payable June 15, 2027.

—	on June 23 , 2026 the Company entered into an Equity Financing Agreement whereby an investor shall invest up to $10,000,000 over the course of thirty-six (36) month at a purchase price of eighty-five percent (85%) of the average of the three lowest bid trade price in the 10 day preceding period. The Company may also issue an accelerated put at a purchase price of 85% of the three closing bid prices 10 days following the put date subject to a floor price equal to the greater of: (A) seventy-five percent (75%) of the Closing Bid Price of the Common Stock on the applicable Put Date; or (B) any higher minimum price per share specified by the Company in the applicable Accelerated Put Notice. A commitment fee of five million common shares of the Company’s Common Stock shall be issued in two equal tranches: (i) first tranche of Two Million and Five Hundred Thousand common shares upon S-1 effectiveness; and the remaining (ii) second tranche of Two Million and Five Hundred Thousand common shares, issued ninety days later. In conjunction with the above agreement, the Company entered into a Registration Rights Agreement as well.

—	on June 26, 2026, the Company issued a convertible, redeemable note to a lender for $157,000 with cash proceeds of $150,000 and $7,000 for fees. The loan bears interest at 10%, the note is redeemable by the Company at any time subject to a premium ranging from 120% to 125% if redeemed within the first 180 days of the note. The note matures on March 30, 2027, and converts after 180 days at 65% of the average of the three lowest trading prices, 10 trading days prior to the conversion date.

—	on July 9, 2026, the Company issued a promissory note to a lender for $165,000 with cash proceeds of $150,000 and an original issue discount of $15,000 for fees. The note matures in one year and bears interest at 15%, per annum ,compounding annually. The note is secured by the assets of the Company.

F-66

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the registration of the securities being registered hereby. All amounts are estimates other than the SEC registration fee.

SEC registration fee	$1,503,22
Accounting fees and expenses	$10,000.00
Legal fees and expenses	$5,000
Printing and EDGAR fees	$2,500.00
Total	$19,003.22

Item 14. Indemnification of Directors and Officers

We are a Nevada corporation. Nevada law and our Articles of Incorporation and Bylaws provide for indemnification of our directors and officers to the fullest extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Bylaws - Limitation of Liability and Indemnification of Directors and Officers

We are incorporated under the laws of the State of Nevada. Our bylaws address the personal liability of our directors and our obligation to indemnify our directors, officers, and employees, in each case to the fullest extent allowed by the Nevada Revised Statutes (the “NRS”).

Our bylaws eliminate the personal liability of our directors to us and our stockholders for money damages for breach of their fiduciary duties as directors, to the fullest extent the NRS permits.

Our bylaws also require us to indemnify our directors, officers, and employees against expenses, judgments, fines, settlement payments, and other losses (including attorneys’ fees) they reasonably incur in connection with any threatened, pending, or completed legal proceeding — whether civil, criminal, administrative, or investigative — that arises because they serve or served in those roles, or served another entity at our request. This protection continues after a person leaves their position and extends to their heirs and estate.

A person is entitled to indemnification only if he or she acted in good faith and in a manner reasonably believed to be in, or not opposed to, our best interests, and, in a criminal matter, had no reasonable cause to believe the conduct was unlawful. We generally will not indemnify a person in a case brought by us, or on our behalf, in which the person is found liable to us, unless a court decides that indemnification is nonetheless fair and reasonable. If a person starts a proceeding themselves, we will indemnify them only if our board authorized or ratified that proceeding.

We are also required to advance the expenses a director or officer incurs in defending a proceeding before it is finally resolved. If the NRS requires, we will do so only after the person agrees in writing to repay the advanced amounts if it is ultimately determined that they were not entitled to be indemnified.

If we do not pay a valid indemnification claim within 60 days (or an expense-advancement claim within 20 days), the person may sue us to recover the unpaid amount and, if they succeed, to recover the cost of bringing that suit. In such a suit, we bear the burden of proving the person is not entitled to indemnification or advancement.

The rights described above are contract rights and are not exclusive of any other rights a person may have under any statute, our articles of incorporation, any agreement, a vote of stockholders, or otherwise. Any future change to these bylaw provisions will apply only going forward and will not reduce the protections tied to events that occurred before the change.

We will not indemnify a person for amounts paid to settle a claim without our written consent (which we will not unreasonably withhold), or for a judgment where we were not given a reasonable, timely opportunity to participate in the defense at our own expense. If we make an indemnification payment, we take over the person’s rights to recover from others to the extent of that payment.

We are permitted, but not required, to indemnify our other employees and agents on similar terms, as authorized by our board. We may also purchase and maintain directors’ and officers’ liability insurance covering these individuals, whether or not we would have the power to indemnify them under the NRS for the same matters.

We believe these provisions and any related insurance are necessary to attract and retain qualified directors and officers.

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Nevada Revised Statutes

Section 78.7502 of the NRS permits a Nevada corporation to indemnify any person who is or was a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding — whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation — by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation’s request in such a capacity for another corporation, partnership, joint venture, trust or other enterprise. Indemnification may extend to expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person failed to meet the applicable standard of conduct.

In the case of an action or suit brought by or in the right of the corporation to procure a judgment in its favor, Section 78.7502 permits indemnification for expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred in connection with the defense or settlement of the action or suit, under the same good-faith standard. Indemnification may not be made, however, for any claim, issue or matter as to which the person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought, or another court of competent jurisdiction, determines that in view of all the circumstances the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Any discretionary indemnification under Section 78.7502, unless ordered by a court or advanced as described below, may be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper under the circumstances because the person has met the applicable standard of conduct. That determination must be made by our stockholders; by our board of directors, by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; or, if such a quorum so orders or a quorum of such directors cannot be obtained, by independent legal counsel in a written opinion.

Section 78.751 of the NRS requires a corporation to indemnify a director, officer, employee or agent, against expenses actually and reasonably incurred (including attorneys’ fees), to the extent that the person has been successful on the merits or otherwise in defense of any action, suit or proceeding described above — including, without limitation, an action by or in the right of the corporation — or in defense of any claim, issue or matter in the proceeding.

Section 78.751 further provides that, unless otherwise restricted by the articles of incorporation, the bylaws or an agreement made by the corporation, the corporation may pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as those expenses are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to be indemnified by the corporation. The articles of incorporation, the bylaws or such an agreement may require the corporation to advance those expenses upon receipt of such an undertaking.

Indemnification and advancement of expenses under Section 78.751 and Section 78.7502 do not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation, any bylaw, an agreement, a vote of stockholders or disinterested directors, or otherwise. Indemnification — unless ordered by a court or made as an advancement of expenses — may not, however, be made to or on behalf of any director or officer who is finally adjudged by a court of competent jurisdiction, after exhaustion of any appeals, to be liable for intentional misconduct, fraud or a knowing violation of law where that misconduct, fraud or violation was material to the cause of action. In addition, a right to indemnification or to advancement of expenses arising under a provision of the articles of incorporation or the bylaws is not eliminated or impaired by an amendment to that provision after the occurrence of the act or omission that is the subject of the proceeding for which indemnification or advancement is sought, unless the provision in effect at the time of the act or omission expressly authorized such elimination or impairment.

Section 78.752 of the NRS permits a corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or who is or was serving at the corporation’s request in such a capacity for another entity, for any liability asserted against the person and any liability and expenses incurred by the person in that capacity or arising out of the person’s status as such, whether or not the corporation would have the authority to indemnify the person against such liability and expenses under the NRS. The other financial arrangements permitted by Section 78.752 include the creation of a trust fund, the establishment of a program of self-insurance, the securing of the corporation’s obligation of indemnification by granting a security interest or other lien on any of its assets, and the establishment of a letter of credit, guaranty or surety. In the absence of fraud, the decision of the board of directors as to the propriety of such an arrangement and the terms and conditions of the insurance or other financial arrangement is conclusive, and the arrangement is not void or voidable and does not subject any approving director to personal liability, even if the director is a beneficiary of the arrangement.

Our Articles of Incorporation and Bylaws provide for the indemnification of, and the advancement of expenses to, our directors and officers to the fullest extent permitted by the NRS, consistent with the statutory provisions summarized above.

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Item 15. Recent Sales of Unregistered Securities

The Commitment Shares and the Put Shares to be issued to Trillium under the Purchase Agreement are or will be issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D thereunder, based on Trillium’s representations that it is an accredited investor and is acquiring the securities for its own account, and the absence of any general solicitation.

The unregistered sales of equity securities during the past three years consist of the following:

Date	Transaction	Consideration	Shares Issued
February 28, 2023(1)	Number of shares outstanding February 28, 2023		58,366,416
June 2, 2023	Common stock issued for services*	$200,000 in debt exchanged for common shares	21,000
July 24, 2023	Common stock issued for services*	$200,000 in debt exchanged for common shares	100,000
July 24, 2023	Common stock issued for services*	$162,000 in debt exchanged for common shares	65,000
March 1, 2023-February 29, 2024	Other registered sales	Various prices	33,835,094
	Number of shares outstanding February 29, 2024		92,387,510

Date	Transaction	Consideration	Shares Issued
April 29,2024	Series B share issuance*	Issuance of 320 Series B Convertible Preferred including 20 Series B share commitment fee for cash proceeds of $278,000	_
August 8, 2024	Debt exchange*	$200,000 in debt exchanged for common shares	571,429
December 16, 2024	Debt exchange*	$200,000 in debt exchanged for common shares	769,230
February 11, 2025	Series C share issuance*	Issuance of 306 Series C Convertible Preferred for cash proceeds of $278,580
February 11, 2025	Debt exchange*	$162,000 in debt exchanged for common shares	600,000
March 1, 2024-February 28, 2025	Other registered sales	Various prices	49,796,369
	Number of shares outstanding February 28, 2025		144,124,538

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Date	Transaction	Consideration	Shares Issued
March 5, 2025	Debt exchange*	$150,500 in debt and $275,000 in accrued interest for a total Of $425,500 exchanged for common shares at a fair value of $444,000 for a loss on settlement of debt of $18,500	1,850,000
April 21, 2025	Debt exchange*	$475,000 in accrued interest exchanged for common shares at a fair value of $450,000 for a gain on settlement of debt of $25,000	2,500,000
May 15, 2025	Debt exchange*	$350,000 in accrued interest exchanged for common shares at a fair value of $350,000	2,500,000
June 9, 2025	Debt exchange*	$300,000 in accrued interest exchanged for common shares at a fair value of $350,000 for a loss on settlement of debt of $50,000	2,500,000
June 25, 2025	Debt exchange*	$275,000 in accrued interest exchanged for common shares at a fair value of $300,000 for a loss on settlement of debt of $25,000	2,500,000
July 24, 2025	Debt exchange*	$315,000 in accrued interest exchanged for common shares at a fair value of $350,000 for a loss on settlement of debt of $35,000	3,500,000
August 7, 2025	Debt exchange*	$360,000 in accrued interest exchanged for common shares at a fair value of $400,000 for a loss on settlement of debt of $40,000	4,000,000
August 7, 2025	Series C shares issuance *	114 Penalty shares having a redemption value of $149,307 for failure to redeem Series C shares	—
September 17, 2025	Debt exchange*	$280,000 in accrued interest exchanged for common shares at a fair value of $480,000 for a loss on settlement of debt of $200,000	4,000,000
October 1, 2025	Debt exchange*	$280,000 in accrued interest exchanged for common shares at a fair value of $360,000 for a loss on settlement of debt of $80,000	4,000,000
October 21, 2025	Debt exchange*	$140,000 in accrued interest exchanged for common shares at a fair value of $180,000 for a loss on settlement of debt of $40,000	2,000,000
November 3, 2025	Debt exchange*	$280,000 in accrued interest exchanged for common shares at a fair value of $320,000 for a loss on settlement of debt of $40,000	4,000,000
November 14, 2025	Debt exchange*	$350,000 in accrued interest exchanged for common shares at a fair value of $400,000 for a loss on settlement of debt of $50,000	5,000,000
December 2, 2025	Conversion of Series C Preferred Shares*	Conversion of 85 Series C shares for fair value of $111,690	1,994,464
December 2, 2025	Debt exchange*	$378,000 in accrued interest exchanged for common shares at a fair value of $480,000 for a loss on settlement of debt of $102,000	6,000,000
December 4, 2025	Series C shares issuance *	133 Series C s adjusted penalty shares having a redemption value of $175,140 for failure to convert	—
December 12, 2025	Debt exchange*	$378,000 in accrued interest exchanged for common shares at a fair value of $420,000 for a loss on settlement of debt of $42,000	6,000,000
December 22, 2025	Convertible debt issuance*	$495,000 Convertible note that converts after 180 days at 80% of the lowest traded price 15 prior trading days	—
5-Jan-26	Debt exchange*	$324,000 in accrued interest exchanged for common shares at a fair value of $360,000 for a loss on settlement of debt of $36,000	6,000,000
18-Jan-26	Debt exchange*	$336,000 in accrued interest exchanged for common shares at a fair value of $420,000 for a loss on settlement of debt of $84,000	7,000,000
8-Feb-26	Debt exchange*	$192,000 in accrued interest exchanged for common shares at a fair value of $320,000 for a loss on settlement of debt of $128,000	8,000,000
19-Feb-26	Convertible debt issuance*	$165,000 Convertible note that converts after 180 days at 80% of the lowest traded price 15 prior trading days	—
March 1, 2025-February 28, 2026	Other registered sales	Various prices	50,403,802
	Number of shares outstanding February 28, 2026		267,872,804

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Date	Transaction	Consideration	Shares Issued
March 9, 2026	Debt exchange*	$224,000 in accrued interest exchanged for common shares at a fair value of $280,000 for a loss on settlement of debt of $56,000	7,000,000
March 12, 2026	Common share issuance	Rounding shares on reverse split	43

March 19,2026	Series C share issuance*	Issuance of 222 Series C Convertible Preferred including 22 Series C share Commitment fee for proceeds of $200,000	—
March 19,2026	Conversion of Series C Preferred Shares*	Conversion of 165 Series C shares for fair value of $216,810	13,550,625
March 20,2026	Debt exchange*	$112,000 in accrued interest exchanged for common shares at a fair value of $630,700 for a loss on settlement of debt of $518,700	7,000,000
March 25,2026	Convertible debt issuance*	$110,000 Convertible note that converts after 180 days at 80% of the lowest traded price 15 prior trading days	—
March 25, 2026	Convertible debt issuance*	$630,000 Convertible note that converts after 180 days with penalty at 20% of the lowest traded price 15 prior trading days. This loan was repaid May 5, 2026.	—
March 25, 2026	Common share issuance*	Commitment fee returnable to the Company as $630,00 debt was repaid on May 5, 2025	14,100,000
April 9, 2026	Convertible debt issuance*	$257,000 Convertible note that converts after 180 days at 65% of the average of the three lowest traded prices 10 prior trading days	—
April 20, 2026	Convertible debt issuance*	$277,778 Convertible note that converts at 75% of the lowest traded prices 10 prior trading days	—
April 20, 2026	Common share issuance*	Commitment fee on April 20 ,2026 convertible note	5,000,000
May 1, 2026	Convertible debt issuance*	$257,000 Convertible note that converts after 180 days at 65% of the average of the three lowest traded prices 10 prior trading days	—
February 11, 2025	Series C share issuance*	Issuance of 306 Series C Convertible Preferred for cash proceeds of $278,580
April 27, 2026	Debt exchange*	$185,600 in accrued interest exchanged for common shares at a fair value of $220,800 for a loss on settlement of debt of $35,200	8,000,000
May 4, 2026	Convertible debt issuance*	$700,000 Convertible note that converts at 65% of the lowest closing bid prices 10 prior trading days	—
May 4, 2026	Common share issuance*	Commitment fee issuable on May 4 ,2026 convertible note(2)	1,250,000
May 5, 2026	Debt exchange*	$80,000 in accrued interest exchanged for common shares at a fair value of $100,000 for a loss on settlement of debt of $20,000	5,000,000
May 6, 2026	Conversion of Series C Preferred Shares*	Conversion of 40 Series C shares for fair value of $52,560	3,285,000
May 12, 2026	Conversion of Series C Preferred Shares*	Conversion of 93 Series C shares for fair value of $122,202	7,637,625
May 27, 2026	Debt exchange*	$144,300 in principal and accrued interest exchanged for common shares at a fair value of $222,000 for a loss on settlement of debt of $77,700	12,000,000
May 29, 2026	Convertible debt issuance*	$138,889 Convertible note that converts at 65% of the lowest traded prices 10 prior trading days	—
March 1, 2026-May 31, 2026	Other registered sales	Various prices	36,786,492
	Number of shares outstanding May 31, 2026 2026(2)		388,482,589

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Date	Transaction	Consideration	Shares Issued
June 3, 2026	Convertible debt issuance*	$230,000 Convertible note that converts after 180 days at 65% of the lowest traded prices 20 prior trading days	—
June 9, 2026	Convertible debt issuance*	$55,000 Convertible note that converts at 65% of the lowest traded prices 10 prior trading days	—
June 9, 2026		$110,000 Convertible note that converts at 65% of the lowest traded prices 10 prior trading days	—
June 12, 2026	Debt exchange*	$89,700 in principal exchanged for common shares at a fair value of $138,000 for a loss on settlement of debt of $48,300	12,000,000
June 15, 2026	Convertible debt issuance*	$165,000 Convertible note that converts at 65% of the lowest traded prices 20 prior trading days	—
June 26, 2026	Convertible debt issuance*	$230,000 Convertible note that converts after 180 days at 65% of the lowest traded prices 10 prior trading days	—
July 8, 206	Conversion of convertible note and interest	Conversion of $10,000 in principal and $600 in interest	1,441,576
July 13,2026	Cancellation	Cancellation of march 25, 2026 issuance due to repayment of loan	(14,100,000)
May 1-July 8, 2026	Other registered sales	Various prices	32,797,611
	Number of shares outstanding July 15, 2026(2)		420,621,776

* Sold under rule 144

(1) At February 28, 2023 there were 12,100,000 issuable shares

(2) At May 31, 2026 and July 14, 2026 there were 1,250,000 issuable shares.

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Item 16. Exhibits

Exhibit No.	Description
3.1	Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Transition Report on Form 10-KT filed with the SEC on March 12, 2018)
3.2	Bylaws, as amended (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-3 filed with the SEC on September 2, 2021)
3.3	Certificate of Designation of Series B Convertible, Redeemable Preferred Stock, filed with the Nevada Secretary of State on or about April 27, 2024 in connection with the Company’s Securities Purchase Agreement with GHS Investments, LLC (filed herewith).*
3.4	Certificate of Designation of Series C Convertible, Redeemable Preferred Stock, filed with the Nevada Secretary of State on or about February 10, 2025 (filed herewith).*
4.1	Form of Common Stock Certificate*
4.3	Amendment to Certificate of Designation of Series E Convertible Preferred Stock (previously filed as Exhibit 3.5 to Registrant’s Transition Report on Form-KT filed on 3/12/18 and incorporated by reference)
4.4	Certificate of Designation of Series F Convertible Preferred Stock (previously filed as Exhibit 3.4 to the Registrant’s Transition Report on Form 10-KT filed on 3/12/2018 and incorporated by reference)
4.5	Amendment Number 2 to Certificate of Series F Convertible Preferred Stock (previously filed as Exhibit 10.1 of Registrant’s Form 8-K filed on 8/24/2021 and incorporated by reference
4.6	Certificate of Designation of Series G Preferred Stock (previously filed as Exhibit 3.4 to the Registrant’s Transition report on Form 10-KT on 3/12/2018 and incorporated by reference
5.1	Opinion of Frederick M. Lehrer, P. A. as to the legality of the securities*
10.1	Equity Purchase Agreement, dated June 23, 2026, between the Company and Trillium Partners LP*
10.2	Registration Rights Agreement, dated June 23, 2026, between the Company and Trillium Partners LP*
10.3	Lease Agreement, dated March 10, 2021, between the Company and the landlord of 10800 Galaxie Avenue, Ferndale, Michigan (filed herewith).*
21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 filed on January 20, 2023 with the SEC on Form 10-Q for the period ending November 30, 2025,
23.1	Consent of Independent Registered Public Accounting Firm*
23.2	Consent of Frederick M. Lehrer, P. A. (included in Exhibit 5.1)*
24.1	Power of Attorney (included on the signature page of this Registration Statement)
101	Inline XBRL Instance Document and related taxonomy extension files (Instance, Schema, Calculation, Definition, Label and Presentation Linkbases)*
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)*
107	Filing Fee Table*

* Filed herewith.

† Management contract or compensatory plan or arrangement.

Item 17. Undertakings

The undersigned registrant hereby undertakes the undertakings required by Item 512 of Regulation S-K applicable to a registration statement on Form S-1, including the Rule 415 undertakings and the undertaking regarding indemnification of directors and officers.

Item 17. Undertakings

The undersigned registrant hereby undertakes as follows:

(a) Rule 415 Offering — include only if securities are registered pursuant to Rule 415.

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

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Provided, however, That paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

[Add (a)(4) only if the registrant is a foreign private issuer; add (a)(5) and (a)(6) if relying on Rule 430B or Rule 430C for undertakings regarding the timing/liability of filed prospectuses and primary-offering seller status. These are omitted here as situational — pull the verbatim text of (a)(4)–(a)(7) from 17 CFR 229.512 if your structure triggers them.]

(b) Filings incorporating subsequent Exchange Act documents by reference — include if the registration statement forward-incorporates Exchange Act filings by reference (available to certain S-1 filers).

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Request for acceleration of effective date — include if acceleration of effectiveness is requested under Rule 461 (virtually always the case for a Form S-1). This is the indemnification undertaking you referenced.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ferndale, State of Michigan, on July 16, 2026.

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

By:	/s/ Steve Reinharz
	Steve Reinharz		July 16, 2026
Chief Executive Officer (Principal Executive Officer)

	/s/ Anthony Brenz	Chief Financial Officer	July 16, 2026
Anthony Brenz

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